AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON May 8, 2007

REGISTRATION NO. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ___________ INCENTRA SOLUTIONS, INC. (Exact Name of Registrant as Specified in Its Charter)

Nevada	7371	86-0793960
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

     1140 PEARL STREET
BOULDER, COLORADO 80302
(303) 449-8279
(Address and Telephone Number of Principal Executive Offices)

THOMAS P. SWEENEY III, CHIEF EXECUTIVE OFFICER
INCENTRA SOLUTIONS, INC.
1140 PEARL STREET
BOULDER, COLORADO 80302
(303)
(Name, address and telephone number of agent for service)

 COPIES TO:
Eric M. Hellige, Esq.
Pryor Cashman Sherman & Flynn LLP
410 Park Avenue
New York, New York 10022-4441
Telephone: (212) 421-4100
Facsimile: (212) 326-0806

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [x]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

		PROPOSED
		MAXIMUM	PROPOSED
		AGGREGATE	MAXIMUM
TITLE OF EACH CLASS OF	AMOUNT TO	OFFERING	AGGREGATE	AMOUNT OF
SECURITIES TO BE	BE	PRICE PER	OFFERING	REGISTRATION
REGISTERED	REGISTERED	SHARE(1)	PRICE(1)	FEE
Common Stock, $.001 par value	60,000	$0.98	$58,800	$1.81
Common Stock, $.001 par value (2)	1,919,397	$0.98	$1,881,009	$57.75
Common Stock, $.001 par value (3)	3,109,336	$0.98	$3,047,129	$93.55
Total Registration Fee				$153.11

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the average of the high and low prices on the OTC Bulletin Board on May 7, 2007.

(2)	The shares of common stock being registered hereunder are being registered for resale by certain selling stockholders named in the prospectus following conversion of interest on and/or principal of convertible notes held by such selling stockholders or our payment of the interest on and/or principal of such convertible notes with shares of our common stock. In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	The shares of common stock being registered hereunder are being registered for resale by certain selling stockholders named in the prospectus upon exercise of outstanding warrants and options. In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

     The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 8, 2007

PROSPECTUS

5,088,733 SHARES

INCENTRA SOLUTIONS, INC.

COMMON STOCK

     This prospectus relates to the resale of up to 5,088,733 shares of our common stock, of which (i) 1,919,397 shares of common stock are issuable to certain selling stockholders identified in this prospectus upon the conversion of secured and unsecured convertible promissory notes and interest thereon; (ii) 1,071,428 shares of common stock are issuable upon exercise of an option held by a certain selling stockholder identified in this prospectus; (iii) 2,037,908 shares of common stock are issuable upon exercise of warrants held by certain selling stockholders identified in this prospectus; and (iv) 60,000 shares of our common stock are issued and outstanding and owned of record by a certain selling stockholder identified in this prospectus. All of the shares, when sold, will be sold by the selling stockholders. The selling stockholders may sell their shares of common stock from time to time at prevailing market prices. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

     Our common stock is traded in the over-the-counter market and prices are reported on the OTC Bulletin Board under the symbol "ICNS."

SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR RISKS OF AN INVESTMENT IN THE SECURITIES OFFERED BY THIS PROSPECTUS, WHICH YOU SHOULD CONSIDER BEFORE YOU PURCHASE ANY SHARES.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 8, 2007

     We have not registered the sale of the shares under the securities laws of any state. Brokers or dealers effecting transactions in the shares of common stock offered hereby should confirm that the shares have been registered under the securities laws of the state or states in which sales of the shares occur as of the time of such sales, or that there is an available exemption from the registration requirements of the securities laws of such states.

     This prospectus is not an offer to sell any securities other than the shares of common stock offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

     We have not authorized anyone, including any salesperson or broker, to give oral or written information about this offering, Incentra Solutions, Inc., or the shares of common stock offered hereby that is different from the information included in this prospectus. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of this prospectus or any supplement to it.

TABLE OF CONTENTS

Prospectus Summary	2
Risk Factors	5
Special Note Regarding Forward-Looking Statements	15
Use of Proceeds	15
Executive Compensation	15
Description of Securities	25
Principal Stockholders	29
Market for Common Equity and Related Stockholder Matters	31
Securities Authorized for Issuance Under Equity Compensation Plans	33
Selected Financial Data	33
Financial Statements and Supplementary Financial Information	36
Management's Discussion and Analysis of Financial Condition and Results of Operation	37
Quantitative and Qualitative Disclosures About Market Risk	50
The Laurus Transactions	50
Selling Stockholders	51
Plan of Distribution	53
Legal Matters	54
Experts	54
Where You Can Find More Information	55
Incorporation of Certain Information by Reference	55
Information with Respect to the Registrant	55
Material Changes	56
Commission Position on Indemnification for Securities Act Liabilities	56

GridWorks(R) is a registered trademark of Incentra Solutions, Inc.

ii

PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE SHARES. YOU ARE URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY, INCLUDING THE INFORMATION UNDER "RISK FACTORS" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING PER SHARE DATA AND INFORMATION RELATING TO THE NUMBER OF SHARES OUTSTANDING, GIVES RETROACTIVE EFFECT TO THE ONE-FOR-TEN REVERSE SPLIT OF OUR COMMON STOCK EFFECTED ON JUNE 9, 2005.

OUR COMPANY

     We are a leading provider of complete Information Technology (“IT”) solutions for an enterprise's infrastructure and data protection needs. We supply a broad range of IT products and services to enterprises and service providers. We provide outsourced storage solutions, including engineering, hardware and software procurement and remote storage operations services. Our customers are primarily located in North America, Western Europe and Japan. We market our products and services to service providers and enterprise clients under the trade name Incentra Solutions.

     We believe our ability to deliver a complete storage infrastructure and management solution to our customers differentiates us from most of our competitors. A complete storage solution for the customers in our target markets includes the following components:

Hardware and software products and services
Third-party storage, servers, software, networking and security
Third-party maintenance contracts
Outsourcing solutions— Automated/remote monitoring, management and maintenance services:
o	Alert monitoring and notification
o	Health/capacity/performance
o	Management and remote operation of data protection systems
o	First-call maintenance support on third party products
Professional services — engineering/implementation/IT help desk:
o	IT Assessments
o	System Design Services
o	Project Management Services
o	Level 1-3 Engineering Support
o	Staff Augmentation/Outsourcing of Operations
Capital/financing solutions

     We deliver our remote monitoring and management services from our Network Operations Center ("NOC") in Broomfield, Colorado, which monitors and manages a wide spectrum of diverse storage infrastructures on a 24x7 basis throughout the United States, the United Kingdom, Western Europe, Bermuda and Japan. We deliver data protection services worldwide using our proprietary GridWorks Operations Support System, which enables automated remote monitoring and management of full storage infrastructures and back-up applications. We provide outsourcing solutions for customer data protection needs under long-term contracts. Customers pay on a monthly basis for storage services based on the number of assets managed and/or the volume of storage assets utilized. We believe customers benefit through improved operating effectiveness with reduced operating costs and reductions in capital expenditures.

     Our principal executive offices are located at 1140 Pearl Street, Boulder, Colorado, 80302, and our telephone number at that address is (303) 449-8279. We also maintain regional offices in Broomfield, Colorado; San Diego and San Ramon, California; Kirkland, Washington; Chicago and Lombard, Illinois; Portland, Oregon; Detroit, Michigan; Boise, Idaho; Dallas, Texas; London, England; and Anchorage, Alaska. We maintain an Internet website at www.incentrasolutions.com. Information on our website is not part of this prospectus.

ABOUT THIS OFFERING

     This prospectus relates to the resale of up to 5,088,733 shares of common stock, of which 1,919,397 are issuable to selling stockholders identified in this prospectus upon the conversion of secured and unsecured convertible promissory notes and interest thereon; and 3,169,336 are shares owned by, or issuable upon the exercise of outstanding options or warrants owned by, certain selling stockholders identified in this prospectus. All of the shares, when sold, will be sold by the selling stockholders. The selling stockholders may sell their shares of our common stock from time to time at prevailing market prices. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. However, we would receive proceeds upon the exercise of the warrants or option held by the selling stockholders. See the "Use of Proceeds" section in this prospectus for a discussion of the amount of proceeds we would realize from the exercise of such warrants or option and our intended use of such proceeds. Unless otherwise indicated, the information contained in this Prospectus, including per share data and information relating to the number of shares outstanding, gives retroactive effect to the one-for-ten reverse split of our common stock effected on June 9, 2005.

Common Stock Offered	5,088,733 shares

Common Stock Outstanding at May 7, 2007(1)	13,079,218 shares

Series A Preferred Stock Outstanding at May 7, 2007	2,466,971 shares (which shares are convertible into 4,933,942 shares of common stock)

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares by the selling stockholders, but would receive proceeds if certain common stock purchase warrants or option are exercised.

OTC Bulletin Board Ticker Symbol	ICNS.OB

----------------
(1)	Excludes 4,933,942 shares issuable upon the conversion of outstanding shares of Series A preferred stock. Does not include (i) 1,734,375 shares that are issuable upon the conversion of outstanding convertible notes, (ii) 2,521,690 shares issuable upon the exercise of outstanding warrants, (iii) 1,071,428 shares issuable upon the exercise of an outstanding option, (iv) 1,768,592 shares issuable upon the exercise of outstanding options granted under our 2000 Equity Incentive Plan, (v) 182,251 shares issuable upon the exercise of outstanding options granted under Incentra of CO's 2000 Option and Grant Plan, or (vi) 1,475,722 shares issuable upon the exercise of outstanding options granted under our 2006 Stock Option Plan.

SUMMARY FINANCIAL DATA

     The selected financial information presented below is derived from and should be read in conjunction with our consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus. See "Financial Statements." On August 18, 2004 (the "Incentra of CO Acquisition Date"), we acquired all of the outstanding capital stock of ManagedStorage International, Inc. (also known as “Incentra of CO”). The acquisition of Incentra of CO by us was accounted for as a reverse merger because on a post-merger basis, the former Incentra of CO shareholders held, immediately following the acquisition on the Incentra of CO Acquisition Date, a majority of our outstanding common stock on a voting and fully-diluted basis. As a result, Incentra of CO was deemed to be the acquirer for accounting purposes. Accordingly, the information below and the consolidated financial statements presented herein include the financial statements of Incentra of CO for all periods prior to the Incentra of CO Acquisition Date and the financial statements of the consolidated companies from the Incentra of CO Acquisition Date forward. Historical share and per share amounts for periods prior to the Incentra of CO Acquisition Date have been retroactively restated to reflect the exchange ratio established in the transaction, in a manner similar to a reverse stock split, with the difference in par values being recorded as an offset to additional paid-in capital.

     On July, 31, 2006, we sold substantially all of the assets of our Front Porch Digital division (“Front Porch”), which sold software and professional solutions for digital archives to broadcasters and media companies. Accordingly, the operations for Front Porch are classified as a discontinued operation after the Incentra of CO Acquisition Date. Prior to that date, our investment in Front Porch was accounted for under the equity method and our share of Front Porch’s income or loss for the year is included in the loss from continuing operations. Front Porch’s assets and liabilities related to those assets are classified as held for sale at the end of periods where indicated. The loss from discontinued operations in 2002 is unrelated to the sale of Front Porch.

Summary Operating Information

	Years Ended December 31,
	2006	2005	2004	2003	2002

Total revenue	$66,632,154	$37,934,628	$8,644,515	$9,810,741	$6,344,768
Loss from continuing operations	(18,837,636)	(13,648,811)	(10,163,916)	(10,991,371)	(7,115,559)
Income (loss) from discontinued operations	16,004,486	(576,746)	(274,378)	0	(894,340)
Net loss applicable to common shareholders	(5,450,716)	(16,843,123)	(11,777,613)	(12,735,276)	(8,621,656)

Net loss per common share--basic and diluted:
Loss from continuing operations	$(1.57)	$(1.29)	$(2.26)	$(6.72)	$(7.56)
Income (loss) from discontinued operations	1.17	(0.05)	(0.05)	-	(0.87)
Total	$(0.40)	$(1.34)	$(2.31)	$(6.72)	$(8.43)
Weighted Average Common Shares Outstanding--
Basic and Diluted	13,643,447	12,541,642	5,102,733	1,894,552	1,022,563

Summary Balance Sheet Information

	December 31,	December 31,	December 31,
	2006	2005(1)	2004

Current assets held for sale	$-	$19,512,437	$3,159,011
Current liabilities associated with assets held for sale	-	(4,280,122)	(2,691,264)
Long-term debt included in working capital	(8,498,168)	(10,107,063)	(1,738,516)
All other working capital, (deficit) net	567,413	(3,610,881)	1,367,407
Working capital (deficit)	$(7,930,755)	$1,514,371	$96,638

Non-current assets held for sale	$-	$-	$17,302,659
Total assets	45,818,328	37,883,343	28,677,045
Total liabilities	31,205,573	26,482,083	11,699,719
Series A convertible preferred stock	27,235,899	24,618,333	22,000,767
Shareholders' deficit	(12,623,144)	(13,217,073)	(5,023,441)

(1)	All long term debt is classified with current liabilities because of a default with a creditor that was the subject of a legal proceeding. Cross default provisions in other long-term debt agreements caused all outstanding long-term debt to be callable. In July 2006 we settled all claims and disputes with the creditor which caused the defaults and cross-defaults to be cured. As a result, as of December 31, 2006, long-term debt is no longer callable and is therefore not all classified as current. See audited consolidated financial statements and notes thereto included elsewhere in this prospectus for additional details.

RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE BUYING SHARES IN THIS OFFERING. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY RISKS WE FACE. THESE RISKS ARE THE RISKS WE CONSIDER TO BE SIGNIFICANT TO YOUR DECISION WHETHER TO INVEST IN OUR COMMON STOCK AT THIS TIME. WE MIGHT BE WRONG. THERE MAY BE RISKS THAT YOU IN PARTICULAR VIEW DIFFERENTLY THAN WE DO, AND THERE ARE OTHER RISKS AND UNCERTAINTIES THAT ARE NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL, BUT THAT MAY IN FACT IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE SERIOUSLY HARMED, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

OUR OPERATING HISTORY IS LIMITED, SO IT WILL BE DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS IN MAKING AN INVESTMENT DECISION.

       Although we were incorporated in 1995, we have a limited operating history. We commenced operations in our Incentra of CO line of business in August 2004 at which time we acquired ManagedStorage International, Inc., a Delaware corporation that commenced operations in March 2000. We are still in the early stages of our development, which makes the evaluation of our business operations and our prospects difficult. Before buying our common stock, you should consider the risks and difficulties frequently encountered by early stage companies. These risks and difficulties, as they apply to us in particular, include:

  our need to expand the number of products we distribute and services we offer;
  our need to expand and increase the resale of storage and storage management hardware and software;
  potential fluctuations in operating results and uncertain growth rates;
  limited market acceptance of the products we distribute and services we offer;
  concentration of our revenues in a limited number of market segments;
  reductions in corporate IT spending;
  distribution of our operations and revenues in the North American and European markets;
  our dependence on our existing service customer base for recurring revenue and our ability to sustain it;
  our need to continue to develop the United States and North American markets, as well as continue to expand the European market;
  our need to expand our direct sales force;
  our need to expand our channel partner network;
  our need to continue to establish, secure and maintain key supplier relationships;
  our need to manage rapidly expanding operations;
  our need to attract and train qualified personnel;
  our ability to successfully integrate our recent acquisitions, and to retain key personnel, customers and vendor relationships;
  our ability to successfully implement our acquisition strategy; and

  our international operations and foreign currency exchange rate fluctuations.

WE HAVE INCURRED LOSSES SINCE INCEPTION AND WE MAY BE UNABLE TO ACHIEVE PROFITABILITY OR GENERATE POSITIVE CASH FLOW.

     We incurred net losses applicable to common shareholders of $12.7 million in 2003, $11.8 million in 2004, $16.8 million in 2005 and $5.5 million in 2006. We also expect to incur a net loss for 2007. In addition, cash used in operations of continuing operations amounted to $4.2 million in 2003, $4.7 million in 2004, $2.5 million in 2005 and $14.7 million in 2006. If we continue to incur net losses or continue to require cash to support our operations in future periods, we may be unable to achieve one or more key elements of our business strategy, which include the following:

  increasing the number of storage and storage management products we distribute and services we offer;
  successfully implementing our acquisition strategy, including the integration of our recent acquisitions;
  increasing our sales and marketing activities, including the number of our sales personnel;
  increasing the number of markets into which we offer and sell products;
  expanding our reach to customers for resale of hardware and software and sale of managed storage services; or
  acquiring or developing additional product lines.

     As of December 31, 2006, we had a working capital deficit of $7.9 million and a shareholders' deficit of $12.6 million. We may not achieve profitability if our revenues increase more slowly than we expect, or if operating expenses exceed our expectations or cannot be adjusted to compensate for lower than expected revenues. If we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis. Any of the factors discussed above could cause our stock price to decline. In addition, we procure products for resale from a limited number of distributors from which we heavily depend on availability of open credit lines, rebates and promotional funds. A disruption in our relationship with any of our primary distributors could have a material adverse impact on our operating results. In addition, borrowings under our revolving credit facility with Laurus Master Fund, Ltd. (“Laurus”) are supported by our trade receivables. A disruption in our business that results in a decline in sales and receivables could adversely impact our ability to utilize the Laurus revolving credit facility.

     Included in our working capital deficit as of December 31, 2006 is $6.3 million of debt under our revolving credit facility with Laurus which matures on February 6, 2009. As of December 31, 2006, we had $3.7 million available for additional borrowings under this facility.

WE MAY NOT HAVE SUFFICIENT CASH TO MEET OUR REDEMPTION OBLIGATIONS UNDER OUR SERIES A PREFERRED STOCK, WHICH WOULD HAVE A MATERIAL ADVERSE AFFECT ON OUR FINANCIAL CONDITION.

     We may not have sufficient cash to meet our redemption obligations under our outstanding shares of Series A preferred stock, the holders of which may elect to redeem such shares on or after August 16, 2008 at a price equal to the greater of (i) $12.60 (subject to certain adjustments) per each share of Series A preferred stock (currently, $31.5 million in the aggregate) plus an amount equal to all accumulated but unpaid dividends on each such share of Series A preferred stock or (ii) the fair market value of the common stock into which the shares of Series A preferred stock is then convertible. If we do not have the cash available to redeem the shares of Series A preferred stock at such time, we are obligated to take any necessary or appropriate action to obtain the cash necessary to make such redemption payments. There can be no assurance that we will have the sufficient cash or will be able to obtain financing on acceptable terms to us to allow us to comply with our redemption obligations.

OUR LIMITED OPERATING HISTORY AND RECENT ACQUISITIONS MAY MAKE IT DIFFICULT FOR US TO ACCURATELY FORECAST OUR OPERATING RESULTS.

     Our planned expense levels are and will continue to be based in part on our expectations concerning future revenue, which is difficult to forecast accurately based on our stage of development and recent acquisitions. We may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenue. Our operating results may also be impacted significantly if we are unable to accurately forecast the revenues, gross margins and operating results of our lines of business, including those businesses we recently acquired. We may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in gross margin. In addition, we will incur costs to integrate and to develop and extract the synergies of the acquired businesses. If these expenses precede or are not rapidly followed by a corresponding increase in revenue, our business, operating results and financial condition may be materially and adversely affected.

CERTAIN OF THE MARKETS WE SERVE ARE IN THE EARLY STAGES OF DEVELOPMENT AND ARE RAPIDLY EVOLVING OR CHANGING.

     We offer products and services to the emerging market of information technology and storage management. This market for our products and services has only recently begun to develop and is rapidly evolving. In addition, our products and services are new and based on emerging technologies. We also offer managed storage solutions to the enterprise and service provider markets, which also are rapidly evolving. As is typical in the case of new and rapidly evolving industries, demand and market acceptance for recently-introduced technology and products are subject to a high level of uncertainty. Broad acceptance of our products and services is critical to our success and ability to generate revenues from these markets. Acceptance of our products and services will be highly dependent on the functionality and performance of the products and services and our success with the initial implementation of our products and services. There can be no assurance that we will be successful in obtaining market acceptance of our technology, products and services.

IF OUR DATA STORAGE PRODUCTS OR THE SOFTWARE OR SYSTEMS UNDERLYING OUR DATA MANAGEMENT SERVICES CONTAIN UNDETECTED SOFTWARE OR HARDWARE ERRORS, WE COULD INCUR SIGNIFICANT UNEXPECTED EXPENSES AND LOSE SALES.

     The software-based products and services we offer may contain undetected errors or defects when first introduced or as new versions are released. Introduction by us of software-based products and software-based services with reliability, quality or compatibility problems could result in reduced revenues, uncollectible accounts receivable, delays in collecting accounts receivable and additional costs. There can be no assurance that, despite testing by us or by our customers, errors will not be found in our software-based products or services after commencement of commercial deployment, resulting in product redevelopment costs, the loss of, or delay in, market acceptance and/or the inability to timely and effectively deliver our software-based services, such as our remote monitoring/management services. In addition, there can be no assurance that we will not experience significant product returns in the future. Any such event could have a material adverse effect on our business, financial condition or results of operations.

RAPID TECHNOLOGICAL CHANGES IN THE MARKETPLACE MAY ADVERSELY AFFECT OUR BUSINESS.

     The information storage industry is subject to rapid technological change and new product introductions and enhancements. Our ability to remain competitive in this market may depend in part upon our ability to develop new and enhanced products or services and to introduce these products or services at competitive prices on a timely and cost-effective basis. In addition, new product or service introductions or enhancements by our competitors or the use of other technologies could cause a decline in sales or loss of market acceptance of our existing products and services. Our success in developing, introducing, selling and supporting new and enhanced products or services depends upon a variety of factors, including the timely and efficient completion of product design and development, and the timely and efficient implementation of production and conversion processes. Because new product development commitments may be made well in advance of sales, new product or service decisions must anticipate changes in the industries served. There can be no assurance that we will be successful in selecting, developing, manufacturing and marketing new products or services or in enhancing our existing products or services. Failure to do so successfully may adversely affect our business, financial condition and results of operations.

AN ADVERSE CHANGE IN ECONOMIC CONDITIONS IN GENERAL, OR A DECLINE IN BUSINESS SPENDING COULD NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS.

     The market for our products is highly competitive. Adverse change in general economic conditions or a decline in business spending could result in an overall decline in demand for our products or services. Such a situation would result in increased competition, and could result in lower revenue and/or lower gross margin. In addition, we would experience greater difficulty realizing our growth strategy, which could negatively affect our business, financial condition and stock price.

IF THE DATA STORAGE INDUSTRY FAILS TO DEVELOP COMPELLING NEW STORAGE TECHNOLOGIES, OUR STORAGE SOLUTIONS BUSINESS MAY BE MATERIALLY ADVERSELY AFFECTED.

     Rapid and complex technological change, frequent new product introductions and evolving industry standards increase demand for our services. As a result, our future success depends in part on the data storage industry's ability to continue to develop leading-edge storage technology solutions. Our customers utilize our services in part because they know that newer technologies offer them significant benefits over the older technologies they are using. If the data storage industry ceases to develop compelling new storage solutions, or if a single data storage standard becomes widely accepted and implemented, it will be more difficult to sell new data storage systems to our customers.

THE MARKETS FOR STORAGE AND STORAGE MANAGEMENT PRODUCTS AND SERVICES ARE HIGHLY COMPETITIVE.

     The markets in which we sell our products and services are highly competitive. Our primary competitors are information technology service providers, large accounting, consulting and other professional service firms, application service providers, packaged software vendors and resellers and service groups of computer equipment companies. We also experience competition from numerous smaller, niche-oriented and regionalized service providers. We expect our competitors to continue to improve the design and performance of their products. In addition, as the markets for our products and services grow, we expect new competitors to enter the market. There can be no assurance that our competitors will not develop enhancements to or future generations of competitive products or services that will offer superior price or performance features, or that new processes or technologies will not emerge that render our products or services less competitive or obsolete. Increased competitive pressure could lead to lower prices for our products or services, thereby adversely affecting our business and results of operations.

COMPETITION IN THE MANAGED STORAGE SOLUTIONS MARKET COULD PREVENT US FROM INCREASING OR SUSTAINING OUR REVENUES, CASH FLOWS OR ACHIEVING PROFITABILITY.

     A significant portion of our cash flows are derived from storage solution services that we provide to the enterprise and service provider markets. This market is rapidly evolving and highly competitive. As technologies change rapidly, we expect that competition will increase in the future. Current economic conditions have also increased competition for available business. We compete with independent storage system suppliers to the high-end market and numerous resellers, distributors and consultants. We also compete in the storage systems market with general-purpose computer suppliers. Many of our current and potential competitors in these markets have significantly greater financial, technical, marketing, purchasing and other resources than we do. As a result, they may respond more quickly to new or emerging technologies and changes in customer requirements, devote greater resources to the development, promotion and sale of products and deliver competitive products at lower end-user prices.

     Some of our current and potential competitors in the enterprise-class information storage market include our suppliers. We are not the exclusive supplier of any data storage product we offer. Instead, our suppliers market their products through other independent data storage solution providers, original equipment manufacturers and, often, through their own internal sales forces. We believe direct competition from our suppliers is likely to increase if, as expected, the data storage industry continues to consolidate. This consolidation would probably result in fewer suppliers with greater resources to devote to internal sales and marketing efforts. In addition, our suppliers have established and will probably continue to establish cooperative relationships with other suppliers and other data storage solution providers. These cooperative relationships are often intended to enable our suppliers to offer comprehensive storage solutions, which compete with those we offer. If our relationships with our suppliers become adversarial, it will be more difficult for us to stay ahead of industry developments and provide our customers with the type of service they expect from us.

FUTURE CHARGES DUE TO POSSIBLE IMPAIRMENTS OF ACQUIRED ASSETS MAY HAVE A MATERIAL ADVERSE AFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     A substantial portion of our assets is comprised of goodwill and other intangible assets, which may be subject to future impairment that would result in financial statement write-offs. Our recent acquisitions have resulted in significant increases in goodwill and other intangible assets. Goodwill and unamortized intangible assets, including acquired customer lists, were approximately $19.2 million at December 31, 2006, representing approximately 42% of our total assets. If there is a material change in our business operations, the value of the intangible assets we have acquired could decrease significantly. We recorded an impairment loss to goodwill in the fourth quarter of 2005 of $4.2 million related to the acquisition of Incentra of CA which occurred in the first quarter of 2005. On an ongoing basis and at least annually, we will evaluate, partially based on discounted expected future cash flows, whether the carrying value of such intangible assets may no longer be recoverable, in which case a charge to earnings may be necessary. Any future determination requiring the write-off of a significant portion of unamortized intangible assets, although not requiring any additional cash outlay, could have a material adverse affect on our financial condition and results of operations.

FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS MAY CAUSE OUR STOCK PRICE TO DECLINE AND A DECLINE IN THE VALUE OF YOUR INVESTMENT.

     Our quarterly operating results have varied significantly in the past and will likely fluctuate significantly in the future. Significant annual and quarterly fluctuations in our results of operations may be caused by, among other factors:

  the volume of revenues we have generated;
  the timing of our announcements for the distribution of new products or services, and any such announcements by our competitors;
  the acceptance of the products we distribute and the services we offer in the marketplace; and
  general economic conditions.

     There can be no assurance that the level of revenues and profits, if any, achieved by us in any particular fiscal period will not be significantly lower than in other, including comparable, fiscal periods. We believe quarter-to-quarter comparisons of our revenues and operating results are not necessarily meaningful and should not be relied on as indicators of future performance. Operating expenses are based on management's expectations of future revenues and are relatively fixed in the short term. We plan to increase operating expenses to:

  expand our product and service lines;
  expand our sales and marketing operations;
  increase our services and support capabilities; and
  improve our operational and financial systems.

     If our revenues in a given quarter do not increase along with these expenses, our operating margins in such quarter will decline and our net income would be smaller or our losses would be larger than expected. It is possible that in some future quarter our operating results may be below the expectations of public market analysts or investors, which could cause a reduction in the market price of our common stock.

OUR PROPOSED GROWTH AND EXPANSION COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     We expect to expand our operations through the increase of our sales and marketing efforts, the building of strategic relationships with third parties, the expansion of our research and development activities, and the acquisition of complementary businesses or products. The anticipated growth could place a significant strain on our management and our operational and financial resources. Effective management of the anticipated growth will require expansion of our management and financial controls, hiring additional appropriate personnel as required, and development of additional expertise by existing management personnel. There can be no assurance that these or other measures we implement will effectively increase our capabilities to manage such anticipated growth or to do so in a timely and cost-effective manner. Management of growth is especially challenging for a company with a short operating history and limited financial resources, and the failure to effectively manage growth could have a material adverse effect on our results of operations. If the anticipated growth in revenue and cash flow is delayed or does not occur, these investments in growth and expansion could have a material adverse affect on our results of operations.

OUR GROWTH PLANS DEPEND ON OUR ABILITY TO HIRE AND RETAIN SCARCE TECHNICAL PERSONNEL.

     Our future growth plans depend upon our ability to attract, retain and motivate qualified engineers with information storage solutions experience. If we fail to recruit and retain additional engineering personnel, we will experience greater difficulty realizing our growth strategy, which could negatively affect our business, financial condition and stock price.

WE ARE EXPOSED TO POTENTIAL RISKS FROM RECENT LEGISLATION REQUIRING COMPANIES TO EVALUATE INTERNAL CONTROLS UNDER SECTION 404 OF THE SARBANES OXLEY ACT OF 2002.

     We are evaluating and documenting our internal controls systems so that when we are required to do so, our management will be able to report on, and our independent auditors to attest to, our internal controls, as required by this legislation. We will be performing the system and process evaluation and testing (and any necessary remediation) required in an effort to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes Oxley Act. As a result, we expect to incur additional expenses and diversion of management's time. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the Securities and Exchange Commission. Any such action could adversely affect our financial results and could cause our stock price to decline.

ACQUISITIONS COULD DIVERT MANAGEMENT'S TIME AND ATTENTION, DILUTE THE VOTING POWER OF EXISTING STOCKHOLDERS, AND HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     As part of our growth strategy, we expect to continue to acquire complementary businesses and assets. Acquisitions that we may make in the future could result in the diversion of time and personnel from our business. We also may issue shares of common stock or other securities in connection with acquisitions, which could result in the dilution of the voting power of existing stockholders and could dilute earnings per share. Any acquisitions would be accompanied by other risks commonly encountered in such transactions, including the following:

  difficulties integrating the operations and personnel of acquired companies;
  the additional financial resources required to fund the operations of acquired companies;
  our ability to support additional debt service requirements;
  the potential disruption of our business;

  our ability to maximize our financial and strategic position by the incorporation of acquired technology or businesses with our product and service offerings;
  the difficulty of maintaining uniform standards, controls, procedures and policies;
  the potential loss of key employees of acquired companies;
  the impairment of employee and customer relationships as a result of changes in management;
  future impairment loss related to intangible assets and goodwill of acquired companies;
  significant expenditures to consummate acquisitions; and
  internal control issues and related compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

     As a part of our acquisition strategy, we expect to engage in discussions with various businesses respecting their potential acquisition. In connection with these discussions, we and each potential acquired business may exchange confidential operational and financial information, conduct due diligence inquiries, and consider the structure, terms and conditions of the potential acquisition. In certain cases, the prospective acquired business may agree not to discuss a potential acquisition with any other party for a specific period of time, may grant us certain rights in the event the acquisition is not completed, and may agree to take other actions designed to enhance the possibility of the acquisition. Potential acquisition discussions may take place over a long period of time, may involve difficult business integration and other issues, and may require solutions for numerous family relationships, management succession, and related matters. As a result of these and other factors, potential acquisitions that from time to time appear likely to occur may not result in binding legal agreements and may not be consummated. Our acquisition agreements may contain purchase price adjustments, rights of set-off, and other remedies in the event that certain unforeseen liabilities or issues arise in connection with an acquisition. These remedies, however, may not be sufficient to compensate us in the event that any unforeseen liabilities or other issues arise.

OPTION EXPENSING WILL MAKE IT MORE DIFFICULT FOR US TO BE PROFITABLE.

     In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123R “Share-Based Payment,” (SFAS 123R) which requires the expensing of stock options. We adopted SFAS 123R on January 1, 2006. The effect on our financial results from implementing this pronouncement was an increase of approximately $1.3 million in the charge to loss from continuing operations for fiscal 2006 as compared to fiscal 2005. This accounting pronouncement will result in charges, which could be significant, against our income in future periods related to unvested options and new option grants.

WE MAY NOT BE ABLE TO PROTECT AND ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS.

     Our ability to compete effectively with other companies will depend, in part, on our ability to maintain the proprietary nature of our intellectual property. We rely on a combination of copyright, trademark and trade secret laws, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights. Presently, we have no patents or pending patent applications covering our intellectual property. As part of our confidentiality procedures, we generally enter into non-disclosure agreements with our employees, distributors and corporate partners, and license agreements with respect to our software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products or technology without authorization, or to develop similar technology independently. Policing unauthorized use of our products is difficult and, although we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem.

     The defense and prosecution of copyright, trademark and patent suits may be both costly and time consuming, even if the outcome is favorable to our company. An adverse outcome could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties, or require us to cease selling certain of our products. We also will rely on unpatented proprietary technology and there can be no assurances that others may not independently develop the same or similar technology or otherwise obtain access to our proprietary technology. There can be no assurance that confidentiality agreements entered into by our employees and consultants, advisors and collaborators will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure of such trade secrets, know-how or other proprietary information.

THE LOSS OF THE SERVICES OF THOMAS P. SWEENEY III, OUR CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD, COULD IMPAIR OUR ABILITY TO SUPPORT CURRENT OPERATIONS AND DEVELOP NEW BUSINESS AND TO RUN OUR BUSINESS EFFECTIVELY.

     We are highly dependent on the services of Thomas P. Sweeney III, our Chief Executive Officer and Chairman of the Board. The loss of the services of Mr. Sweeney could have an adverse affect on our future operations. On April 2, 2007, the employment agreement with Mr. Sweeney was extended for three years, effective March 22, 2007. We do not currently maintain a key man life insurance policy insuring the life of Mr. Sweeney.

OUR LONG SALES CYCLE RELATED TO MANAGED SERVICES (OUTSOURCING CONTRACTS) MAY CAUSE FLUCTUATING OPERATING RESULTS, WHICH MAY ADVERSELY AFFECT OUR STOCK PRICE.

     Our managed services sales cycle is typically long and unpredictable, making it difficult to plan our business. Current economic conditions have increased this uncertainty. Our long managed services sales cycle requires us to invest resources in potential projects that may not occur. Further, new product introductions, or the announcement of proposed new products, may delay our customers' decisions to invest in storage solutions we propose. Our long and unpredictable managed services sales cycle may cause us to experience significant fluctuations in our future annual and quarterly operating results. It can also result in delayed revenues, difficulty in matching revenues with expenses and increased expenditures. Our business, operating results or financial condition and stock price may suffer as a result of any of these factors.

WE DO NOT CARRY PRODUCT LIABILITY INSURANCE AND ANY SIGNIFICANT PRODUCT LIABILITY CLAIMS MAY IMPAIR OUR ABILITY TO FUND CURRENT OPERATIONS OR PREVENT US FROM CARRYING OUT OUR STRATEGIC PLANS.

     While we maintain errors and omissions and general liability insurance, we do not currently maintain product liability insurance. We attempt to limit our potential liability by including in our client contracts provisions that limit the maximum liability that may be incurred by us in connection with such contract to an amount equal to the amount paid by the customer under such contract. We believe that, as our business grows, our exposure to potential product liability claims and litigation may increase. There can be no assurance that our contractual limitations of liability will be enforceable or will be sufficient to protect our business and assets from all claims. In addition, should we ever seek to obtain product liability insurance, no assurance can be given that we will be able to obtain adequate coverage at commercially reasonable rates. Product liability losses could have a material adverse effect on our business, financial condition and results of operations.

WE ARE RESTRICTED FROM PAYING DIVIDENDS ON OUR COMMON STOCK AND DO NOT INTEND TO DO SO IN THE FORESEEABLE FUTURE, WHICH COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK AND THE VALUE OF YOUR INVESTMENT TO DECLINE.

     Provisions in our senior loan agreement prevent the holders of our common stock from receiving dividends out of funds legally available therefor. Furthermore, the terms of our Series A Preferred Stock provide that, so long as at least 250,000 shares of our originally issued shares of Series A Preferred Stock are outstanding, we cannot declare or pay any dividend without having obtained the affirmative vote or consent of at least 80% of the voting power of our shares of Series A Preferred Stock. To date, we have not paid any cash dividends. Our board of directors does not intend to declare any cash dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations.

ANTI-TAKEOVER PROVISIONS AND OUR RIGHT TO ISSUE PREFERRED STOCK COULD MAKE A THIRD-PARTY ACQUISITION OF US DIFFICULT.

     We are a Nevada corporation. Anti-takeover provisions of Nevada law could make it more difficult for a third party to acquire control of our company, even if such change in control would be beneficial to stockholders. Our articles of incorporation provide that our board of directors may issue preferred stock without stockholder approval. The issuance of preferred stock could make it more difficult for a third party to acquire us. All of the foregoing could adversely affect prevailing market prices for our common stock.

OUR COMMON STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE.

     The market price of our common stock is likely to be highly volatile as the stock market in general, and the market for small cap and micro cap technology companies in particular, has been highly volatile. For example, during the past twelve months, our common stock has traded at prices ranging from $0.92 to $1.65 per share. Investors may not be able to resell their shares of our common stock following periods of volatility because of the market's adverse reaction to volatility. We cannot assure you that our common stock will trade at the same levels of other stocks in our industry or that our industry stocks in general will sustain their current market prices. Factors that could cause such volatility may include, among other things:

  actual or anticipated fluctuations in our quarterly operating results;
  large purchases or sales of our common stock;
  announcements of technological innovations;
  changes in financial estimates by securities analysts;
  investor perception of our business prospects;
  conditions or trends in the digital information asset management industry;
  changes in the market valuations of other such industry related companies;
  the acceptance of market makers and institutional investors of our common stock; and
  worldwide economic or financial conditions.

SHARES OF COMMON STOCK ELIGIBLE FOR SALE IN THE PUBLIC MARKET MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

     Sales of substantial amounts of common stock by stockholders in the public market, or even the potential for such sales, may adversely affect the market price of our common stock and could impair our ability to raise capital by selling equity securities. As of the date of this prospectus, approximately 7.1 million of the 13.1 million shares of common stock currently outstanding were freely transferable without restriction or further registration under the securities laws, unless held by "affiliates" of our company, as that term is defined under the securities laws. In addition, 5,088,733 shares of common stock offered under this prospectus have been registered for resale (of which 60,000 shares are included in the 13,079,218 shares outstanding as of April 30, 2007). We also have outstanding approximately 6.0 million shares (excluding 4,933,942 shares of common stock issuable upon conversion of our outstanding shares of Series A preferred stock) of restricted stock, as that term is defined in Rule 144 under the securities laws, that are eligible for sale in the public market, subject to compliance with the holding period, volume limitation and other requirements of Rule 144. Moreover, the exercise of outstanding options and warrants and the conversion of outstanding convertible promissory notes will result in additional outstanding shares of common stock and will create additional potential for sales of additional shares of common stock in the public market.

CONVERSION OR EXERCISE OF OUR OUTSTANDING CONVERTIBLE SECURITIES AND WARRANTS HELD BY LAURUS MASTER FUND, LTD. COULD SUBSTANTIALLY DILUTE OUR EARNINGS PER SHARE AND THE VOTING POWER OF EXISTING STOCKHOLDERS.

     As of April 30, 2007, the unpaid balance on a convertible promissory note that we issued Laurus amounted to $1.1 million and was convertible at a fixed conversion price into approximately 770,089 shares of our common stock. As of April 30, 2007, we have issued to Laurus on five previous occasions stock purchase warrants and a common stock option that are exercisable to purchase an aggregate of 2,745,285 shares of our common stock, which shares will be freely tradable without restriction and are offered in this prospectus. In addition, all interest payable from time to time on our secured, convertible note with Laurus is also convertible by Laurus into shares of our common stock at the applicable fixed conversion price. Although the terms of our credit facility with Laurus provide that, subject to certain limitations, Laurus may not exercise or convert any of our securities if, as a result of such exercise or conversion, Laurus would beneficially own more than 4.99% of our outstanding common stock, the potential issuance of these securities could depress the market price of our common stock. Moreover, the additional shares and convertible securities that we may be required to issue to Laurus under our credit facility with Laurus, including as a result of additional borrowings or in lieu of the cash payments of interest or penalties, could further adversely affect the market price of our common stock. The large number of shares that we may potentially issue to Laurus, including as a result of additional borrowings, could result in the dilution of our earnings, if any, per share and the voting power of our existing stockholders.

ADDITIONAL DELAYS BY US IN FILING OR HAVING DECLARED EFFECTIVE A REGISTRATION STATEMENT COVERING THE SHARES OF OUR COMMON STOCK BENEFICIALLY OWNED BY LAURUS COULD REQUIRE US TO ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK TO LAURUS, WHICH WOULD RESULT IN ADDITIONAL DILUTION TO OUR EXISTING STOCKHOLDERS AND MAY ADVERSELY IMPACT OUR LIQUIDITY POSITION.

     On two occasions over the past 36 months, we failed to maintain the effectiveness of our registration statement covering the resale of shares of common stock issuable to Laurus under a prior credit facility from Laurus. As a result, we incurred cash penalties totaling $464,000. In lieu of paying these penalties in cash, we issued to Laurus warrants to purchase an aggregate of 412,500 shares of our common stock. In addition, we have, in the past, required the consent of Laurus and/or a modification of our credit facilities with Laurus in order for us to consummate certain transactions. Although we do not anticipate additional defaults by us under the terms of the Laurus credit facilities, there can be no assurance that additional defaults will not occur. The issuance of additional warrants upon any future default could further depress the market price of our common stock and cause further dilution to our existing stockholders. There also can be no assurance that, upon any such event of default, Laurus will agree to waive the penalty or accept warrants to purchase shares of our common stock in lieu of a cash payment if we so request. If Laurus refuses such a request, depending on our liquidity position at the time of such default, the payment of such cash penalties could adversely affect our financial condition.

CERTAIN RESTRICTIVE COVENANTS CONTAINED IN THE AGREEMENT WITH THE HOLDERS OF OUR SERIES A PREFERRED STOCK AND THE LAURUS CREDIT FACILITIES COULD NEGATIVELY IMPACT OUR ABILITY TO OBTAIN FINANCING FROM OTHER SOURCES.

     Our credit facility with Laurus restricts us from obtaining additional secured or unsecured debt financing in excess of $100,000 without the prior approval of Laurus with certain exceptions. We also are restricted from issuing any shares of preferred stock without the prior approval of Laurus. To the extent that Laurus declines to approve a proposed secured or unsecured debt financing or issuance of preferred stock, we would be unable to obtain such financing without defaulting under our credit facility with Laurus. In addition, subject to certain exceptions, we have granted to holders of our Series A preferred stock and Laurus rights of first refusal to purchase any additional debt or equity securities we may seek to issue to raise additional capital. The securities held by Laurus contain anti-dilution protections against the issuance of equity securities at a price per share that is less than the fixed conversion price or exercise price of our convertible note or stock purchase warrants held by Laurus. The rights of first refusal and anti-dilution protections could act as deterrents to third parties that may be interested in providing us debt financing or purchasing our equity securities. To the extent that such a financing is required for us to continue to conduct or expand our operations, these restrictions could have a material adverse affect on our operations or financial condition.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

     You can identify forward-looking statements by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," or "continue" or the negative of those terms. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined above. These factors may cause our actual results to differ materially from any forward-looking statement.

     Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.

     We would receive proceeds of up to $5,035,221 upon the exercise, if any, of the warrants and option granted by us to the selling stockholders identified in this prospectus, which warrants and option are exercisable for an aggregate 3,109,315 shares of common stock. We intend to use any such proceeds for working capital and general corporate purposes.

     Further, to the extent that any of our obligations under the convertible notes held by the selling stockholders are converted into, or paid in the form of, shares of our common stock, we will be relieved of such obligations to the extent of such conversion or payment.

     The amount of proceeds to us described above assumes the selling stockholders will not elect to exercise their warrants or option through a "cashless exercise". Under the terms of such warrants or option, payment of the exercise price may be made, at the option of the warrant or option holder, either in cash or by a "cashless exercise". Upon a cashless exercise, in lieu of paying the exercise price in cash, the warrant or option holder would receive shares of our common stock with a value equal to the difference between the market price of our common stock at the time of exercise and the exercise price set forth in the warrant or option, multiplied by the number of shares so exercised. There would be no proceeds to us upon a "cashless exercise" of the warrant or option.

     We cannot assure you that the selling stockholders will exercise the warrants described above, or, if exercised, that they will elect to pay the exercise price in cash in lieu of a "cashless exercise."

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The following discussion and analysis of compensation of our executive officers for 2006 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Primary Objectives of Compensation

     Our executive compensation program is designed to attract, retain and motivate our executive officers in a manner that is tied to the achievement of our overall operating and financial goals. One of our primary goals is to increase our overall equity value. With this goal in mind, our compensation program provides our management with the incentive to increase our services revenues, and earnings before interest, taxes depreciation and amortization, or EBITDA. In addition, we intend for our compensation program to (1) compensate our executives on a level that is competitive with companies comparable to us, (2) align the economic interests of our executive officers as closely as possible with our shareholders, and (3) maintain a level of internal consistency and equity by paying higher amounts of compensation to our more senior executive officers.

     Our executive compensation program in 2006 consisted of three primary elements: base salary, annual cash performance bonuses, and stock option awards. In addition to these primary elements, we have provided, and will continue to provide, our executive officers with certain benefits, such as healthcare plans, that are available to all employees. In 2007 we added an executive disability policy that supplements the standard disability policy available to all employees. The policy is effective for all employees with the title of Vice President or higher. We believe that it is in the best interests of our shareholders and our executives that our compensation program, and each of its elements, remains fairly simple and straightforward. The relative simplicity of our executive compensation program helps to reduce the time and cost involved in calculating payments for our executive officers under our compensation plans while creating a greater amount of transparency and understanding in our compensation practices for our shareholders. Maintaining a relatively simple compensation program also assists us by making it easier to set new compensation policies within that program.

     Our executive compensation program is administered by the Compensation Committee of our Board of Directors. The Compensation Committee reviews the total compensation paid to each of our executive officers. We view each element of our compensation program to be distinct. In other words, a significant amount of compensation paid to an executive in the form of one element will not necessarily cause us to reduce another element of the executive’s compensation. We determine the appropriate levels of our total compensation, and each compensation element, based on several factors, such as an informal benchmarking of our compensation levels to those paid by comparable companies, our overall performance, each individual executive officer’s performance, the desire to maintain internal equity and consistency among our executive officers and other considerations that we deem to be relevant. We do not currently have any formal or informal policy for allocating compensation between long-term and short-term, cash and non-cash or among the different forms of non-cash compensation.

     Currently, the Compensation Committee is responsible for reviewing the overall goals and objectives of our executive compensation programs, as well as compensation elements and plans and making recommendations to the Board of Directors of any changes to such goals, objectives and plans. In addition, our Compensation Committee is responsible for evaluating the performance of each of our executive officers, recommending to the Board of Directors the compensation level of each of our executive officers, establishing criteria for granting stock options to our executive officers and other employees and recommending to the Board of Directors the amount of such stock option grants. The Board of Directors has final approval over all of these elements and amounts of compensation established for each of our executives. Our Compensation Committee is expected to perform each of these tasks annually and may, in its discretion, solicit the input of any of our executive officers, any of our other employees or any other independent consultant or advisor. None of our executive officers or employees is a member of the Compensation Committee.

Elements of Our Compensation Program

     As a total rewards package, we design our executive compensation program to enable us to attract and retain talented personnel. The individual elements of our compensation program serve to satisfy this larger goal in specific ways as described below.

     Base Salary. We design base salary with the purpose of providing the essential reward for an executive officer’s work and being competitive in attracting talent. Some of these base salaries are mandated by employment agreements with our executive officers (for a description of these agreements, please see the section below titled

“Employment Contracts”). Once base salary levels are initially determined, increases in base salary are provided to recognize an executive officer’s specific performance achievements. We use a “pay for performance” approach that provides higher levels of compensation to individual executives whose results merit greater rewards. In addition, we take into consideration the information and benchmarks obtained from a regional employers’ council, as well as with companies in our immediate geographic area with operations similar to ours, in establishing base salaries for our executives.

     Annual Bonus. We utilize annual incentive cash bonuses to reward each of our executive officers when we achieve certain company-level financial objectives. Each set of objectives is measured on an annual basis. Target bonus amounts are established for individual executive officers and are generally defined by an employment contract. Our company-level financial objectives require our achievement of certain services revenue and adjusted EBITDA objectives. Upon our achievement of these financial objectives, our bonus pool is funded, with the level of funding of the bonus dependent on our achievement of results above those objectives. The Board of Directors approves all bonuses paid to our executive officers.

     Our annual cash bonuses, as opposed to our equity grants, are designed to more immediately reward our executive officers for their performance during the most recent year. We believe that the immediacy of these cash bonuses, in contrast to our equity grants which vest over a period of time, provides a significant incentive to our executives to work toward achieving the financial and business performance objectives of our company. We believe our cash bonuses are an important motivating factor for our executive officers while being a significant factor in attracting and retaining our executive officers.

     Actual bonuses paid to executive officers for 2007 will be based upon the relationship between our actual financial performance and our achievement of breakeven adjusted EBITDA with 100% of targeted bonus paid for achieving budgeted adjusted EBITDA. For our Chief Operating Officer, the adjusted EBITDA target will exclude certain corporate-level general and administrative expenses. Bonuses earned for financial performance more than 150% in excess of plan may be paid in cash or shares of our common stock, as determined by our Board of Directors. There is no minimum threshold requirement by which financial performance must exceed plan. For our Chief Operating Officer, the actual bonus paid will be based upon achieving both the EBITDA objectives (as described above) and a services revenue objective, with 75% of the actual bonus determined by the EBITDA component and 25% determined by the services revenue component. Achievement of the services revenue objective will result in full payment of the bonus amount related to that component, and the bonus paid will decline 5% for each 1% the service revenue is under plan. For our Senior Vice President—Corporate Development and Treasurer, the actual bonus paid will have two components—a component for achievement of the EBITDA objective (as described above) and an additional component determined by achievement of “acquisition performance” objectives. The acquisition performance is defined as the amount of cash flow contributed by each new acquired company within the first or second year of acquisition, and the objective will be determined by the Board of Directors at the time any such acquisition is approved.

     Stock Option Awards. We believe that equity grants provide our executive officers with a strong link to our long-term performance, create an ownership culture and closely align the interests of our executive officers with the interests of our shareholders. In addition, the vesting feature of our equity grants should aid officer retention because this feature provides an incentive to our executive officers to remain in our employ during the vesting period. In determining the size of equity grants to our executive officers, our Compensation Committee considers our company-level performance, the applicable executive officer’s performance, comparative share ownership of our competitors, the amount of equity previously awarded to the applicable executive officer, the vesting of such awards, the number of shares available under the plan and the recommendations of management and any other consultants or advisors with whom our Compensation Committee may choose to consult.

     We currently do not have any formal plan requiring us to grant, or not to grant, equity compensation on specified dates. With respect to newly hired executives, our practice is typically to consider stock grants at the first meeting of the Compensation Committee following such employee’s hire date. The recommendations of the Compensation Committee are subsequently submitted to the Board of Directors for approval. We intend to ensure that we do not award equity grants in connection with the release, or the withholding, of material non-public information, and that the grant value of all equity awards is equal to the fair market value on the date of the grant.

     Benefits Programs. We designed our benefits programs to be affordable and competitive in relation to the market while conforming with local laws and practices. We monitor the market, local laws and practices and adjust our benefits programs as needed. We design our benefits programs to provide an element of core benefits and to the extent possible, offer options for additional benefits while balancing cost sharing between us and our employees.

     Other Factors and Considerations. We do not currently have any equity ownership guidelines for our executive officers.

     We have not considered or implemented a policy regarding retroactive adjustments to any cash or equity-based compensation paid to our executives and other employees where such payments were predicated upon the achievement of certain financial results that were subsequently the subject of a financial restatement.

     Only the employment agreement with our Chief Executive Officer has provisions that provide for severance payment arrangements and/or acceleration of stock option vesting that would be triggered by an acquisition or other change in control of our company. See “Employment Contracts and Change in Control Arrangements” below for a description of the severance and change in control arrangements for our Chief Executive Officer.

     Each of our equity incentive plans provides for a potential acceleration of outstanding awards in the event that we undergo a change in control, as defined in such plans. See “Equity Incentive Plans” below for a description of the change in control provisions contained in our equity incentive plans.

Summary Compensation Table

     The following table provides information regarding the compensation of (i) our Chief Executive Officer, (ii) our Chief Financial Officer, (iii) each of our other three most highly compensated executive officers serving in such capacity as of December 31, 2006 and (iv) a former executive officer for whom disclosure would have been required under clause (iii) had he been serving in such capacity at December 31, 2006. We refer to these executive officers as our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Thomas P. Sweeney III (2)	2006	$300,000	$503,750	$786,170	$226,744	$1,816,664
Chief Executive Officer

Michael Knaisch (3)	2006	$126,875	$638,550	$123,783	$ -	$889,208
President of Front Porch Digital Division until July 2006

Paul McKnight (4)	2006	$210,000	$215,550	$59,649	$225,000	$710,199
Chief Financial Officer until February 2007

Walter Hinton (5)	2006	$225,000	$28,800	$70,221	$246,000	$570,021
Chief Technology Officer until January 2007

Shawn O'Grady (6)	2006	$240,000	$80,000	$83,366	$98,347	$501,713
President and Chief Operating Officer

Matthew Richman	2006	$196,666	$271,613	$13,935	$ -	$482,214
Senior Vice-President--Corporate Development and Treasurer

(1)	The amounts listed in the Option Awards column are the amounts of compensation costs recognized in 2006 for financial reporting purposes related to awards in the current and prior fiscal years, excluding the effect of certain forfeiture assumptions as discussed in Note 2 of the Notes to Consolidated Financial Statements included elsewhere in this prospectus. No options held by the named executives were forfeited during the year.

(2)	All other compensation includes $208,574 related to office space and other occupancy costs in a building leased from an affiliate of Mr. Sweeney in which our executive offices are located and $9,500 for a life insurance policy under which the beneficiary is other than Incentra Solutions, Inc. In addition, we reimbursed Mr. Sweeney, or paid on his behalf, certain expenses amounting to $8,670 for various outings, conferences, memberships and other expenses of a personal nature.

(3)	Mr. Knaisch served as President of our Front Porch Division until July 31, 2006, when the assets of the division were sold. As part of the sale, Mr. Knaisch terminated his employment with us on the date of sale and was appointed to an executive position with the buyer of the division.

(4)	Mr. McKnight served as our Chief Financial Officer until his resignation on February 14, 2007. Mr. McKnight continued to be employed by us in a non-executive position until the termination of his employment on March 30, 2007. Mr. McKnight will be entitled to receive a salary and other benefits over the ensuing 12-month period in accordance with the terms of his employment agreement, which amount is included in “All Other Compensation.”

(5)	Mr. Hinton served as our Chief Technology Officer until his employment was terminated on January 26, 2007. He will continue to receive a salary and other benefits for the ensuing 12-month period in accordance with the terms of his employment agreement, which amount is included in “All Other Compensation.”

(6)	All other compensation includes $89,347 for relocation of principal residence and $9,000 automobile allowance.

Grants of Plan-Based Awards

     The following table lists grants of plan-based awards made to our named executive officers in 2006 and related fair value compensation for 2006:

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Option Awards (1)
Thomas P. Sweeney III (2)	-	-	-	-

Paul McKnight	May 4, 2006	72,278	$1.30	$80,250

Walter Hinton	May 4, 2006	46,358	$1.30	$51,471

Shawn O'Grady	May 4, 2006	50,000	$1.30	$55,515

Matthew Richman	May 4, 2006	57,500	$1.30	$63,842

(1)	Amounts represent total fair value of stock options granted in 2006 under SFAS 123R as discussed in Note 2 of Summary of Significant Accounting Policies, sub-heading “Stock-Based Compensation,” of the Notes to Consolidated Financial Statements included elsewhere in this prospectus.

(2)	No options were granted to Mr. Sweeney in 2006.

Outstanding Equity Awards at Fiscal 2006 Year-End

     The following table lists all outstanding equity awards held by our named executive officers as of December 31, 2006 and the expiration dates of all outstanding as of December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Thomas P. Sweeney III	(1)	113,257	37,752	$0.32	February 13, 2013
	(2)	55,000	27,500	$2.20	March 16, 2014
	(3)	796,211	227,489	$2.80	August 18, 2014

Paul McKnight	(1)	7,588	-	$0.32	June 30, 2007
	(4)	20,000	-	$2.80	June 30, 2007
	(5)	33,333	16,667	$3.20	June 30, 2007
	(6)	-	72,278	$1.30	June 30, 2007
	(7)

Walter Hinton	(8)	25,232	8,410	$0.32	April 26, 2007
	(8)	46,667	23,333	$3.20	April 26, 2007
	(8)	-	46,358	$1.30	April 26, 2007

Shawn O'Grady	(9)	50,000	100,000	$1.36	October 17, 2015
	(6)	-	50,000	$1.30	May 4, 2016

Matthew Richman	(10)	50,000	-	$2.80	January 8, 2013
	(11)	42,500	-	$2.20	March 16, 2014
	(6)	-	57,500	$1.30	May 4, 2016

(1)	Granted April 24, 2002. Options vest over four years at the rate of 25% on each anniversary date thereafter.

(2)	Granted March 16, 2004. Options vest over three years at the rate of 33% on each anniversary date thereafter.

(3)	Granted August 18, 2004. Options vest over three years at the rate of 33% on the first anniversary date and the balance after one year at the rate of 4.2% each month thereafter.

(4)	Granted January 8, 2003. Options were 100% vested on date of grant.

(5)	Granted November 17, 2004. Options vest over three years at the rate of 33% on each anniversary date thereafter.

(6)	Granted May 4, 2006. Options vest over three years at the rate of 33% on each anniversary date thereafter.

(7)	Mr. McKnight’s employment was terminated on March 30, 2007. All vested options on that date will expire on June 30, 2007.

(8)	Mr. Hinton’s employment with our company was terminated on January 26, 2007. On April 24, 2007, Mr. Hinton exercised options to purchase 33,642 shares at $0.32 per share. Mr. Hinton’s remaining vested options expired on April 26, 2007.

(9)	Granted October 17, 2005. Options vest over three years at the rate of 33% on each anniversary date thereafter.

(10)	Granted January 8, 2003. The options became fully vested on August 18, 2004 upon the merger with Incentra of CO.

(11)	Granted March 16, 2004. The options became fully vested on August 18, 2004 upon the merger with Incentra of CO.

Option Exercises and Stock Vested in 2006

     None of our named executive officers exercised any stock options in 2006.

Pension Benefits and Non-Qualified Deferred Compensation Plan

     None of our named executive officers participates in or has account balances in non-qualified defined contribution plans or deferred compensation plans maintained by us.

Compensation of Directors

     Non-employee directors receive $2,500 per month for their services (with the exception of Mr. Carmen J. Scarpa who receives no remuneration), and all directors receive reimbursement for their reasonable out-of-pocket expenses incurred in attending meetings of the Board. Reimbursement of these expenses is included in “All Other Compensation” and represents the only element of compensation in this column. Directors receive option awards of 25,000 shares in the first year after becoming a director, option awards for 10,000 shares during each year thereafter and an additional option award for 10,000 shares each year for each committee of the board on which they serve as chair. The following table sets forth compensation information for each non-employee member of the Board. Mr. Sweeney, our Chairman of the Board, does not receive compensation for services as a director and, thus, he is not listed in the table below.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Patrick Whittingham (1)	$30,000	$16,898	$ 794	$47,692
James Wolfinger (2)	$30,000	$19,322	$1,303	$50,625
Carmen J. Scarpa	$ -	$ -	$ -	$ -
Thomas G. Hudson (3)	$30,000	$ 6,998	$ -	$36,998
David E. Weiss (4)	$30,000	$ 9,421	$ 372	$39,793
Robert S. Kocol (5)	$ -	$ 272	$ -	$ 272

(1)	Mr. Whittingham resigned from our board of directors effective December 1, 2006. At that date, options to purchase 35,000 shares of our common stock (of which 16,667 were vested) were outstanding. The unvested options expired 90 days after his effective resignation date and the vested options to purchase shares will expire on November 30, 2007.

(2)	Includes (i) options granted on August 5, 2004 to purchase 25,000 shares of our common stock at $2.20 per share, of which 16,667 have vested, which options will expire on August 5, 2014 and (ii) options granted to purchase 20,000 shares of our common stock at $1.30 per share, which options vest over three years at the rate of 33% on each anniversary date thereafter and expire on May 4, 2016.

(3)	Includes options granted on December 14, 2005 to purchase 25,000 shares of our common stock at $1.21 per share, of which 8,333 have vested, which options vest over three years at the rate of 33% on each anniversary date thereafter and expire on December 14, 2015.

(4)	Includes (i) options granted on December 14, 2005 to purchase 25,000 shares of our common stock at $1.21 per share, of which 8,333 have vested, which options will expire on December 14, 2015 and (ii) options granted on May 4, 2006 to purchase 10,000 shares of our common stock at $1.30 per share, which options vest over three years at the rate of 33% on each anniversary date thereafter and expire on May 4, 2016.

(5)	Includes options granted on December 18, 2006 to purchase 25,000 shares of our common stock at $1.10 per share, which options vest over three years at the rate of 33% on each anniversary date thereafter and expire on December 18, 2016. Compensation to Mr. Kocol as a board member began in January 2007.

Independence of the Board of Directors

     The board of directors has adopted NASDAQ’s standards for determining the independence of its members and believes that it interprets these requirements conservatively. In applying these standards, the board of directors considers commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others, in assessing the independence of directors, and must disclose any basis for determining that a relationship is immaterial. The board of directors has determined that a majority of its members, namely Messrs. Kocol, Hudson, Weiss, and Wolfinger, are independent directors within the meaning of such Nasdaq independence standards in terms of independence from management, such members constituting four (4) of the six (6) members of the board of directors. In making these independence determinations, the board of directors did not exclude from consideration as immaterial any relationship potentially compromising the independence of any of the above directors.

      Messrs. Wolfinger and Kocol comprise the audit committee of the board of directors, and Messrs. Wolfinger and Scarpa comprise the compensation committee of the board of directors. Mr. Weiss is chairman of the corporate governance and nominating committee. All members of the board of directors are committee members for policy and procedure issues. All non-management directors are invited to attend all executive meetings of the board of directors. Messrs. Sweeney and Scarpa (due to his relationship with Tudor Investment Corporation, a beneficial owner of more than 5% of our common stock) are the two non-independent members of the board of directors. Mr. Kocol replaced Mr. Patrick Whittingham as a member of our board of directors in 2006 and as a member of the audit committee.

Supplemental Director Award and Option Data including 2006 grants and Outstanding Awards at Year-End
Name	2006 Stock Option Grants	Fair Value of Options Granted in 2006 under SFAS 123R	Aggregate Number of Stock Options Outstanding at December 31, 2006
	(# shares)	($)(1)	(# shares)
Patrick Whittingham	10,000	$11,103	35,000
James Wolfinger	20,000	22,206	45,000
Thomas G. Hudson	-	-	25,000
David E. Weiss	10,000	11,103	35,000
Robert S. Kocol	25,000	22,890	25,000

(1)	Amounts represent total fair value of stock options granted in 2006 under SFAS 123R as discussed in Note 2 of Summary of Significant Accounting Policies, sub-heading “Stock-Based Compensation,” of the Notes to Consolidated Financial Statements included elsewhere in this prospectus.

Employment Contracts and Change in Control Arrangements

     On August 18, 2004, we entered into a two-year employment agreement with Thomas P. Sweeney III, our Chairman of the Board of Directors and Chief Executive Officer. Mr. Sweeney’s employment agreement included a provision for the issuance of options to purchase up to 1,023,700 of our common stock at $2.80 per share, which options were granted, and of which 796,211 are exercisable. On April 2, 2007, the employment agreement was extended effective March 22, 2007 for three years with a revised annual salary of $325,000 and a targeted annual bonus of $300,000. In addition, the new agreement continues to require us to pay the insurance premiums under Mr. Sweeney’s existing life insurance policy and includes severance provisions for the payment of one-year’s of base salary; a pro-rated bonus and certain benefits in the event of a change of control or the termination of Mr. Sweeney’s employment for any reason other than for cause (as defined in the original agreement).

     On December 21, 2004, we entered into an at-will employment agreement with Paul McKnight, our Chief Financial Officer at that time. Mr. McKnight’s employment agreement contained the following provisions: an annual base salary of $210,000, subject to increase at the discretion of the compensation committee of our Board of Directors; an annual performance-based bonus of up to $75,000, as determined by our Chief Executive Officer; and termination of the agreement by Mr. McKnight upon 30 days prior written notice and by us, with or without cause, upon written notice to Mr. McKnight. Mr. McKnight resigned as our Chief Financial Officer on February 14, 2007 and his employment was terminated on March 30, 2007. Mr. McKnight will receive his full salary and group health plan benefits for 12 months following termination.

     On December 21, 2004, we entered into an at-will employment agreement with Walter Hinton, our Chief Technology Officer at that time. Mr. Hinton’s employment agreement contained the following provisions: an annual base salary of $225,000, subject to increase at the discretion of the compensation committee of our Board of Directors; an annual performance-based bonus of up to $75,000, as determined by our Chief Executive Officer; and termination of the agreement by Mr. Hinton upon 30 days prior written notice or by us, with or without cause, upon written notice to Mr. Hinton. Mr. Hinton’s employment was terminated on January 26, 2007, and he will receive his full salary and group health plan benefits for 12 months following termination.

     On October 10, 2005, we entered into a two-year employment agreement with Shawn O’Grady, our President and Chief Operating Officer. Mr. O’Grady’s employment agreement contains the following provisions: annual base salary of $240,000, subject to increase at the discretion of the compensation committee of our Board of Directors; beginning in 2006, an annual performance-based bonus of up to $160,000, but in no event less than $40,000; an additional bonus at the discretion of our Board of Directors if performance objectives are exceeded by three percent (3%) or more; and termination of the agreement by Mr. O’Grady upon 30 days prior written notice or by us, with or without cause, upon written notice to Mr. O’Grady. Mr. O’Grady will be entitled to receive his full salary and group health plan benefits for 12 months following termination if he is terminated without cause (as defined).

     Effective February 15, 2007, we entered into an at-will employment agreement with Anthony DiPaolo, our Chief Financial Officer. Mr. DiPaolo’s employment agreement contains the following provisions: an annual base salary of $230,000, subject to increase at the discretion of the compensation committee of our Board of Directors; for the fiscal year ending December 31, 2007, a guaranteed bonus of $33,333 and bonuses thereafter of up to $100,000 based upon his achievement of performance objectives; and termination of the agreement by Mr. DiPaolo upon 30 days prior written notice to us or by us, with or without cause, at any time upon written notice to Mr. DiPaolo. If Mr. DiPaolo is terminated without cause (as defined in the agreement), he will be entitled to receive his full salary and group health plan benefits for twelve months following termination.

     We have an at-will employment agreement with Matthew Richman, our Senior Vice President—Corporate Development and Treasurer, although we are currently negotiating the terms of such arrangement.

Equity Incentive Plans

     We currently have three equity incentive plans. One plan was established by us in 2006 (the Incentra Solutions, Inc. 2006 Stock Option Plan or the “2006 Plan”), one plan that was originally established by us in 2000 (the “2000 Incentra Option Plan”) and one that was originally established by Incentra of CO (the “Incentra of CO Plan”). Each of these plans is described below. Except as set forth in an individual agreement, none of our plans contain any provisions for the acceleration of vesting of options in the event of a change of control of our company or for cancellation and reissuance of options previously granted.

2006 Plan

     In May 2006, we adopted the 2006 Plan for the purpose of attracting, retaining and maximizing the performance of executive officers and key employees and consultants. We have reserved 1,750,000 shares of our common stock for issuance under the 2006 Plan. The 2006 Plan has a term of ten years and provides for the grant of “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and non-statutory stock options. The 2006 Plan is administered by the Compensation Committee of the Board of Directors. The exercise price for non-statutory stock options may be equal to more or less than 100 percent of the fair market value of shares of common stock on the date of grant. The exercise price for incentive stock options may not be less than 100 percent of the fair market value of shares of common stock on the date of grant (110 percent of fair market value in the case of incentive stock options granted to employees who hold more than ten percent of the voting power of our issued and outstanding shares of common stock).

      Options granted under the 2006 Plan may not have a term of more than 10 years (five years in the case of incentive stock options granted to employees who hold more than 10 percent of the voting power of our common stock) and generally vest over a three-year period. Options generally terminate three months after the optionee’s termination of employment by us for any reason other than death, disability or retirement and are not transferable by the optionee other than by will or the laws of descent and distribution.

2000 Incentra Option Plan

     In May 2000, we adopted the 2000 Incentra Option Plan. We have reserved 2,265,000 shares for issuance under the Incentra Option Plan. The 2000 Incentra Option Plan has a term of 10 years. The 2000 Incentra Option Plan provides for the grant of “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, non-statutory stock options, stock appreciation rights and restricted stock awards. The Incentra Option Plan is administered by the Compensation Committee of the Board of Directors. The exercise price for non-statutory stock options may be equal to or more or less than 100 percent of the fair market value of shares of common stock on the date of grant. The exercise price for incentive stock options may not be less than 100 percent of the fair market value of shares of common stock on the date of grant (110 percent of fair market value in the case of incentive stock options granted to employees who hold more than ten percent of the voting power of our issued and outstanding shares of common stock).

     Options granted under the 2000 Incentra Option Plan may not have a term of more than 10 years (five years in the case of incentive stock options granted to employees who hold more than 10 percent of the voting power of our common stock) and generally vest over a three-year period. Options generally terminate three months after the optionee’s termination of employment by us for any reason other than death, disability or retirement, and are not transferable by the optionee other than by will or the laws of descent and distribution.

     The 2000 Incentra Option Plan also provides for grants of stock appreciation rights (“SARs”), which entitle a participant to receive a cash payment, equal to the difference between the fair market value of a share of common stock on the exercise date and the exercise price of SAR. The Board of Directors at its discretion will determine the exercise price of any SAR granted under the 2000 Incentra Option Plan at the time of the grant. SARs granted under the 2000 Incentra Option Plan may not be exercisable for more than a ten-year period. SARs generally terminate one month after the grantee’s termination of employment by us for any reason other than death, disability or retirement. Although the Board of Directors has the authority to grant SARs, it has not granted any SARs and does not have any present plans to do so.

     Restricted stock awards, which are grants of shares of common stock that are subject to a restricted period during which such shares may not be sold, assigned, transferred, made subject to a gift, or otherwise disposed of, or mortgaged, pledged or otherwise encumbered, may also be made under the 2000 Incentra Option Plan. At this time, the Board of Directors has not granted, and does not have any present plans to grant, restricted shares of common stock.

Incentra of CO– 2000 Stock Option and Grant Plan

     Prior to our acquisition of ManagedStorage International, Inc. (also known as “Incentra of CO”), Incentra of CO adopted and administered its 2000 Stock Option and Grant Plan (the “Incentra of CO Plan”) for its employees, directors, consultants and other key persons. No additional grants will be made under the Incentra of CO Plan. However, outstanding stock options previously issued pursuant to the Incentra of CO Plan may be exercised for unregistered shares of our common stock. As provided in the Incentra of CO acquisition agreements, upon the exercise of any outstanding options issued under the Incentra of CO Plan, we will issue 0.3089 shares of our unregistered shares of common stock for each share of Incentra of CO common stock that would have been issuable upon the exercise of such options. Currently, there are options to purchase 215,893 shares of our common stock outstanding under the Incentra of CO Plan.

DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 200,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share, of which 2,500,000 shares are designated as Series A preferred stock, par value $.001 per share. As of May 7, 2007, 13,079,218 shares of common stock were issued and outstanding and 2,466,971 shares of Series A preferred stock (which are convertible into 4,933,942 shares of common stock) were issued and outstanding. In addition, at such date, 7,019,662 shares of common stock were reserved for issuance upon the exercise of outstanding options and warrants and 1,919,397 shares were reserved for issuance upon the conversion of the outstanding principal under convertible debt securities.

Common Stock

     VOTING, DIVIDEND AND OTHER RIGHTS. Each outstanding share of common stock will entitle the holder to one vote on all matters presented to the stockholders for a vote. Holders of shares of common stock have no preemptive, subscription or conversion rights. All shares of common stock to be outstanding following this offering will be duly authorized, fully paid and non-assessable. Our board of directors will determine if and when distributions may be paid out of legally available funds to the holders. We have not declared any cash dividends during the past fiscal year with respect to the common stock. Our declaration of any cash dividends in the future will depend on a determination by our board of directors as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. In addition, we are a party to a credit facility that prohibits the payment of dividends without the lender's prior consent.

     RIGHTS UPON LIQUIDATION. Upon liquidation, subject to the right of any holders of the preferred stock to receive preferential distributions, each outstanding share of common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

     MAJORITY VOTING. The holders of a majority of our outstanding shares of common stock constitute a quorum at any meeting of the stockholders. A plurality of the votes cast at a meeting of stockholders elects our directors. The common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors. In general, a majority of the votes cast at a meeting of stockholders must authorize stockholder actions other than the election of directors. Most amendments to our certificate of incorporation require the vote of the holders of a majority of all outstanding voting shares.

Preferred Stock

       Our board of directors has the authority to divide the authorized preferred stock into series, the shares of each series to have such relative rights and preferences as shall be fixed and determined by our board of directors. The provisions of a particular series of authorized referred stock, as designated by the board of directors, may include restrictions on the payment of dividends on common stock. Such provisions may also include restrictions on our ability to purchase shares of common stock or to purchase or redeem shares of a particular series of authorized preferred stock. Depending upon the voting rights granted to any series of authorized preferred stock, issuance of such shares could result in a reduction in the voting power of the holders of common stock. In the event of any dissolution, liquidation or winding up of our company, whether voluntary or involuntary, the holders of the preferred stock may receive, in priority over the holders of common stock, a liquidation preference established by our board of directors, together with accumulated and unpaid dividends. Depending upon the consideration paid for authorized preferred stock, the liquidation preference of authorized preferred stock and other matters, the issuance of authorized preferred stock could result in a reduction in the assets available for distribution to the holders of common stock in the event of the liquidation of our company.

Series A Preferred Stock

       On August 17, 2004, we filed a Certificate of Designations (the "Certificate of Designations") with the Nevada Secretary of State designating 2,500,000 shares of our preferred stock as Series A convertible preferred stock.

     CONVERSION. Holders of Series A preferred stock shall have the right to convert each of their shares of Series A preferred stock into such number of fully paid and nonassessable shares of common stock as is determined by dividing the number of shares of Series A preferred stock held by such holder by the conversion price at the time of such conversion. The initial conversion price per share for shares of Series A preferred stock is $6.30 (subject to certain adjustments as set forth in the Certificate of Designations), which effectively results in each share of Series A preferred stock being convertible into two shares of common stock. All outstanding shares of Series A preferred stock may also be automatically converted upon the election of the holders of 80% of the outstanding shares of Series A preferred stock.

     VOTING, DIVIDEND AND OTHER RIGHTS. Each outstanding share of Series A preferred stock will entitle the holder to two votes of common stock on all matters presented to the common stockholders for a vote. So long as at least 500,000 shares of the originally-issued shares of Series A preferred stock are outstanding, the holders of Series A preferred stock have the right to elect three directors to our board of directors. Our board of directors will determine if and when distributions may be paid out of legally available funds to the holders of Series A preferred stock. If and when our board of directors determines to make distributions to the holders of our common stock, the holders of Series A preferred stock shall be entitled to participate on a pro rata basis (determined on an as-if-converted basis).

     REDEMPTION. At any time after August 16, 2008, holders of at least 80% of the outstanding shares of Series A preferred stock may elect at any time to have all of the outstanding shares of Series A preferred stock redeemed by us. The price for each share of Series A preferred stock redeemed shall be equal to the greater of (i) $12.60 (subject to certain adjustments) per each share of Series A preferred stock plus an amount equal to all accumulated but unpaid dividends on such share of Series A preferred stock (collectively, the "Series A Preference Amount") and (ii) the fair market value of the common stock into which the Series A preferred stock is then convertible.

     RIGHTS UPON LIQUIDATION. Upon liquidation, the holders of the Series A preferred stock shall be entitled to receive distributions before any amount shall be paid to the holders of common stock or any other junior capital stock. The liquidation distribution shall be equal to the Series A Preference Amount. Alternatively, the holders of Series A preferred stock may receive the amount they would have received had they converted their shares into common stock immediately prior to the liquidation. In addition, holders of at least 80% of the outstanding shares of Series A preferred stock may elect to have certain transactions treated as a liquidation event which would give rise to the liquidating distributions discussed herein.

REGISTRATION RIGHTS

     In connection with our acquisition of ManagedStorage International, Inc. (also known as “Incentra of CO”), we granted registration rights to certain former Incentra of CO stockholders pursuant to the terms of two registration rights agreements. One agreement provides that at any time after February 18, 2006, the holders of at least 51% of the Series A preferred stock have the right to cause us to register under the Securities Act the shares of common stock underlying the Series A preferred stock issued to such holders in our acquisition of Incentra of CO. In addition, such agreement provides for the grant of "piggy-back" and S-3 registration rights to such holders. The other agreement provides for the grant of "piggy-back" registration rights to certain former Incentra of CO stockholders. None of the registration rights of the former holders of Incentra of CO stockholders have been exercised.

       In connection with our acquisition of Incentra of CA, we granted registration rights to the former stockholder of Incentra of CA. The agreement provides that at anytime after March 1, 2006, the former stockholder shall have the right to cause us to register under the Securities Act the shares of common stock issued to him on the closing date of the transaction. The agreement also provides that after March 1, 2006, for the grant of “piggy-back” registration rights to the former stockholder. Of the total shares issued in this acquisition, only 126,176 shares are outstanding

       In connection with our acquisition of PWI Technologies, Inc. (also known as “Incentra NW”), we granted registration rights to two former stockholders of Incentra NW and one former noteholder of Incentra NW, pursuant to the terms of a registration rights agreement. The agreement provides that at anytime after March 31, 2006, the former stockholders and noteholder shall have the right to cause us to register under the Securities Act the shares of common stock issued to them on the closing date of the transaction and the shares issuable pursuant to an earn-out provision more fully described in the governing documents. In addition, such agreement provides for the grant of "piggy-back" registration rights to the former stockholders and noteholder

       In connection with our acquisition of Network Systems Technologies, Inc. (also known as “Incentra MW”), we granted registration rights to the former Incentra MW stockholder with respect to the shares of our common stock issued in the acquisition and we granted registration rights to Transitional Management Consultants, Inc., a consulting firm controlled by such stockholder ("TMC"), with respect to the shares issuable under the earn-out provision contained in the purchase agreement. Pursuant to each registration rights agreement, at any time after April 13, 2008, the holders of such rights shall have the right to cause us to register under the Securities Act the shares of our common stock issued on the closing date of the transaction and the shares of common stock issuable pursuant to the earn-out provision described in the purchase agreement. The agreements also provide that, after April 13, 2008, the holders shall have 'piggy-back' registration rights with respect to such shares.

     In connection with obtaining each of our loan facilities from Laurus, we agreed to register under the Securities Act the shares of our common stock into which the promissory notes we issued to Laurus are convertible and for which the stock purchase warrants or option we issued to Laurus are exercisable, and to maintain the effectiveness of any such registration statements until the earliest of the date on which (i) all shares registered thereunder have been sold, (ii) all shares registered thereunder may be sold immediately without registration under the Securities Act and without volume registrations pursuant to Rule 144(k) under the Securities Act and (iii) all amounts payable to the Laurus under the promissory notes for which registered shares are issuable upon conversion have been paid in full.

     In connection with our offer and sale of convertible bridge notes in May and June 2006, we granted registration rights to both non-institutional and institutional purchasers of such notes in the offering. With respect to the non-institutional purchasers of such notes, the registration rights agreement between our company and such noteholders provides, among other things, that after May 19, 2007 and upon the request of the holders of fifty-one percent of the noteholders, and as soon as practicable thereafter, we are obligated to file a "resale" registration statement to register the resale of shares of our common stock issuable upon exercise of the warrants issued in connection with the convertible notes (with certain exceptions). If, at any time after May 19, 2007, we decide to register any of our equity securities or other securities convertible into equity securities, we must notify each holder of the notes and include any registrable securities as such noteholder may request, in such registration statement. Registration rights for the convertible bridge notes and warrants issued to the institutional purchasers required us to register by September 26, 2006 for resale under the Securities Act the shares of our common stock issuable to them upon conversion of the convertible bridge notes or upon exercise of the warrants issued in connection with the convertible notes (with certain exceptions). Registration of shares of common stock potentially issuable in connection with these convertible bridge notes and warrants are included in this registration statement.

     In connection with our acquisition of allianceSoft, Inc., we granted registration rights to the former stockholder of allianceSoft, Incorporated. The agreement provides that at anytime after August 24, 2007, the former stockholder shall have the right to cause us to register under the Securities Act the warrant to purchase shares of common stock issued to him on the closing date of the transaction and any shares issued to him pursuant to the earn-out provisions of an agreement to purchase the assets of allianceSoft, Incorporated. The agreement also provides, after August 24, 2007, for the grant of “piggy-back registration rights to the former stockholder.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Interwest Transfer Company Inc., 1981 Murray Holladay Road, Salt Lake City, Utah 84117.

PRINCIPAL STOCKHOLDERS

      The following table sets forth information as of April 23, 2007 regarding beneficial stock ownership of (i) all persons known to us to be beneficial owners of more than five percent (5%) of our outstanding common stock and Series A preferred stock, (ii) each of our directors, (iii) the Named Executive Officers and (iv) all of our officers and directors as a group. Each of the persons in the table below has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them, except as otherwise indicated:

		Number of
		Shares	Percent of
		Beneficially	Outstanding
Name	Title of Class	Owned (1)	Shares (2) (3)

5% BENEFICIAL OWNERS

Great Hill Equity Partners LP	Common Stock	3,732,612	25.3%	(4)
One Liberty Square	Series A Preferred Stock	843,170	34.2%
Boston, MA 02109

Tudor Investment Corporation	Common Stock	2,684,547	17.8%	(5)
1275 King Street	Series A Preferred Stock	1,004,405	40.7%
Greenwich, CT 06831

J.P. Morgan Direct Venture	Common Stock	2,330,797	16.3%	(6)
Capital Institutional	Series A Preferred Stock	602,775	24.4%
Investors, LLC
522 Fifth Avenue
New York, NY 10036

Joseph Graziano	Common Stock	1,063,878	8.1%	(7)
2050-80 Finley Road
Lombard, IL 60148

RAB Special Situations (Master) Fund Limited	Common Stock	1,093,280	7.8%	(8)
P.O. Box 908 GT
Walker House Mary Street
George Town, Cayman Islands

DIRECTORS AND NAMED
EXECUTIVE OFFICERS

Thomas P. Sweeney III	Common Stock	1,470,316	10.5%	(9)
1140 Pearl Street	Series A Preferred Stock	16,558	*
Boulder, CO 80302

James Wolfinger	Common Stock	189,417	1.4%	(10)
Matthew Richman	Common Stock	173,278	1.3%	(11)
Shawn O'Grady	Common Stock	96,060	*	(12)
Walter Hinton	Common Stock	93,684	*	(13)
Paul McKnight	Common Stock	86,715	*	(14)
Thomas G. Hudson	Common Stock	8,333	*	(15)
David E. Weiss	Common Stock	8,333	*	(16)
Carmen J. Scarpa	---------------	-	-	(5)
Robert S. Kocol	---------------	-	-

All directors and executive	Common Stock	2,126,136	14.6%
officers as a group (11 persons)	Series A Preferred Stock	16,558	*

* Constitutes less than 1%

(1)	For the purposes of this table, a person is deemed to have “beneficial ownership” of any shares of capital stock that such person has the right to acquire within 60 days of April 23, 2007.

(2)	All percentages for common stock are calculated based upon a total of 13,079,218 shares outstanding as of April 23, 2007, plus, in the case of the person for whom the calculation is made, that number of shares of common stock that such person has the right to acquire within 60 days after April 23, 2007.

(3)	All percentages for Series A preferred stock are calculated based upon a total of 2,466,971 shares outstanding as of April 23, 2007.

(4)	Represents 3,611,082 shares of common stock owned of record by Great Hill Equity Partners LP (“GHEP”) (assuming conversion of 815,715 shares of Series A preferred stock into 1,631,430 shares of common stock) and 121,530 shares of common stock owned of record by Great Hill Investors, LLC (“GHI”) (assuming conversion of 27,455 shares of Series A preferred stock into 54,909 shares of common stock). The foregoing numbers represent shares for which GHEP and GHI each has shared dispositive and voting power. Such shares may be deemed to be beneficially owned by Great Hill Partners GP, LLC (“GP”), the general partner of GHEP, Great Hill Partners, LLC (“GHP”), a manager of GP and Messrs. Christopher S. Gaffney, John G. Hayes and Stephen F. Gormley, the managers of GHI, GHP and GP. Share information is furnished in reliance on the Schedule 13D dated August 18, 2004 filed by the persons named herein with the Securities and Exchange Com mission. The persons named herein have each specifically disclaimed that they are a member of a group for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(5)	Represents 2,416,151 shares of common stock owned of record by Tudor Ventures II LP (“Tudor”) (assuming conversion of 903,994 shares of Series A preferred stock into 1,807,988 shares of common stock), 266,583 shares of common stock owned of record by The Raptor Global Portfolio Ltd. (“Raptor”) (assuming conversion of 99,741 shares of Series A preferred stock into 199,482 shares of common stock), and 1,813 shares of common stock held by The Altar Rock Fund LP (“Altar”) (assuming conversion of 670 shares of Series A preferred stock into 1,340 shares of common stock). The foregoing numbers represent shares for which Tudor, Raptor and Altar each has shared dispositive and voting power. Such shares may be deemed to be beneficially owned by Tudor Investment Corporation (“TIC”), the sole general partner of Altar and an investment advisor for Tudor and Raptor, and Paul Tudor Jones, II, the controlling shareholder of TIC. Tudor Ventu res Group LP (“TV GP”), the general partner of Tudor, and Tudor Ventures Group LLC, the general partner of TV GP, may also be deemed to be beneficial owners of the shares held by Tudor. Share information is furnished in reliance on the Schedule 13D dated August 18, 2004 filed by the persons named herein with the Securities and Exchange Commission. The persons named herein have each specifically disclaimed that they are a member of a group for purposes of Section 13(d) or 13(g) of the Exchange Act. In his capacity as a director, Mr. Scarpa represents Tudor’s interest in our Company. However, Mr. Scarpa specifically disclaims beneficial ownership of the shares of common stock beneficially owned by such entity.

(6)	Represents 1,924,580 shares of common stock owned of record by JP Morgan Direct Venture Capital Institutional Investors LLC (“JPM Institutional”) (assuming conversion of 497,532 shares of Series A preferred stock into 995,063 shares of common stock), 311,514 shares of common stock owned of record by JP Morgan Direct Venture Private Investors LLC (“JPM Private”) (assuming conversion of 81,136 shares of Series A preferred stock into 162,273 shares of common stock), and 94,703 shares of common stock owned of record by 522 Fifth Avenue Fund, LP (“522 Fund”) (assuming conversion of 24,107 shares of Series A preferred stock into 48,214 shares of common stock). The foregoing numbers represent shares for which JPM Institutional, JPM Private and 522 Fund each has shared dispositive and voting power. The shares held by JPM Institutional may be deemed to be beneficially owned by JPMorgan Chase Bank (“JPMCB”), its investmen t advisor, and JPMorgan Chase & Co., the parent of JPMCB. The shares held by JPM Private may be deemed to be beneficially owned by J.P. Morgan Investment Management Inc. (“JPMIM”), its investment advisor. The shares held by 522 Fund may be deemed to be beneficially owned by 522 Fifth Avenue Corp. (“522 Corp.”), its general partner, JPMIM, its investment advisor and the sole stockholder of 522 Corp., J.P. Morgan Fleming Asset Management Holdings Inc. (“Fleming”), the sole stockholder of JPMIM, and JPMCB, the sole stockholder of Fleming and the indirect parent of JPMIM.

Share information is furnished in reliance on the Schedule 13D dated August 18, 2004 filed by the persons named herein with the Securities and Exchange Commission. The persons named herein have each specifically disclaimed that they are a member of a group for purposes of Section 13(d) or 13(g) of the Exchange Act.

(7)	Share information is furnished in reliance on the Form 3 dated April 24, 2006 and on Form 4 dated September 19, 2006 filed by the person named herein with the Securities and Exchange Commission.

(8)	Share information is furnished in reliance on Schedule 13G/A filed on February 14, 2007. Represents 212,000 shares of common stock owned of record, 680,000 shares of common stock issuable upon conversion of a convertible note and interest thereon, and 201,280 shares of common stock issuable upon exercise of a warrant.

(9)	Represents 122,443 shares of common stock owned of record by Equity Pier LLC, of which Mr. Sweeney is the founder and managing member, 147,552 shares of common stock owned of record by Mr. Sweeney, 23,680 shares issuable upon exercise of a warrant held by Mr. Sweeney, 1,143,464 shares issuable upon the exercise of presently exercisable options held by Mr. Sweeney and assumes conversion of 16,588 shares of Series A preferred stock owned of record by Mr. Sweeney into 33,177 shares of common stock.

(10)	Represents 59,524 shares of common stock owned of record by Mr. Wolfinger, 106,560 shares of common stock issuable upon exercise of a warrant held by Mr. Wolfinger and 23,333 shares of common stock issuable upon the exercise of presently exercisable options held by Mr. Wolfinger.

(11)	Represents 60,429 shares of common stock owned of record by Mr. Richman, 1,184 shares of common stock issuable upon exercise of a warrant held by Mr. Richman and 111,665 shares of common stock issuable upon the exercise of presently exercisable options held by Mr. Richman.

(12)	Represents, 5,715 shares of common stock owned of record by Mr. O’Grady, 23,680 shares of common stock issuable upon exercise of a warrant held by Mr. O’Grady and 66,665 shares of common stock issuable upon the exercise of presently exercisable options held by Mr. O’Grady.

(13)	Represents 45,833 shares of common stock owned of record by Mr. Hinton, 1,184 shares of common stock issuable upon exercise of a warrant held by Mr. Hinton and 46,667 shares issuable upon the exercise of presently exercisable options held by Mr. Hinton. Mr. Hinton terminated his employment with us on January 26, 2007.

(14)	Represents 520 shares of common stock owned of record by Mr. McKnight, 1,184 shares of common stock issuable upon exercise of a warrant held by Mr. McKnight and 85,011 shares issuable upon the exercise of presently exercisable options held by Mr. McKnight. Mr. McKnight resigned as our Chief Financial Officer on February 14, 2007, and Mr. McKnight terminated his employment with us on March 30, 2007.

(15)	Represents 8,333 shares issuable upon the exercise of presently exercisable options held by Mr. Hudson.

(16)	Represents 8,333 shares of common stock issuable upon the exercise of presently exercisable options held by Mr. Weiss.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Common Stock

      Our common stock is currently quoted on the OTC Bulletin Board under the symbol "ICNS." The following table sets forth the high and low bid prices for our common stock for each fiscal quarter within our last two fiscal years, as reported by the National Quotation Bureau. The prices set forth below represent interdealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions. Prices for periods prior to June 9, 2005 have been adjusted to reflect a ten-for-one reverse split of our common stock effective on that date.

	HIGH BID	LOW BID

YEAR ENDED DECEMBER 31, 2005
First Quarter	$3.10	$1.61
Second Quarter	2.80	0.51
Third Quarter	2.00	0.90
Fourth Quarter	1.90	0.85

YEAR ENDED DECEMBER 31, 2006
First Quarter	$1.40	$0.90
Second Quarter	1.65	1.05
Third Quarter	1.35	1.09
Fourth Quarter	1.24	0.92

YEAR ENDED DECEMBER 31, 2007
First Quarter	$1.11	$0.93
Second Quarter through May 7, 2007	$1.01	$0.93

Holders

      At April 30, 2007, there were approximately 350 record holders of our common stock. This number excludes any estimate by us of the number of beneficial owners of shares held in street name, the accuracy of which cannot be guaranteed.

Dividends

      We have not paid cash dividends on any class of common equity since formation and we do not anticipate paying any dividends on our outstanding common stock in the foreseeable future. The purchase agreement relating to our outstanding senior secured convertible promissory note prohibits the declaration or payment of dividends on our common stock so long as twenty-five percent (25%) of the principal amount of such note remains outstanding, unless we obtain the written consent of the noteholder. Furthermore, the terms of our Series A Preferred Stock provide that, so long as at least 250,000 shares of our originally issued shares of Series A Preferred Stock are outstanding, we cannot declare or pay any dividend without having obtained the affirmative vote or consent of at least 80% of the voting power of our shares of Series A Preferred Stock.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

     As of April 30, 2007, the following equity compensation plans were in effect:

EQUITY COMPENSATION PLAN INFORMATION

	Number of		Number of
	securities to be	Weighted average	securities
	issued upon	exercise price	remaining
	exercise of	of outstanding	available
	outstanding options,	options, warrants	for future
Plan category	warrants and rights	and rights	issuance

Equity compensation
plans approved by
security holders:

2000 Incentra Option Plan (a)	1,768,592	$ 2.53	493,908

Equity compensation
plans not approved by
security holders:

Incentra of CO 2000 Stock Option and Grant Plan (b)	182,251	$ 0.47	-0-

2006 Stock Option Plan (c)	1,475,722	$ 1.15	274,278

Total	3,426,565	$ 1.83	768,186

(a) Total number of securities remaining available for future issuance includes 2,262,500 shares reserved for issuance under our 2000 Equity Incentive Plan, less options outstanding.

(b) Represents options to purchase unregistered shares of our common stock pursuant to grants under the Incentra of CO 2000 Stock Option and Grant Plan. There will be no additional grants under such plan.

(c) Total number of securities remaining available for future issuance includes 1,750,000 shares reserved for issuance under our 2006 Stock Option Plan, less options outstanding.

SELECTED FINANCIAL DATA

      The selected historical consolidated financial information presented below for the years ended December 31, 2006 and 2005 is derived from our 2006 audited consolidated financial statements and related notes thereto included elsewhere in this Prospectus. The financial information for the year ended December 31, 2004 is derived from our 2005 audited consolidated financial statements which are not included in the Prospectus. The information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations". On August 18, 2004 (the "Incentra of CO Acquisition Date"), we acquired all of the outstanding capital stock of Incentra of CO. The acquisition of Incentra of CO by us was accounted for as a reverse merger because on a post-merger basis, the former Incentra of CO shareholders held, immediately following the acquisition on the Incentra of CO Acquisition Date, a majority of our outstanding common stock on a voting and diluted basis. As a result, Incentra of CO was deemed to be the acquirer for accounting purposes. Accordingly, the information below and the audited consolidated financial statements presented elsewhere herein include the financial statements of Incentra of CO for all periods prior to the Incentra of CO Acquisition Date and the financial statements of the consolidated companies from the Incentra of CO Acquisition Date forward. Historical share and per share amounts for periods prior to the Incentra of CO Acquisition

Date have been retroactively restated to reflect the exchange ratio established in the transaction, in a manner similar to a reverse stock split, with the difference in par values being recorded as an offset to additional paid-in capital.

      In addition, we sold substantially all of the assets of Front Porch on July 31, 2006. Accordingly, the operations for Front Porch are classified as a discontinued operation after the Incentra of CO Acquisition Date. Prior to that date, our investment in Front Porch was accounted for under the equity method and our share of Front Porch’s income or loss for the period is included in the loss from continuing operations. Front Porch’s assets and liabilities related to those assets are classified as held for sale at the end of periods where indicated. The loss from discontinued operations in 2002 is unrelated to the sale of Front Porch completed in July 2006.

	Years ended December 31,
	2006	2005	2004	2003	2002
	(in thousands except per share amounts)
STATEMENT OF OPERATIONS DATA
Total revenue	$66,632	37,935	8,645	9,811	6,345
Gross margin (loss)	$14,258	8,151	2,854	2,859	(2,060)

Operating loss from continuing operations	$(13,060)	(11,585)	(7,878)	(8,486)	(12,244)
Income (loss) from discontinued operations, net of
income taxes	$16,004	(577)	(274)	-	(894)
Net loss	$(2,833)	(14,226)	(10,438)	(10,991)	(8,010)
Preferred stock dividends and accretion of preferred
stock discount	$(2,617)	(2,617)	(1,339)	(1,744)	(612)

Net loss applicable to common shareholders	$(5,450)	(16,843)	(11,777)	(12,735)	(8,622)
Weighted average common shares outstanding—basic
and diluted	13,643	12,542	5,103	1,895	1,023

Net loss per common share—basic and diluted
Loss from continuing operations	$(1.57)	(1.30)	(2.26)	(6.72)	(7.56)
Income (loss) from discontinued operations	$1.17	(0.04)	(0.05)	-	(0.87)
Total	$(0.40)	(1.34)	(2.31)	(6.72)	(8.43)

BALANCE SHEET DATA (as of end of period)
Cash and cash equivalents	$977	797	2,462	2,201	80
Assets held for sale	$-	19,512	20,462	-	-

Capitalized software development costs, net	$915	858	713	-	-
Intangible assets, net	$2,301	730	-	1,671	250
Goodwill	$16,937	5,858	-	592	-
Total assets	$45,818	37,883	28,677	13,564	5,825
Long-term obligations (including current
installments) (A)	$9,317	11,371	4,005	19,990	6,448

Liabilities associated with assets held for sale	$-	4,280	2,691	-	-
Mandatorily redeemable and convertible preferred
stock	$27,236	24,618	22,001	13,587	-
Shareholders' deficit	$(12,623)	(13,217)	(5,023)	(23,035)	(15,907)
Cash dividend declared per common share	$-	-	-	-	-

(A)	Long-term debt at December 31, 2003 included $19.3 million of redeemable preferred stock that was exchanged for a new series of preferred stock in August 2004. All of the remaining preferred stock outstanding at December 31, 2003 was exchanged for our common stock in August 2004.

     We have made several acquisitions and had two significant dispositions of operations (in 2003 and 2006) during this five-year period that may affect the comparability of the selected historical financial information presented above and the comparability of such information to future years' financial information. Certain reclassifications have been made to the consolidated financial statements for all periods prior to 2006 to conform to the presentation at December 31, 2006 and for the year then ended to reflect the disposition of Front Porch. See Note 1 to the audited consolidated financial statements.

FINANCIAL STATEMENTS AND
SUPPLEMENTARY FINANCIAL INFORMATION

     Our audited consolidated financial statements are listed in the Index to Consolidated Financial Statements appearing on page F-1 of this Prospectus.

     The following is a summary of the unaudited quarterly financial information for the past two full fiscal years. Substantially all of the assets of Front Porch were sold on July 31, 2006. Information for all periods reflects the classification of Front Porch as a discontinued operation.

	2006				2005
	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	(in thousands, except per share amounts)
Total revenues	$24,082	16,088	18,102	8,360	10,907	10,305	13,543	3,179
Total cost of revenues	$18,284	12,796	14,696	6,598	8,513	8,175	10.929	2,166
Gross margin	$5,798	3,292	3,406	1,762	2,394	2,130	2,614	1,013
Operating expenses	$9,072	7,744	6,084	4,418	9,043	3,854	4,057	2,782
Operating loss from continuing operations	$(3,274)	(4,452)	(2,678)	(2,656)	(6,649)	(1,724)	(1,443)	(1,769)
Other expenses	$(588)	(2,340)	(1,003)	(1,846)	(629)	(610)	(640)	(184)
Loss from continuing operations	$(3,862)	(6,792)	(3,681)	(4,502)	(7,278)	(2,334)	(2,083)	(1,953)
Income (loss) from discontinued operations,
net of income taxes	$29	15,576	(466)	865	985	(877)	(273)	(396)
Net income (loss) applicable to common shareholders	$(4,487)	8,130	(4,801)	(4,293)	(6,965)	(3,865)	(3,011)	(3,002)
Basic and diluted net loss per loss per share
applicable to common shareholders
Loss from continuing operations	$(0.34)	(0.54)	(0.31)	(0.38)	(0.61)	(0.23)	(0.22)	(0.24)
Income (loss) from discontinued operations	*	1.14	(0.03)	0.06	0.07	(0.07)	(0.02)	(0.03)
Total	$(0.34)	0.60	(0.34)	(0.32)	(0.54)	(0.30)	(0.24)	(0.27)
Weighted-average number of common shares
outstanding--basic and diluted	13,321	13,663	14,239	13,327	13,322	13,022	12,703	11,090

* Amount is less than $0.01 per share.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Critical Accounting Policies and Estimates

     Our significant accounting policies are described in Note 2 to the Consolidated Financial Statements. Some of these significant accounting policies require management to make difficult, subjective or complex judgments or estimates. Management believes our most important accounting policies include revenue recognition, accounting for software development costs, stock-based compensation, accounting for obligations and instruments potentially settled in shares of our common stock, impairment of goodwill, intangibles and other long-lived assets and concentrations of risk related to customers.

Revenue Recognition

     Given our diverse product and sales mix, as well as the complexities and estimates involved in measuring and determining revenue in accordance with generally accepted accounting principles, our accounting for revenue is crucial to the proper periodic reporting of revenue and deferred revenue.

     We apply the provisions of Emerging Issues Task Force (“EITF”) Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.” Our application of EITF 99-19 includes evaluation of the terms of customer contracts relative to a number of criteria that management considers in making its determination with respect to gross versus net reporting of revenue for transactions with customers. Management’s criteria for making these judgments place particular emphasis on determining the primary obligor in a transaction and which party bears general inventory risk. We purchase and resell hardware, software and third-party maintenance contracts. In these transactions, we (i) act as principal; (ii) take title to the products; and (iii) have the risks and rewards of ownership, including the risk of loss for collection, delivery or returns. For these transactions, we recognize revenues based on the gross amounts due from customers.

     Revenue is recognized when all of the following criteria are met: persuasive evidence of an agreement exists, delivery has occurred or services have been rendered, the sales price is fixed or determinable and collectibility is reasonably assured.

     Fees for first call maintenance agreements are recognized ratably over the terms of the agreements. Maintenance is generally billed in advance, resulting in deferred revenue.

     We also provide software-related professional services. Services are generally provided on a time-and-materials basis and revenue is recognized as the services are provided.

     Revenues from storage services are recognized at the time the services are provided and are billed on a monthly basis. Fees received for up-front implementation services are deferred and recognized over the term of the agreement. Deferred revenue is recorded for billings sent to or paid by customers for whom we have not yet performed the related services.

     Revenues from product sales are recognized when shipped. Revenues from the resale of third-party maintenance agreements are recognized at the date of sale, which generally approximates the commencement date of the service contract. Consulting revenues are recognized when the services are performed.

     Prior to the disposition of Front Porch on July 31, 2006, we licensed software under license agreements and provided professional services, including training, installation, consulting and maintenance. License fee revenues were recognized when a license agreement had been signed, the software product had been shipped, the fees were fixed and determinable, collection was reasonably assured and no significant vendor obligations remained.

     Prior to the disposition of Front Porch on July 31, 2006, we allocated revenue to each component of a contract based on objective evidence of its fair value, as established by management. Because licensing of software generally is not dependent on the professional services portion of the contract, software revenue is generally recognized upon delivery, unless a contract exists with the customer requiring customer acceptance.

Software Development Costs

     We capitalize costs in developing software products upon determination that technological feasibility has been established for the product, if that product is to be sold, leased or otherwise marketed. Costs incurred prior to the establishment of technological feasibility are charged to research and development expense. When the product is available for general release to customers, capitalization is ceased, and all previously capitalized costs are amortized over the remaining estimated economic useful life of the product, not to exceed three years.

Stock-Based Compensation

     In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123R "Share-Based Payment," (SFAS 123R), which addresses the accounting for share-based payment transactions. SFAS No. 123R eliminates the ability to account for share-based compensation transactions using APB No. 25 and generally requires instead that such transactions be accounted and recognized in the statement of income based on their fair value. Application of SFAS 123R requires the use of significant estimates, including expected volatility, expected term, risk-free interest rate and forfeiture rate. SFAS 123R was effective for us beginning January 1, 2006. The impact on our operating results and other information related to stock-based compensation upon adopting SFAS 123R are included in Note 2 to our Consolidated Financial Statements.

     Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation," defines a fair-value-based method of accounting for stock-based employee compensation plans and transactions in which an entity issues its equity instruments to acquire goods or services from non-employees, and encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value for periods prior to 2006.

     For periods prior to 2006, we elected to account for employee stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, employee compensation cost for stock options was measured as the excess, if any, of the estimated fair value of our stock at the date of the grant over the amount an employee must pay to acquire the stock.

Accounting for Obligations and Instruments Potentially Settled in our Capital Stock

     We account for obligations and instruments potentially to be settled in our capital stock in accordance with Emerging Issues Task Force ("EITF") No. 00-19, "Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled In a Company's Own Stock." This issue addresses the initial balance sheet classification and measurement of contracts that are indexed to, and potentially settled in, our own stock, primarily as these relate to warrants issued to Laurus.

     Under EITF No. 00-19 contracts are initially classified as equity or as either assets or liabilities, depending on the situation. All contracts are initially measured at fair value and subsequently accounted for based on the then-current classification. For contracts initially classified as equity, we do not recognize subsequent changes in fair value as long as the contracts continue to be classified as equity. For contracts classified as assets or liabilities, we report changes in fair value in earnings and disclose these changes in the financial statements as long as the contracts remain classified as assets or liabilities. If contracts classified as assets or liabilities are ultimately settled in shares, any previously reported gains or losses on those contracts continue to be included in earnings. The classification of a contract is reassessed at each balance sheet date.

Impairment of Goodwill, Intangibles and Other Long-Lived Assets

     Long-lived, tangible and intangible assets that do not have indefinite lives, such as property and equipment and acquired customer relationships, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We have approximately $3.1 million in property and equipment at December 31, 2006. As a result of the acquisitions we consummated in 2006 and 2005, we have approximately $2.3 million in identifiable intangible assets at December 31, 2006. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the assets and their eventual disposition. Measurement of an impairment loss for such long-lived assets is based on the fair value of the assets.

     Goodwill is not amortized and is subject to write downs charged to results of operations only when its carrying amount is determined to be more than its estimated fair value based upon impairment tests that are required to be made annually or more frequently under certain circumstances. Fair values are determined based on models that incorporate estimates of future profitability and cash flows. As a result of the acquisitions we consummated in 2005 and 2006, we have approximately $16.9 million in goodwill at December 31, 2006.

     With the acquisitions of Incentra of CA in February 2005, we recorded goodwill of $6,177,686. The fair value of our reporting units used in determination of the goodwill impairment is computed using the expected present value of associated future cash flows. Operating profits and cash flows were lower than expected in the fourth quarter of 2005 for Incentra of CA. Based on that trend, the earnings forecast for the next five years was revised. Therefore, during the fourth quarter of 2005 we determined that the goodwill associated with the Incentra of CA acquisition was impaired and accordingly recorded an impairment loss of $4,151,450.

Concentration of Risk—Customers and Geographic

     We currently sell our products and services primarily throughout North America, with only a small portion (less than 5%) generated in Europe, Asia and the Pacific Rim. We perform periodic credit evaluations of our customers' financial condition and generally do not require collateral. Accounts receivable are reported at their outstanding unpaid principal balances reduced by an allowance for doubtful accounts. We estimate doubtful accounts based on historical bad debts, factors related to a specific customer's ability to pay and current economic trends. We write off accounts receivable against the allowance when a balance is determined to be uncollectible. Credit losses have been within management's expectations.

The following is a breakdown of our revenues and long-lived assets by geographic area (in thousands):

	North America	Europe/Asia*	Total
Year Ended December 31, 2006
Revenues	$63,462	$3,170	$66,632
Long-lived Assets, net	22,356	862	23,218

Year Ended December 31, 2005
Revenues	$35,837	$2,098	$37,935
Long-lived Assets, net	8,835	477	9,312

Year Ended December 31, 2004
Revenues	$6,711	$1,934	$8,645
Long-lived Assets, net	2,293	611	2,904

*The geographic breakout by country is not practible to obtain.

     For the year ended December 31, 2006, no customer represented more than 10% of revenues. For the year ended December 31, 2005, one customer represented 16% of revenues. For the year ended December 31, 2004, revenue from two customers individually accounted for approximately 22% and 14% of total revenues.

General

     When used in this discussion, the word "believes", "anticipates", "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.

     Our business and results of operations are affected by a wide variety of factors that could materially and adversely affect us and our operating results, including, but not limited to: (1) the availability of additional funds to enable us to successfully pursue our business plan; (2) the uncertainties related to the effectiveness of our technologies and the development of our products and services; (3) our ability to maintain, attract and integrate management personnel; (4) our ability to complete the development and continued enhancement of our products in a timely manner; (5) our ability to effectively market and sell our products and services to current and new customers; (6) our ability to negotiate and maintain suitable strategic partnerships, vendor relationships and corporate relationships; (7) the intensity of competition; and (8) general economic conditions. As a result of these and other factors, we may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect our business, financial condition, operating results and stock price.

     Any forward-looking statements herein speak only as of the date hereof. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

     We supply a broad range of IT products and services to enterprises and service providers. We market our products and services to service providers and enterprise clients under the trade name Incentra Solutions. We deliver complete IT solutions and comprehensive storage services, including remote monitoring/management services, maintenance support services (first call) for third-party hardware and software maintenance, professional services, third-party hardware/software procurement and resale and financing solutions. We provide data protection solutions and services that ensure that our customers' data is backed-up and recoverable and meets internal data retention compliance policies. Our remote monitoring and management services are delivered from our Storage Network Operations Center ("NOC") in Broomfield, Colorado, which monitors and manages a wide spectrum of diverse storage infrastructures on a 24x7 basis throughout the United States, the United Kingdom, the Netherlands, Bermuda and Japan. We deliver these services worldwide using our proprietary GridWorks Operations Support System, which enables automated remote monitoring and management of complete storage infrastructures and backup applications. We provide outsourcing solutions for customer data protection needs under long-term contracts. Customers pay on a monthly basis for storage services based on the number of assets managed and/or the volume of storage assets utilized. We believe customers benefit from improved operating effectiveness with reduced operating costs and reductions in capital expenditures.

     For the year ended December 31, 2006, revenues from continuing operations increased 75.7% to $66.6 million from $37.9 million for the comparable prior year period. The significant growth in revenue was a result of the added sales of products and services from two acquisitions completed in 2006 and organic growth from our existing business. On a pro forma basis, assuming that the two acquisitions in 2006 occurred as of January 1, 2005, revenue for the year ended December 31, 2006 increased to $90.0 million compared to $79.1 million in the previous year. The increase is attributed to higher product and service revenues from Incentra MW and Incentra NW compared to the prior year. For the year ended December 31, 2006, our loss from continuing operations was $18.8 million, as compared to a loss from continuing operations of $13.6 million for the prior year. Included in the results for 2006 is a loss of $3.0 million on early extinguishment of debt. Included in the loss for 2005 is an impairment loss of $4.2 million related to the acquisition of Incentra of CA.

     For the year ended December 31, 2006, excluding the gain of $15.4 million from discontinued operations, we incurred an adjusted EBITDA(1) loss of $8.9 million compared to an adjusted EBITDA loss of $3.7 million for the year ended December 31, 2005. For the year ended December 31, 2004, we incurred an adjusted EBITDA loss of $4.7 million. The adjusted EBITDA loss for 2006 excludes from our loss from continuing operations the impact of non-cash stock option compensation expense of $1.6 million, a loss of $3.0 million on early extinguishment of debt, net interest expense of $2.9 million and depreciation and amortization expense of $2.5 million. The adjusted EBITDA loss for 2005 excludes an impairment loss on goodwill of $4.2 million, depreciation and amortization expense of $3.0 million and net interest expense of $2.4 million. The adjusted EBITDA loss for 2005 also includes the add back of $0.4 million of non-cash compensation expense compared to $1.6 million in 2006 following the adoption of SFAS 123R effective January 1, 2006.

     We continue to invest in hardware and the development of our software and in data storage and other infrastructure equipment. During the year ended December 31, 2006, we invested $0.6 million in software development and $2.4 million in data storage infrastructure.

     We continue to expand our product and service offerings in an effort to position our company as a provider of a wide range of services and products and to further solidify our leading market position. We also continue to increase the number of products we have available for resale to our customers, both directly and through existing channel partners. We introduced the sales of managed services along with our sales of storage products and professional services directly to enterprise customers. We also believe we can increase our sales of managed

1 EBITDA is defined as earnings before interest, taxes, depreciation and amortization and cumulative effect of changes in accounting principles. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (GAAP), we believe the use of the non-GAAP financial measure EBITDA enhances an overall understanding of our past financial performance and is a widely used measure of operating performance in practice. In addition, we believe the use of EBITDA provides useful information to the investor because EBITDA excludes significant non-cash interest and amortization charges related to our past financings that, when excluded, we believe produces more meaningful operating information. EBITDA also excludes depreciation and amortization expenses, which are significant when compared to such levels prior to the acquisition of Incentra CO. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining our operating performance or liquidity that are calculated in accordance with GAAP, and this measure may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure net loss before deemed dividends and accretion on preferred stock is set forth below.

EBITDA Reconciliation
All amounts in (000's)

	For the years ending December 31,
	2006	2005	2004
Loss from continuing operations before accretion of preferred stock	($18,838)	($13,649)	($10,164)
Depreciation and amortization	2,488	2,991	3,033
Loss on impairment of goodwill	-	4,151	0
Interest, net (cash portion)	1,365	810	271
Interest expense (non-cash portion)	1,520	1,610	2,151
EBITDA loss from continuing operations	(13,465)	(4,087)	(4,709)

Loss on early extinguishment of debt	2,957	-	-
Non-cash stock based compensation	1,588	350	1,191

EBITDA loss from continuing operations, as adjusted	($8,920)	($3,737)	($3,518)

services by introducing these services to the customers of our acquired businesses. We believe our professional services business will be enhanced as we leverage our engineering resources across our entire customer base.

     During the year ended December 31, 2006, we completed two additional strategic acquisitions that we believe allowed us to become a more complete solutions provider of IT infrastructure products and services.

Results of Operations—Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

     The following discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     Revenue. Total revenue from continuing operations for the year ended December 31, 2006 increased $28.7 million, or 75.7%, to $66.6 million compared to total revenue of $37.9 million for the year ended December 31, 2005. Revenue from the sale of products increased $25.7 million, or 93.8%, to $53.1 million compared to revenue of $27.4 million for the prior year. This increase was attributable to the additional revenues resulting from our acquisitions of Network Systems Technologies, Inc. (also known as “Incentra MW”) in April and Tactix, Inc. in September. Revenue from the delivery of services increased $3.0 million, or 28.6%, to $13.5 million compared to $10.5 million for the prior year. The increase in service revenue resulted primarily from the additional service revenues we received from the two acquisitions that we completed in fiscal 2006.

     For the year ended December 31, 2006, revenues from customers in North America totaled $63.5 million, or 95% of total revenues compared to $35.8 million, or 94% of total revenue for 2005. For the year ended December 31, 2006, the portion of our revenues that was derived from the European and Asian markets increased to $3.2 million, or 5% of total revenues, compared to $2.1 million, or 6% of total revenues, in 2005.

     Gross Margin. Total gross margin from continuing operations for the year ended December 31, 2006 increased $6.1 million to $14.3 million, or 21.5% of total revenue, as compared to gross margin of $8.2 million, or 21.6% of total revenue, for the comparable prior-year period. Product gross margin for the year ended December 31, 2006 totaled $10.3 million, or 19.4% of product revenue compared to $4.6 million, or 16.9%, for the prior-year period. Service gross margin for the year ended December 31, 2006 totaled $4.0 million, or 29.3% of service revenue compared to $3.5 million, or 33.5%, for the prior-year period.

     Selling, General, and Administrative Expenses. Selling, general and administrative ("SG&A") expenses from continuing operations for the year ended December 31, 2006 increased by approximately $12.3 million to $26.6 million from $14.3 million for 2005. SG&A expenses for the year ended December 31, 2006 included $19.3 million in salaries and related benefits for employees not directly related to the production of revenue, $2.3 million in general office expenses, $2.0 million in professional fees, $1.2 million for travel-related costs, $1.2 million in facilities costs and $0.6 million in bad debt expense. SG&A expenses of $14.3 million for the prior year ending December 31, 2005 included $9.7 million in salaries and related benefits for employees not directly related to the production of revenue, $1.8 million in general office expenses, $1.3 million in professional fees, $0.6 million in travel-related costs, $0.8 million of facilities costs and $0.1 million of bad debt expense. The increase in SG&A expenses during the year ended December 31, 2006 was a direct result of our acquisitions of Incentra MW and Tactix, as well as increased investment in sales and engineering resources. In addition, in 2006, our adoption of FAS 123R resulted in an increase of $1.2 million in non-cash stock option compensation expense. This expense was included in the salaries and related benefits category of expenses.

     Depreciation and Amortization. Amortization expense consists of amortization of acquired customer relationships, capitalized software development costs and other intangible assets. Depreciation expense consists of depreciation of furniture, equipment, software and improvements. Depreciation and amortization expense from continuing operations was approximately $2.5 million and $3.0 million for the years ended December 31, 2006 and 2005, respectively, of which $1.7 million was included in cost of revenue in each year.

     Operating Loss from Continuing Operations. For the year ended December 31, 2006, we incurred a loss from continuing operations of $13.1 million as compared to a loss from continuing operations of $11.6 million for the year ended December 31, 2005. The loss for 2005 included a loss on impairment of goodwill of $4.2 million. No similar loss was incurred in 2006. Excluding the loss on impairment of goodwill, the operating loss from continuing operations increased by $5.6 million. This was primarily due to increased SGA expenses of $12.2 million being only partially offset by increased gross margin of $6.1 million.

     Interest Expense. Interest expense was $2.9 million for the year ended December 31, 2006 compared to $2.4 million for the year ended December 31, 2005. Interest expense during 2006 included cash interest costs of $1.4 million on notes payable and capital leases, and non-cash interest charges of $1.5 million, consisting of $0.8 million related to amortization of debt discounts, $0.3 million related to warrants and $0.4 million related to amortization of financing costs. Interest expense for 2005 included cash interest costs of $0.8 million on notes payable, and capital leases and non-cash interest charges of $1.6 million, consisting of $0.7 million related to amortization of debt discounts, $0.3 million related to warrants, $0.2 million related to the beneficial conversion feature of a note issued to Laurus Master Fund, Ltd. (“Laurus”) and $0.4 million related to amortization of financing costs

     Loss on Early Extinguishment of Debt. For the year ended December 31, 2006, we incurred a $3.0 million loss on the early extinguishment of debt. The refinancing of our 2005 credit facility with Laurus in the first quarter of 2006 was accounted for as an early extinguishment of debt. A loss of $1.2 million was recorded in connection with such debt extinguishment, which included $0.4 million for an early termination fee and $0.1 million in costs associated with the refinancing. In addition, significant repayment of long-term debt occurred during the third quarter of 2006. In connection with such repayment, we incurred $0.8 million in prepayment penalties, and $0.9 million in deferred financing costs were written-off. No similar refinancings or early debt extinguishment occurred in 2005.

     Other Income and Expense. Other income was approximately $0.1 million for the year ended December 31, 2006 as compared to other income of approximately $0.4 million for the prior year. Other income for 2005 included $0.3 million of income resulting from the reassessment of the value of contracts recorded under EITF 00-19 for outstanding warrants and $0.1 million of investment income was derived from leased equipment to customers and gains from sales of fixed assets.

     Foreign Currency Transaction Gain or Loss. We conduct business in various countries outside the United States in which the functional currency of the country is not the U. S. dollar. The effects of exchange rate fluctuations in remeasuring foreign currency transactions for the years ended December, 2006 and 2005 were minimal for each period.

     Income or Loss from Discontinued Operations. In July 2006, we sold the assets of Front Porch and have accounted for the operations of Front Porch prior to such sale as discontinued operations. During the year ended December 31, 2006, income from discontinued operations was $0.6 million for the 7-month period ended July 31, 2006 as compared to a loss from discontinued operations for the year ended December 31, 2005 of $0.6 million. The difference in earnings was primarily due to improved operating results and decreased income tax expense in 2006 on the income generated by our former Front Porch division in France.

     Gain on Sale of Discontinued Operations. The sale of Front Porch during 2006 generated a gain of $15.4 million.

     Net Loss Applicable to Common Shareholders. During the year ended December 31, 2006, we incurred a net loss applicable to common shareholders of $5.5 million as compared to a net loss applicable to common shareholders of $16.8 million for the prior year ended December 31, 2005. The significant decrease in net loss applicable to common shareholders for 2006 was primarily due to the gain on the sale of Front Porch of $15.4 million, which was partially offset by the loss of $3 million incurred on the early extinguishment of debt.

Results of Operations—Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

     Revenue. Total revenue from continuing operations for the year ended December 31, 2005 increased by $29.3 million, or 341%, to $37.9 million compared to total revenue of $8.6 million for the year ended December 31, 2004. Revenue from the sale of our products increased to $27.4 million compared to revenue of $1.2 million for the comparable prior-year period. This increase was attributable to: (1) the additional revenues resulting from the acquisitions of Incentra of CA and Incentra NW, (2) increased orders for our software and related products and (3) sales of hardware as part of complete archive solutions. Revenue from delivery of our services increased $3.1 million, or 42%, to $10.5 million compared to $7.4 million for the comparable prior year period. The increase in service revenue was the result of the additional revenues resulting from the professional services provided by Incentra of CA and Incentra NW to its customers, as well as the introduction of first call maintenance services by these businesses. Pro forma revenue for the year ended December 31, 2005 decreased to $48.4 million compared to $52.0 million in the previous year. The decrease was due to increased revenue from Incentra NW being more than offset by the decline in the revenues of Incentra of CA and Incentra of CO.

      For the year ended December 31, 2005, approximately 94% of our revenues from continuing operations were derived from the North American market. During that period, aggregate revenues from customers located in Europe, Asia and the Pacific Rim amounted to $2.1 million, or 6% of total revenue. For the year ended December 31, 2004, our revenues from customers located in Europe and Asia amounted to $1.9 million, or 22% of total revenue, while revenues from customers located in North America totaled $6.7 million, or 78% of total revenue.

     Gross Margin. Total gross margin from continuing operations for the year ended December 31, 2005 increased $5.3 million to $8.1 million, or 21% of total revenue, as compared to gross margin of $2.8 million, or 33% of total revenue, for the comparable prior year period. The decrease in margin percentage was due to the introduction of third-party product sales from the two acquisitions in 2005. Product gross margin for the year ended December 31, 2005 totaled $4.6 million, or 17% of product revenue. Service gross margin for the year ended December 31, 2005 totaled $3.5 million, or 33% of service revenue. The decrease in the margin percentage in product revenue was due to the introduction of third-party products offered by the new acquisitions. On a pro forma basis, the gross margin for the year ended December 31, 2005 was $9.7 million compared to $13.5 million in the comparable prior-year period. The decrease of $3.8 million is comprised of the effects of an overall decrease in revenues of $3.6 million in combination with an overall decrease from 26% to 20% in the gross margin percentage per due to the introduction of third-party product sales to the total revenue mix.

     Selling, General and Administrative Expenses. SG&A expenses from continuing operations for the year ended December 31, 2005 increased by approximately $6.1 million to $14.3 million from $8.2 million for the comparable prior year period. SG&A expenses for the year ended December 31, 2005 included $9.2 million in salaries and related benefits for employees not directly related to the production of revenue, $1.8 million in general office expenses, $1.3 million in professional fees, $0.6 million for travel-related costs, $0.8 million in facilities costs and $0.6 million in bad debt expense. No expense was incurred for research and development. SG&A expenses of $8.2 million for the prior year ending December 31, 2004 included $4.9 million in salaries and related benefits for employees not directly related to the production of revenue, $1.5 million in general office expenses, $0.9 million in professional fees, $0.5 million in travel related costs, $0.2 million of facilities costs and $0.2 million of bad debt expense. The increase in SG&A expenses during the year ended December 31, 2005 was a direct result of the inclusion of the SG&A expenses relating to the Incentra of CA and Incentra NW businesses from the dates of the acquisitions forward. On a pro forma basis, SG&A expenses were $15.4 million for the year ending December 31, 2005 compared to $14.4 million for the comparable prior year period, a slight increase.

     Merger Costs. Merger costs of $1.3 million in 2004 consisted of costs incurred in the acquisition of Front Porch. These costs consisted of $0.8 million in compensation expense related to the accelerated vesting of stock options, $0.4 million in professional fees for legal, banking and accounting services, and $0.1 million of severance-related costs due to reductions in staffing as result of the acquisition. There were no significant merger-related costs in 2005.

     Depreciation and Amortization. Amortization expense consists of amortization of intellectual property, capitalized software development costs and other intangible assets. Depreciation expense consists of depreciation of furniture, equipment, software and improvements. Depreciation and amortization expense from continuing operations was approximately $3.0 million each year for the years ended December 31, 2005 and 2004, respectively, of which $1.7 million and $2.0 million respectively was included in cost of revenue.

Operating Loss From Continuing Operations. During the year ended December 31, 2005, we incurred a loss from continuing operations of $11.6 million as compared to a loss from continuing operations of $7.9 million for the year ended December 31, 2004. The increase in the loss for 2005 is primarily due to a loss for impairment of the goodwill related to the acquisition of Incentra of CA of $4.2 million. Operating profits and cash flows for Incentra of CA were lower than expected in the fourth quarter of 2005. The major contributors to this negative trend were the loss of a major customer and the impact of a distributor violation. Therefore, during the fourth quarter of 2005, we determined that the goodwill associated with the Incentra of CA acquisition was impaired and accordingly recorded an impairment loss of $4.2 million. On a pro forma basis, the operating loss from continuing operations for the year ended December 31, 2005 was $11.4 million compared to $9.1 million for the comparable prior-year period. This increase was due to the impairment loss being offset in part by improved performance.

     Interest Expense. Interest expense was $2.4 million for the year ended December 31, 2005 compared to $2.4 million for the year ended December 31, 2004. Interest expense during 2005 included cash interest costs of $0.8 million on notes payable and capital leases and non-cash interest charges of $1.6 million, consisting of $0.7 million related to amortization of debt discounts, $0.3 million related to warrants, $0.2 million related to the beneficial conversion feature of the Laurus note, and $0.4 million related to amortization of financing costs. Interest expense during 2004 included cash interest costs of $0.2 million on notes payable and capital leases and non-cash interest charges of $2.2 million, consisting of $1.7 million of interest on Incentra of CO's previously outstanding Series C preferred stock, $0.2 million related to amortization of debt discounts, $0.2 million related to warrants, and $0.1 million related to amortization of financing costs.

     Other Income and Expense. Other income of $0.4 million for 2005 is largely comprised of a gain on the adjustment to the valuation of warrants classified as liabilities. Other income of $0.1 million for 2004 is comprised of investment income and gains from the sale of fixed assets.

     Foreign Currency Translation and Transactions. As discussed above, we conduct business in various countries outside the United States in which the functional currency of the country is not the U.S. dollar. As a result, we have foreign currency exchange translation exposure as the results of these foreign operations are translated into U.S. dollars in our consolidated financial statements. For the year ended December 31, 2005, we reported an accumulated translation loss of $103,235 as a component of accumulated other comprehensive loss. We are also subject to foreign exchange transaction exposure because we provide for intercompany funding between the U.S. and our international operations. The effect of exchange rate fluctuations in remeasuring foreign currency transactions for the years ended December 31, 2005 and 2004 was a loss of $60,000 in 2005 compared to a gain of $8,559 in 2004 in 2004.

     Loss From Discontinued Operations. During the year ended December 31, 2005, we incurred a loss from discontinued operations, net of income tax expense of $469,000, of $576,746 compared to a loss from discontinued operations, net of income tax expense of $400,000, of $274,378 for the period from August 18, 2004 to December 31, 2004. The increase in loss is due to including the results of Front Porch for the entire twelve-month period in 2005 compared to approximately four months in 2004. Income tax expense increased by $69,000 in 2005 compared to 2004. Income tax expense in each year is solely related to the international operation, with no offset for the losses incurred in the U.S. operations.

     Net Loss Applicable to Common Shareholders. During the year ended December 31, 2005, we incurred a net loss applicable to common stockholders of $16.8 million as compared to a net loss applicable to common stockholders of $11.8 million for the year ended December 31, 2004. Included in the net loss for the year ended December 31, 2004 was $1.3 million of costs related to the merger with Front Porch. The increase in net loss for the year ended December 31, 2005 was primarily due to the $4.2 million impairment loss related to Incentra of CA and a net increase of the accretion and dividends on preferred stock of $1.3 million.

Liquidity and Capital Resources

      At December 31, 2006, we had $1.0 million of cash and cash equivalents. Issuance of convertible debt and equity securities, borrowings under a revolving line of credit and proceeds from the sale of Front Porch have each been a principal source of liquidity for us in the year ended December 31, 2006.

      On February 6, 2006, in connection with our execution of a new security agreement, Laurus provided us a non-convertible revolving credit facility of up to $10 million (the "2006 Facility"). The term of the 2006 Facility is three years and borrowings under the 2006 Facility accrue interest on the unpaid principal and interest at a rate per annum equal to the "prime rate" published in The Wall Street Journal from time to time, plus 1%, subject to a floor of seven percent (7%). The maximum principal amount outstanding under the 2006 Revolver Note cannot exceed 90% of the combined eligible accounts receivable of our U.S. operations. As of December 31, 2006, outstanding borrowings under the 2006 Facility amounted to $6.3 million.

     The 2006 Facility requires a lockbox arrangement, which requires all receipts to be swept daily to reduce borrowings outstanding under the 2006 Facility. This arrangement, combined with a Subjective Acceleration Clause (“SAC”) in the 2006 Facility, cause the 2006 Facility to be classified as a current liability, per guidance in the EITF 95-22, “Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements that Include Both a Subjective Acceleration Clause and a Lock-Box Arrangement.”

     On March 31, 2006, we consummated a private placement pursuant to which we issued a secured convertible term note due May 31, 2009 in the principal amount of $1,500,000 (the "2006 Convertible Note") and a secured term note due May 31, 2009 in the principal amount of $1,750,000 (the "2006 Term Note"). Funding of $3.25 million under the 2006 Term Note and the 2006 Convertible Note was completed on April 13, 2006 and was used to fund part of the cash portion of the purchase price of our acquisition of Incentra MW. The 2006 Term Note was repaid on July 31, 2006. The 2006 Convertible Note remains outstanding, is being repaid according to terms and had an outstanding balance of $1.1 million at December 31, 2006.

     In May and June 2006, we entered into a Note Purchase Agreement (the "Purchase Agreement") with twelve accredited individuals and three institutional investors (collectively, the "Purchasers"), pursuant to which we issued and sold unsecured convertible term notes (the "Convertible Notes") in the aggregate principal amount of $2,410,000. Of this amount, $1,060,000 was repaid to the twelve non-institutional purchasers in September 2006. The remaining Convertible Notes have a principal amount of $1,350,000. The Convertible Notes bear interest at an annual rate of 12% (subject to certain adjustments) and mature on June 6, 2007. Absent early redemption (at our option and without penalty), the Convertible Notes and any accrued interest are convertible, at the option of the Purchasers, into shares of our common stock at a fixed conversion price of $1.40 per share. We have the right to convert all or any portion of the then unpaid and accrued interest on the remaining Convertible Notes into shares of our common stock at the then-effective conversion price of such Convertible Notes. In connection with issuance of the Convertible Notes in May and June 2006, we also issued to the Purchasers five-year warrants (the "Warrants") to purchase an aggregate of 570,688 shares of our common stock, at an exercise price $1.40 per share.

     On July 31, 2006, we completed the sale of substantially all of the assets of Front Porch. Proceeds from the sale amounted to $33 million in cash with a potential earn out of an additional $5 million. We received $30.5 million in cash at closing, which is net of an escrow of $2.5 million that is expected to be released in 2007 following the settlement of any indemnification claims that may arise during the one-year period following the sale. With the proceeds (net of fees of the sale), we paid off the remaining principal balance and accrued interest on all amounts due Laurus with the exception of the 2006 Convertible Note. The repayment of these notes also included prepayment penalties amounting to approximately $0.8 million.

     In July 2006 we reached an agreement with the former owner of Incentra of CA to settle an arbitration award. Pursuant to the settlement, we paid the former owner $505,000 on execution of the agreement and $1,875,000 on August 2, 2006, and the former owner returned to us all 1,135,580 shares of our common stock issued to him in the acquisition of Incentra of CA and cancelled the $2.5 million promissory note issued to him in February 2005.

     On April 13, 2006, in connection with the acquisition of Incentra MW, we paid approximately $6.0 million in cash and issued a note in the amount of $1.5 million to the former shareholder of Incentra MW. On September 5, 2006, we acquired Tactix for approximately $4.0 million in cash, including fees.

     As of December 31, 2006, we had current assets of $22.3 million. These assets were primarily derived from our operations and acquisitions in 2006. Long-term assets of $23.5 million consist of $2.3 million of intangible assets resulting from the acquisitions of Incentra of CA, Incentra NW and Incentra MW, $16.9 million of goodwill resulting from the acquisitions of Incentra of CA, Incentra NW, Incentra MW, allianceSoft and Tactix, $3.1 million of property and equipment, $0.9 million of capitalized software development costs and $0.3 million of other assets.

     Current liabilities of $30.2 million at December 31, 2006 consist of $14.2 million of accounts payable; $1.8 million of deferred revenue, $5.7 million of accrued expenses; and $8.5 million of the current portion of notes payable, other long-term obligations and capital leases.

     Our working capital deficit was $7.9 million as of December 31, 2006, which included $6.3 million under a revolving credit agreement, which matures on February 9, 2009.

     We used net cash of $14.7 million in operating activities of our continuing operations during the year ended December 31, 2006. Of this total, $11.1 million resulted from cash used in continuing operations and $3.6 from increased working capital, excluding the increase in working capital arising from acquisitions. We used net cash of $10.7 million in investing activities from continuing operations during the year ended December 31, 2006, including $2.5 million to purchase or develop computer software and equipment, $5.2 million to purchase Incentra MW and $3.0 million to acquire Tactix and allianceSoft. Cash generated by discontinued operations, primarily due to the sale of Front Porch, amounted to $26.0 million. Financing activities from continuing operations used net cash of $3.5 million during the year ended December 31, 2006 to repay long-term indebtedness.

     As part of our business strategy, we have completed four significant acquisitions and will continue to evaluate new acquisitions during the next 12 months. Although we completed the sale of Front Porch, which provided a significant amount of cash, and we are experiencing success in the deployment of our marketing strategy for the sale and delivery of our software solutions, continuation of this success is contingent upon several factors, including the availability of cash resources, the prices of our products and services relative to those of our competitors, and general economic and business conditions, among others.

     Our management believes our cash and cash equivalents, available borrowings under the 2006 Facility and cash flow from operations and non-operating sources will provide us with sufficient capital resources to fund our operations, debt service requirements, and working capital needs for the next 12 months. There can be no assurances that we will be able to obtain additional funding when needed, or that such funding, if available, will be obtainable on terms acceptable to us. In the event that our operations do not generate sufficient cash flow, or we cannot obtain additional funds if and when needed, we may be forced to curtail or cease our activities, which would likely result in the loss to investors of all or a substantial portion of their investment.

     Exclusive of any acquisitions, we expect revenue in 2007 to increase to between $110 million and $120 million, or approximately 65% to 80% higher, than revenue in 2006. In addition, we expect to generate positive cash flow for 2007. However, there can be no assurance that we will achieve the projected revenue amount or that we will generate positive cash flow for the year. Our actual financial results may differ materially from our stated plan of operations. Factors that may cause a change from our plan of operations to vary include, without limitation, decisions of our management and board of directors not to pursue our stated plan of operations based on its reassessment of the plan and general economic conditions. Additionally, there can be no assurance that our business will generate cash flows at or above current levels. Accordingly, we may choose to defer capital expenditures and extend vendor payments for additional cash flow flexibility.

      We expect capital expenditures to be approximately $2.0 million and capitalized software development costs to be approximately $1.0 million during the 12-month period ended December 31, 2007. It is expected that our principal uses of cash will be for working capital, to finance capital expenditures and for other general corporate purposes, including financing the expansion of our business and implementation of our sales and marketing strategy. The amount of spending in each respective area is dependent upon the total capital available to us.

Off-Balance Sheet Financing

     Our most significant off-balance sheet financing arrangements as of April 30, 2007 are non-cancellable operating lease arrangements primarily for office space, which have not changed significantly since December 31, 2006. We do not participate in any off-balance sheet arrangements involving unconsolidated subsidiaries that provide financing or potentially expose us to unrecorded financial obligations.

Management’s Plans

     We are subject to various risks and uncertainties frequently encountered by companies in the early stages of development, particularly companies in the rapidly evolving market for technology-based products and services. Such risks and uncertainties include, but are not limited to, our limited operating history, need for additional capital, a volatile business and technological environment, an evolving business model, and the management of expected growth. To address these risks, we must, among other things, gain access to capital in amounts and on terms acceptable to us, maintain and increase our customer base, implement and successfully execute our business strategy, continue to enhance our technology, provide superior customer service, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks.

     Since inception, we have incurred substantial operating losses and have a working capital deficit of $7.9 million and a shareholders' deficit of $12.6 million at December 31, 2006. We have funded these deficiencies by utilizing our existing working capital, lines of credit and long-term borrowings. We anticipate that we will continue to fund our business from existing lines of credit and from increasing cash flows from our business operations. However, no assurance can be given that we will be successful in increasing cash flow from operations. Realization of our investment in property and equipment and other long-lived assets is dependent upon achieving positive operating cash flows. If we do not achieve and maintain such positive operating cash flows, our long-lived assets could be considered impaired, resulting in a significant impairment charge to operations.

     Our 2007 operating plan, and the execution thereof, is focused on increasing revenue, controlling costs, and conserving cash. However, there can be no assurance that we will be able to meet the operational and financial requirements of our operating plan. We believe that our cash and cash equivalents, working capital and access to current and potential lenders will provide sufficient capital resources to fund our operations, debt service requirements, and working capital needs at least through December 31, 2007.

     We incurred a loss from continuing operations of $18.8 million for the year ended December 31, 2006, although the loss included certain non-cash expenses of approximately $7.7 million.

     We believe that cash flows from operations will provide our primary source of operating capital, as the operations acquired over the past two years continue to generate cash. In August 2007, we expect approximately $2.5 million in cash related to the sale of Front Porch to be released from escrow and available for use in our operations. In addition, we expect to continue to have significant amounts available to us under our revolving line of credit with Laurus.

Recently Issued Accounting Pronouncements

     In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment to FASB Statement No. 115”. This statement permits companies to choose to measure many financial instruments and other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement is expected to expand the use of fair value measurement of accounting for financial instruments. The fair value option established by this statement permits all entities to measure eligible items at fair value at specified election dates. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. We are currently assessing the impact that adoption of SFAS No. 159 may have on our consolidated financial statements.

     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement”. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. We are currently assessing the impact of the adoption of SFAS No. 157 may have on our consolidated financial statements.

     In September 2006, the SEC issued SAB No. 108 in order to eliminate the diversity of practice surrounding how public companies quantify financial statement misstatements. In SAB No. 108, the SEC staff established an approach that requires quantification of financial statement misstatements based on the effects of the misstatements on each of the company’s financial statements and the related financial statement disclosures. SAB No. 108 is effective for fiscal years ending after November 15, 2006. SAB No. 108 did not have an impact to our consolidated financial statements.

     In July 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109" ("FIN 48"). FIN 48 requires that a position taken or expected to be taken in a tax return be recognized in the financial statements when it is more likely than not (i.e. a likelihood of more than fifty percent) that the position would be sustained upon examination by tax authorities. A recognized tax position is then measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Upon adoption, the cumulative effect of applying the recognition and measurement provisions of FIN 48, if any, shall be reflected as an adjustment to the opening balance of retained earnings. The effective date of this interpretation is for fiscal years beginning after December 15, 2006. We did not have any unrecognized tax benefits and there was no effect on our financial condition or results of operations as a result of implementing FIN 48.

      We file income tax returns in the U.S. federal jurisdiction and various state jurisdictions. We are subject to U.S. federal and state tax examinations for 2003 through 2006. We do not believe there will be any material changes in our unrecognized tax positions over the next 12 months. We recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date of adoption of FIN 48, we did not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the quarter.

Contractual Obligations

     The following summarizes our contractual cash obligations prior to discounts and other reductions under long-term debt and capital lease obligations, operating lease agreements and other long-term liabilities as of December 31, 2006.

	PAYMENTS DUE BY PERIOD
				2011 AND
	2007	2008	2009-2010	BEYOND	TOTAL

Long-term debt	$9,878,727	$959,690			$10,838,417
Capital lease obligations	731,225	18,062			749,287
Operating lease obligations	1,052,347	620,012	$698,982	$46,015	2,417,356
Series A convertible redeemable
preferred stock (1)		31,500,000			31,500,000

Total	$11,662,299	$33,097,764	$698,982	$46,015	$45,505,060

(1)	Assumes redemption of 2.5 million shares at $12.60 per share. The per share payment maybe higher if the fair market value of our common stock exceeds $6.30 per share on or after August 16, 2008.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our primary market risks include changes in foreign currency exchange rates and interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange and interest rates. We are exposed to foreign currency risk with respect to our transactions denominated in Great Britain pound sterling, the volume of which we expect to increase in the future.

     At December 31, 2006, we had amounts outstanding under the 2006 Facility and the 2006 Convertible Note, which are subject to floating interest rates of prime plus 1-2%, with a floor ranging from 7-9%. A one-percentage-point increase in the prime interest rate at December 31, 2006 based on the long-term debt outstanding on that date subject to a floating interest rate would result in an estimated annual increase in interest expense of approximately $75,000. The actual interest rate could change significantly more than by one percentage point.

THE LAURUS TRANSACTIONS

     Of the 5,088,733 shares of common stock being registered hereunder, 3,584,682 shares are being registered for resale by Laurus upon conversion or exercise of convertible securities, warrants or options issued to Laurus in connection with the 2004 Facility, the 2005 Facility, the 2006 Revolver Facility or the 2006 Term Facility (each as defined below). The following discussion of each of the 2004 Facility, the 2005 Facility, the 2006 Revolver Facility and the 2006 Term Facility is not a complete description of the terms of such facilities and each is qualified in its entirety by reference to the disclosures in our annual and quarterly reports filed pursuant to the Exchange Act, which are incorporated herein by reference, and to the agreements entered into in connection with such facilities, which agreements are attached as exhibits to the registration statement of which this prospectus forms a part.

The 2004 Facility

     On May 13, 2004, we completed a private placement to Laurus of a convertible term note in the principal amount of $5,000,000 (the "2004 Term Note"), and a warrant to purchase up to 443,500 shares of our common stock (collectively, the "2004 Facility"). On July 31, 2006, we repaid all outstanding principal and interest under the 2004 Term Note including a prepayment penalty of $641,000, which is included in the loss on early of extinguishment of debt for fiscal 2006.

     The warrant issued in connection with the 2004 Term Note entitles the holder thereof to purchase, at any time through May 13, 2011, up to 443,500 shares of our common stock at a price of $4.80 per share, subject to anti-dilution adjustments. On February 18, 2005, we issued to Laurus a warrant to purchase up to 362,500 shares of our common stock at $2.60 per share, which warrant was issued in lieu of certain cash penalties due under the 2004 Facility and in satisfaction of $375,000 of liquidated damages incurred due to our failure to maintain the effectiveness of the registration statement covering the shares issuable under the 2004 Facility. On October 26, 2004 we entered into an Amendment and Waiver with Laurus that waived certain events of default under certain loan documents in the 2004 Facility and, in consideration of the waivers, we issued a seven-year warrant to Laurus to purchase 50,000 shares of our common stock with an exercise price of $5.00 per share.

     The terms of the warrants related to the 2004 Term Note also provide that Laurus may not exercise any warrant if such exercise would result in Laurus beneficially owning more than 4.99% of our outstanding common stock without first providing us 75 days' prior notice. The warrants remain outstanding and the shares issuable upon exercise are included in the shares of common stock included in the shares to be registered upon the effective date of this registration statement.

The 2005 Facility

     On June 30, 2005, we entered into a three-year, $9.0 million revolving, convertible credit facility (the "2005 Facility") with Laurus. We also issued to Laurus a seven-year warrant that entitles the holder thereof to purchase up to 400,000 shares of our common stock at a price of $2.63 per share (subject to adjustment for dilutive issuances, stock splits, stock dividends and the like) at any time prior to June 30, 2012. On July 5, 2005, we borrowed $6.0 million under the 2005 Facility, which amount was repaid in full on February 6, 2006 in connection with the 2006 Revolver Facility described below. The terms of the warrant provide that Laurus may not exercise the warrant if such exercise would result in Laurus beneficially owning more than 4.99% of our outstanding common stock without first providing us 75 days' prior notice. The warrant remains outstanding and the shares issuable upon exercise are included in the shares of common stock included in the shares to be registered upon the effective date of this registration statement.

The 2006 Revolver Facility

     On February 6, 2006, we entered into a new security agreement with Laurus pursuant to which Laurus provided us a non-convertible revolving credit facility of up to $10 million (the "2006 Revolver Facility"). Proceeds from this facility were used to repay borrowings under the 2005 Facility and for a portion of the cash required at closing in the acquisition of Incentra MW. On July 31, 2006, we repaid all principal and interest then-outstanding under the 2006 Revolver Facility.

     In connection with the 2006 Revolver Facility, we issued to Laurus a common stock purchase option (the "Option"), entitling Laurus to purchase up to 1,071,428 shares of our common stock at an exercise price of $.001 per share (subject to applicable adjustments). The Option expires on February 26, 2026. The terms of the Option provide that Laurus may not exercise the Option if such exercise would result in Laurus beneficially owning more than 4.99% of our outstanding common stock without first providing us 75 days' prior notice. The option remains outstanding and the shares issuable upon exercise are included in the shares of common stock included in the shares to be registered upon the effective date of this registration statement.

The 2006 Term Facility

     On March 31, 2006, we consummated a private placement pursuant to which we issued to Laurus a secured term note due May 31, 2009 in the principal amount of $1,750,000 (the "2006 Term Note") and a secured convertible term note due May 31, 2009 in the principal amount of $1,500,000 (the "2006 Convertible Note") (collectively, the "2006 Term Facility"). Proceeds from this facility were used to fund a portion of the purchase price in the acquisition of Incentra MW. The principal and unpaid interest on the 2006 Convertible Note are convertible into shares of our common stock at a price of $1.40 per share, which conversion price is subject to antidilution adjustments.

     In connection with the issuance of the 2006 Term Facility, we issued a common stock purchase warrant entitling Laurus to purchase 417,857 shares of common stock (the "2006 Warrant") at $.001 per share. The terms of the 2006 Convertible Note and the warrant also provide that Laurus may not convert the 2006 Convertible Note or exercise the 2006 Warrant if such exercise or conversion would result in Laurus beneficially owning more than 4.99% of our outstanding common stock without first providing us 75 days' prior notice. On July 31, 2006, we repaid all outstanding principal and interest under the 2006 Term Note portion of the 2006 Term Facility, including a prepayment penalty of $175,000. At April 30, 2007, the outstanding principal amount under the 2006 Convertible Note was approximately $1.1 million. The warrant remains outstanding and the shares issuable upon exercise are included in the shares of common stock included in the shares to be registered upon the effective date of this registration statement.

SELLING STOCKHOLDERS

     The following table sets forth information with respect to the number of shares of our common stock beneficially owned by the selling stockholders, and the number of such shares as adjusted to give effect to the sale of the maximum number of shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The calculation of the shares beneficially owned does not take into account the limitation on more than 4.99% beneficial ownership by Laurus or the dollar trading volume limitation contained in the terms of our outstanding credit facility with Laurus (as discussed above). The information in the table below is current as of April 30, 2007. All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information. The selling stockholders are not making any representation that any shares covered by this prospectus will be offered for sale. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

     For purposes of this table, except as described above, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to options or warrants exercisable within 60 days. The "Number of Shares Beneficially Owned After Offering" column assumes the sale of all shares offered.

	NUMBER OF
	SHARES
	BENEFICIALLY				NUMBER OF SHARES
	OWNED	PERCENT OF	NUMBER OF		BENEFICIALY	PERCENT OF
	PRIOR TO	OUTSTANDING	SHARES		OWNED AFTER	OUTSTANDING
SELLING STOCKHOLDER	OFFERING (1)	SHARES	OFFERED (3)		OFFERING (1)	SHARES

Laurus Master Fund, Ltd (2)	3,734,542	22.5%	3,584,682	(4)	149,860	*

RAB Special Situations (Master) Fund Limited	1,093,280	7.8%	881,280	(5)	212,000	*

Blueline Capital Partners LP II (6)	938,956	6.9%	518,421	(7)	420,535	*

Biscayne Capital Markets, Inc.	153,350	1.2%	104,350	(8)	49,000	*

*	Constitutes less than 1%

	(1)	For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to options or warrants exercisable within 60 days. All percentages for common stock are calculated based upon a total of shares outstanding as of April 30, 2007 plus that number of shares of common stock that the selling stockholders have the right to acquire within 60 days of April 30, 2007.

	(2)	Laurus Capital Management, L.L.C. exercises voting and investment power on behalf of Laurus Master Fund, Ltd., and may be deemed a control person of the shares owned by such entity. David Grin and Eugene Grin are the principals of and the natural persons exercising the voting power of Laurus Capital Management, L.L.C. Neither Laurus Capital Management, L.L.C. nor Laurus Master Fund, Ltd. is a registered broker-dealer or an affiliate of a broker-dealer. The inclusion of any shares in this table does not constitute an admission of beneficial ownership.

	(3)	The actual number of shares of our common stock offered hereby, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon exercise of any warrant or conversion of any note by reason of adjustment mechanisms described therein, by reason of penalty provisions described therein, or by reason of any future stock splits, stock dividends or similar transactions involving our common stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act.

	(4)	Includes (i) 1,673,857 shares of our common stock upon the exercise of five stock purchase warrants, (ii) 1,071,428 shares of our common stock issuable upon the exercise of a common stock option, and (iii) 839,397 shares of our common stock issuable upon the conversion of principal and/or interest of the 2006 Convertible Note. In each case, the number of shares presented in the table represents the maximum number of shares issuable under that convertible security.

	(5)	Represents 680,000 shares of our common stock issuable upon the conversion of the principal and/or interest of convertible notes and 201,280 shares of our common stock upon the exercise of warrants, which securities were issued in a private placement that occurred in June 2006.

	(6)	Blueline Partners, LLC, the general partner of Blueline Capital Partners, LLC, exercises voting and investment power over the securities held by Blueline Capital Partners LP II.

(7)	Represents 400,000 shares of our common stock issuable upon the conversion of the principal and/or interest of a convertible note and 118,421 shares of our common stock upon the exercise of a warrant, which securities were issued in a private placement that occurred in June 2006.

(8)	Represents 60,000 common shares owned of record and 44,350 shares issuable upon the exercise of outstanding warrants. Biscayne Capital Markets, Inc. has informed us that it is not a broker-dealer, nor is it affiliated with a broker-dealer.

     No affiliate of the selling stockholders has held any position or office with us or any of our affiliates and the selling stockholders have not had any other material relationship with us or any of our affiliates within the past three years other than as a result of its ownership of shares of our equity securities.

     As explained below under "Plan of Distribution," we have agreed with the selling stockholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement of which this prospectus is a part.

PLAN OF DISTRIBUTION

     The selling stockholders may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
  an exchange distribution in accordance with the rules of the applicable exchange;
  privately negotiated transactions;
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
  a combination of any such methods of sale; and
  any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     The terms of our credit facility with Laurus prohibit Laurus from engaging in short sales of our securities.

     Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

     The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgees, transferees or other successors in interest as selling stockholders under this prospectus.

     The selling stockholders may also transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgees, transferees or other successors in interest as selling stockholders under this prospectus.

     We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     The selling stockholders acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the selling stockholders. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If any selling stockholder uses this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

     The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may apply to sales of our common stock and the activities of the selling stockholders. If the selling stockholders are deemed to be a "statutory underwriter" within the meaning of Section 2(11) of the Securities Act, the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of our common stock by the selling stockholders. In such case, under Regulation M, neither the selling stockholders nor their agents may bid for, purchase or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing any shares covered by this prospectus. In addition, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders should be advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the plan of distribution, then, to the extent required, a post-effective amendment to the registration statement of which this prospectus forms a part must be filed with the SEC.

LEGAL MATTERS

     The legality of the issuance of the shares offered in this prospectus will be passed upon for us by Pryor Cashman LLP, New York, New York. Pryor Cashman LLP holds a warrant to purchase 50,000 shares of our common stock at an exercise price of $1.00 per share. In addition, a member of Pryor Cashman LLP holds warrants to purchase an aggregate of 22,500 shares of our common stock at an exercise price of $1.00 per share.

EXPERTS

     Our consolidated financial statements as of December 31, 2006 and 2005 and for each of the years in the three-year period then ended included herein have been audited by GHP Horwath, P.C., an independent registered public accounting firm, for the periods and to the extent set forth in their report (which includes an explanatory paragraph stating that on July 31, 2006, we sold substantially all of the assets of Front Porch Digital, Inc., a wholly-owned subsidiary of our company, an explanatory paragraph relating to our adoption effective January 1, 2006 of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” and an explanatory paragraph describing that on August 18, 2004, we acquired ManagedStorage International, Inc. (also known as “Incentra of CO”) in a transaction recorded as a reverse merger) appearing elsewhere herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

     This prospectus constitutes the prospectus of our company filed as part of a registration statement on Form S-1, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the SEC.

     We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at the public reference room of the SEC at Judiciary Plaza, 4350 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the facility at prescribed rates. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov or our website at http://www.incentrasolutions.com. Information contained in our website is not part of this prospectus.

     Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of our contract or other document we have filed as an exhibit to the registration statement for complete information.

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or buy only the securities described in this document, but only under circumstances and in jurisdictions in which it is lawful to do so. The information contained in this prospectus is current and accurate only as of the date of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows us to "incorporate by reference" in this prospectus the information we file with them, which means that we can disclose important information to you by referring you to the documents we have filed with the SEC. The information incorporated by reference is considered to be a part of this prospectus. We are incorporating by reference in this prospectus the following documents previously filed by us:

1.	Our Quarterly Report on Form 10Q, for the quarterly period ended March 31, 2007 filed on May 8, 2007.

2.	Our Annual Report on Form 10-KSB, for the year ended December 31, 2006 filed on April 2, 2007.

3.	Our Current Report on Form 8-K, dated April 2, 2007, as filed on April 2, 2007.

4.	Our Current Report on Form 8-K, dated April 3, 2007, as filed on April 4, 2007.

     We will provide to you, upon written or oral request and without charge, a copy of the document referred to above that we have incorporated in this prospectus by reference. You can request copies of such document if you call or write us at the following address or telephone number: Secretary, Incentra Solutions, Inc., 1140 Pearl Street, Boulder, Colorado 80302, telephone (303) 449-8279, or you may visit our website at www.incentrasolutions.com.

INFORMATION WITH RESPECT TO THE REGISTRANT

     The information required to be disclosed in the registration statement pertaining to our company is incorporated by reference from the documents listed as incorporated by reference above. Such documents are being delivered with this prospectus. See "Prospectus Summary," "Risk Factors," and "Incorporation of Certain Information by Reference."

MATERIAL CHANGES

     There have been no material changes since December 31, 2006 which have not been described in our Annual Report on Form 10-KSB, this prospectus, a Quarterly Report on Form 10-QSB or in a Current Report on Form 8-K.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     We maintain directors and officers insurance which, subject to certain exclusions, insures our directors and officers against certain losses that arise out of any neglect or breach of duty (including, but not limited to, any error, misstatement, act, or omission) by the directors or officers in the discharge of their duties, and insures us against amounts which we have paid or may become obligated to pay as indemnification to our directors and/or officers to cover such losses.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Incentra Solutions, Inc.

We have audited the accompanying consolidated balance sheets of Incentra Solutions, Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, mandatorily and convertible redeemable preferred stock, shareholders’ deficit and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Incentra Solutions, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 1 and 4 to the consolidated financial statements, on July 31, 2006, the Company sold substantially all of the assets of Front Porch Digital, Inc., a wholly-owned subsidiary of the Company.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment.”

As discussed in Note 3 to the consolidated financial statements, on August 18, 2004, the Company acquired ManagedStorage International, Inc., in a transaction recorded as a reverse merger.

/s/ GHP Horwath, P.C.

Denver, Colorado

April 2, 2007

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$976,673	$797,116
Accounts receivable, net of allowance for doubtful accounts of $702,700 and $209,015, respectively	16,132,341	6,243,627
Other current assets	5,184,722	1,034,826
Assets held for sale (Note 4)	—	19,512,437
Total current assets	22,293,736	27,588,006

Property and equipment, net	3,064,164	1,865,690
Capitalized software development costs, net	914,786	858,302
Intangible assets, net	2,301,267	730,052
Goodwill	16,936,715	5,857,770
Other assets	307,660	983,523
	23,524,592	10,295,337

TOTAL ASSETS	$45,818,328	$37,883,343

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Current portion of notes payable, capital leases and other long-term obligations	$8,498,168	$11,066,921
Accounts payable	14,190,079	6,827,745
Accrued expenses and other	5,760,859	3,404,714
Current portion of deferred revenue	1,775,385	494,133
Liabilities associated with assets held for sale (Note 4)	—	4,280,122
Total current liabilities	30,224,491	26,073,635

Notes payable, capital leases and other long-term obligations, net of current portion	819,083	303,652
Deferred revenue, net of current portion	161,999	104,796
TOTAL LIABILITIES	31,205,573	26,482,083

Commitments and contingencies

Series A convertible redeemable preferred stock, $.001 par value, $31,500,000 liquidation preference, 2,500,000 shares authorized, 2,466,971 shares issued and outstanding at December 31, 2006 and 2005	27,235,899	24,618,333

Shareholders’ deficit:
Preferred stock, nonvoting, $.001 par value, 2,500,000 shares authorized, none issued	—	—
Common stock, $.001 par value, 200,000,000 shares authorized 13,320,576 and 13,326,810 shares outstanding at December 31, 2006 and December 31, 2005, respectively	13,321	13,327
Additional paid-in capital	122,841,018	119,517,168
Accumulated other comprehensive loss	—	(103,235)
Accumulated deficit	(135,477,483)	(132,644,333)
TOTAL SHAREHOLDERS’ DEFICIT	(12,623,144)	(13,217,073)
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$45,818,328	$37,883,343

See accompanying Notes to Consolidated Financial Statements.

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2006	2005	2004
Revenues:
Products	$53,084,909	$27,440,335	$1,237,709
Services	13,547,245	10,494,293	7,406,806
TOTAL REVENUE	66,632,154	37,934,628	8,644,515

Cost of revenue:
Products	42,796,950	22,802,707	550,243
Services	9,577,487	6,980,887	5,240,723
Total cost of revenue	52,374,437	29,783,594	5,790,966
GROSS MARGIN	14,257,717	8,151,033	2,853,549

Selling, general and administrative	26,550,751	14,334,844	8,238,825
Acquisition costs	—	—	1,275,189
Depreciation and amortization	767,342	1,250,154	1,019,145
Impairment of goodwill	—	4,151,450	198,280
	27,318,093	19,736,448	10,731,439
OPERATING LOSS FROM CONTINUING OPERATIONS	(13,060,376)	(11,585,415)	(7,877,890)

Other income (expense):
Interest income	45,401	3,598	6,139
Interest expense	(2,930,378)	(2,424,218)	(2,428,643)
Loss on early extinguishment of debt	(2,956,606)	—	—
Other income	42,426	416,978	127,919
Foreign currency transaction gain (loss)	21,897	(59,755)	8,559
	(5,777,260)	(2,063,397)	(2,286,026)

LOSS FROM CONTINUING OPERATIONS	(18,837,636)	(13,648,811)	(10,163,916)

INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES—Note 4	628,472	(576,746)	(274,378)

GAIN ON SALE OF DISCONTINUED OPERATIONS, NET OF INCOME TAXES—Note 4	15,376,014	—	—
NET LOSS	(2,833,150)	(14,225,557)	(10,438,294)

Deemed dividends on redeemable preferred stock	—	—	(348,493)
Accretion of redeemable preferred stock to redemption amount	(2,617,566)	(2,617,566)	(990,826)
NET LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(5,450,716)	$(16,843,123)	$(11,777,613)

Weighted average number of common shares outstanding - basic and diluted	13,643,447	12,541,642	5,102,733
Basic and diluted net loss per share applicable to common shareholders:
Loss from continuing operations	$(1.57)	$(1.30)	$(2.26)
Income (loss) from discontinued operations	1.17	(0.04)	(0.05)
Net loss per share—basic and diluted	$(0.40)	$(1.34)	$(2.31)

See accompanying Notes to Consolidated Financial Statements.

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MANDATORILY AND CONVERTIBLE REDEEMABLE PREFERRED STOCK

Years Ended December 31, 2006, 2005 and 2004

	Incentra of CO Series A redeemable preferred stock		Incentra of CO Series B convertible preferred stock		Front Porch Series A convertible preferred stock
	Shares	Amount	Shares	Amount	Shares	Amount	Total
Balance at January 1, 2004	50,000	$5,000,000	650,000	$8,587,011	—	$—	$13,587,011
Exchange of Incentra of CO Series A redeemable preferred stock for common stock Front Porch in merger	(50,000)	(5,000,000)	—	—	—	—	(5,000,000)
Deemed dividends on Incentra of CO redeemable preferred stock	—	—	—	348,493	—	—	348,493
Accretion of Incentra of CO mandatorily redeemable preferred stock to redemption amount	—	—	—	19,793	—	—	19,793
Exchange of Incentra CO Series B convertible redeemable preferred stock for common stock of Front Porch in merger	—	—	(650,000)	(8,955,297)	—	—	(8,955,297)
Issuance of Front Porch Series A convertible redemmable preferred stock for common stock of Incentra of CO in merger	—	—	—	—	2,466,971	21,029,734	21,029,734
Accretion of Front Porch convertible preferred stock to redemption amount	—	—	—	—		971,033	971,033
Balance at December 31, 2004	—	—	—	—	2,466,971	22,000,767	22,000,767
Accretion of Front Porch convertible preferred stock to redemption amount	—	—	—	—	—	2,617,566	2,617,566
Balance at December 31, 2005	—	—	—	—	2,466,971	24,618,333	24,618,333
Accretion of Front Porch convertible preferred stock to redemption amount	—	—	—	—	—	2,617,566	2,617,566
Balance at December 31, 2006	—	$—	—	$—	2,466,971	$27,235,899	$27,235,899

See accompanying Notes to Consolidated Financial Statements.

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT AND COMPREHENSIVE INCOME (LOSS)

Years Ended December 31, 2006, 2005 and 2004

			Class A common stock warrants	Series C redeemable preferred stock warrants	Deferred compensation	Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit

	Common stock
	Shares	Amount							Total
Balance at January 1, 2004	1,949,827	$1,950	$65,571	$115,652	$(362,140)	$85,123,989	$—	$(107,980,482)	$(23,035,460)
Accretion of Incentra of CO mandatorily redeemable preferred stock to redemption amount	—	—	—	—	—	(19,793)	—	—	(19,793)
Accretion of Front Porch mandatorily redeemable preferred stock to redemption amount	—	—	—	—	—	(971,033)	—	—	(971,033)
Deemed dividends on Incentra of CO redeemable preferred stock	—	—	—	—	—	(348,493)	—	—	(348,493)
Exercise of Incentra of CO stock options	3,480	4	—	—	—	1,835	—	—	1,839
Repurchase of Incentra of CO common stock	(7,284)	(7)	—	—	—	(4,769)	—	—	(4,776)
Cancellations of Incentra of CO stock options	—	—	—	—	11,519	(11,519)	—	—	—
Transactions related to reverse acquisition of Front Porch by Incentra of CO:
Common stock issued in exchange for Incentra of CO Series A preferred stock in merger	1,000,000	1,000	—	—	—	4,999,000	—	—	5,000,000
Common stock issued in exchange for Incentra of CO Series B preferred stock in merger	1,806,285	1,806	—	—	—	8,953,491	—	—	8,955,297
Stock-based compensation incurred in connection with merger	—	—	—	—	—	798,598	—	—	798,598
Acquisition of Front Porch by Incentra of CO based on fair value of common stock; options and warrants	5,723,870	5,724	—	—	—	16,468,706	—	—	16,474,430
Class A common stock warrants of Incentra of CO exchanged for common stock and warrants of Front Porch	—	—	(65,571)	—	—	65,571	—	—	—
Series C warrants of Incentra of CO exchanged for Series A stock warrants of Front Porch	—	—	—	(115,652)	—	115,652	—	—	—
Reclassification of deferred compensation to additional paid-in capital due to merger	—	—	—	—	238,388	(238,388)	—	—	—
Cancellation of Incentra CO common stock exchanged for common stock of Front Porch	—	—	—	—	—	6,277	—	—	6,277
Amortization of deferred compensation and stock option expense	—	—	—	—	112,233	280,446	—	—	392,679
Front Porch common stock issued in lieu of interest payment	29,365	29	—	—	—	12,471	—	—	12,500
Reclassification of derivative warrant to liability	—	—	—	—	—	(1,836,534)	—	—	(1,836,534)
Exercise of Front Porch stock options	455	—	—	—	—	138	—	—	138
Acquisition costs	—	—	—	—	—	(30,000)	—	—	(30,000)
Components of comprehensive loss:
Net loss	—	—	—	—	—	—	—	(10,438,294)	(10,438,294)
Change in foreign currency translation adjustments	—	—	—	—	—	—	19,184	—	19,184
Total comprehensive loss									(10,419,110)
Balance at December 31, 2004	10,505,998	10,506	—	—	—	113,365,645	19,184	(118,418,776)	(5,023,441)
Common stock issued in the acquisition of Incentra of CA (formerly Star Solutions, Inc. (Note 3)	1,261,756	1,262	—	—	—	3,135,102	—	—	3,136,364
Common stock issued in the acquisition of Incentra NW (formerly PWI Technologies, Inc. (Note 3)	841,934	842	—	—	—	1,683,026	—	—	1,683,868
Accretion of Front Porch mandatorily redeemable preferred stock to redemption amount	—	—	—	—	—	(2,617,566)	—	—	(2,617,566)
Exercise of Incentra CO stock options	453	—	—	—	—	134	—	—	134
Amortization of stock-based compensation expense	—	—	—	—	—	520,641	—	—	520,641
Reclassification of derivative warrant to equity	—	—				1,910,254	—	—	1,910,254
Warrant issued to Laurus related to line of credit	—	—	—	—	—	538,240	—	—	538,240
Conversion of notes payable and accrued interest in exchange for common stock	716,669	717	—	—	—	994,114	—	—	994,831
Acquisition costs	—	—	—	—	—	(12,422)	—	—	(12,422)
Components of comprehensive loss:
Net loss	—	—	—	—	—	—	—	(14,225,557)	(14,225,557)
Change in foreign currency translation adjustments	—	—	—	—	—	—	(122,419)	—	(122,419)
Total comprehensive loss	—	—	—	—	—	—	—	—	(14,347,976)
Balance at December 31, 2005	13,326,810	13,327	—	—	—	119,517,168	(103,235)	(132,644,333)	(13,217,073)
Common stock issued in acquisition of Network Systems Technologies, Inc. (also known as Incentra MW (Note 3))	1,034,483	1,034	—	—	—	1,303,449	—	—	1,304,483
Amortization of stock-based compensation expense	—	—	—	—	—	2,052,780	—	—	2,052,780
Accretion of convertible redeemable preferred stock to redemption amount	—	—	—	—	—	(2,617,566)	—	—	(2,617,566)
Warrants and option issued to Laurus issued to Laurus (Note 9)	—	—	—	—	—	1,707,052	—	—	1,707,052
Warrants issued in acquisition of allianceSoft (Note 3)	—	—	—	—	—	96,421	—	—	96,421
Common stock issued to investment advisor	60,000	60	—	—	—	80,340	—	—	80,400
Common stock issued in lieu of cash related to prepayment	—
penalties on convertible notes	34,863	35	—	—	—	48,765	—	—	48,800
Return and retirement of common stock previously issued in acquisition of Incentra of CA (Note 9)	(1,135,580)	(1,135)	—	—	—	1,135	—	—	—
Warrants issued related to convertible notes (Note 9)	—	—	—	—	—	651,474	—	—	651,474
Components of comprehensive loss:
Net loss	—	—	—	—	—	—	—	(2,833,150)	(2,833,150)
Foreign currency translation reclassification adjustment for sale of assets	—	—	—	—	—	—	103,235	—	103,235
Total comprehensive loss	—	—	—	—	—	—	—	—	(2,729,915)
Balance at December 31, 2006	13,320,576	$13,321	$—	$—	$—	$122,841,018	$—	$(135,477,483)	$(12,623,144)

See accompanying Notes to Consolidated Financial Statements.

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net loss	$(2,833,150)	$(14,225,557)	$(10,438,294)
Adjustments to reconcile net loss to net cash used in continuing operating activities:
(Income) loss from discontinued operations, net of income taxes	(16,004,486)	576,746	274,378
Depreciation	1,532,665	1,417,235	2,171,891
Amortization of intangible assets and software development costs	955,477	1,561,389	861,410
Amortization of non-cash loan discount	—	12,735	—
Stock-based compensation expense	1,587,653	349,711	309,691
Interest expense paid with common stock	—	—	12,500
Non-cash interest expense	1,519,700	1,610,030	447,797
Non-cash loss on early extinguishment of debt	1,622,344	—	—
Non-cash interest expense on Series C mandatorily redeemable preferred stock liability	—	—	1,703,332
Share of losses of Front Porch Digital, Inc.	—	—	198,280
Loss on disposal of assets	—	45,774	22,291
Impairment of goodwill	—	4,151,450	—
Gain on revaluation of warrant liability	—	(390,280)	—
Bad debt expense	467,147	58,333	221,364
Changes in operating assets and liabilities, net of business acquisitions:
Accounts and other receivables	(4,547,390)	3,638,615	620,313
Other current assets	(1,288,971)	(154,675)	91,811
Other assets	(83,026)	55,046	(60,451)
Accounts payable	641,040	(1,596,084)	2,798
Accrued liabilities	370,364	346,311	(329,779)
Deferred revenue	1,320,284	98,090	(763,003)
Other liabilities	—	(78,852)	(11,784)
Net cash used in continuing operations	(14,740,349)	(2,523,983)	(4,665,455)
Net cash provided by discontinued operations	2,990,558	1,051,120	1,121,102
Net cash used in operating activities	(11,749,791)	(1,472,863)	(3,544,353)
Cash flows from investing activities:
Purchases of property and equipment	(1,904,591)	(778,118)	(1,055,640)
Capitalized software development costs	(588,629)	(611,546)	(563,002)
Acquisition costs	—	—	(198,597)
Proceeds from sale of property and equipment	—	2,808	126,084
Cash and restricted cash acquired in FPDI acquisition (Note 3)	—	—	4,005,685
Cash acquired in Incentra of CA acquisition (Note 3)	—	1,597,498	—
Cash acquired in Incentra NW acquisition (Note 3)	—	74,297	—
Earnout payment related to Incentra NW acquisition (Note 3)	—	(100,000)	—
Cash paid in acquisition of Incentra MW (Note 3)	(5,256,173)
Cash paid in acquisition of Tactix (Note 3)	(3,001,103)
Cash paid to acquire the assets of allianceSoft (Note 3)	(49,848)
Maturities of short-term investments	—	(2,058)	3,793,099
Other	61,892	(908)	(638)
Net cash (used in) provided by continuing operations	(10,738,452)	181,973	6,106,991
Net cash provided by (used in) discontinued operations, including proceeds in 2006 from sale, net of expenses, of $26,954,659 (Note 4)	26,037,941	(1,277,854)	(577,803)
Net cash provided by (used in) investing activities	15,299,489	(1,095,881)	5,529,188
Cash flows from financing activities:
Payments on capital leases, notes payable and other long term liabilities	(9,278,893)	(849,856)	(1,966,973)
Proceeds on line of credit, net	290,492	1,331,851	—
Proceeds from acquisition term notes	3,250,000	—	—
Proceeds from convertible notes	2,410,000	—	—
(Payments) proceeds on lease line of credit, net	(144,975)	195,036	815,654
Repurchase of common stock	—	—	(31,427)
Proceeds from exercise of stock options and purchase of restricted stock	—	136	1,977
Net cash (used in) provided by financing activities	(3,473,376)	677,167	(1,180,769)
Net cash (used in) provided by discontinued operations	—	—	—
Net cash (used in) provided by financing activities	(3,473,376)	677,167	(1,180,769)

Effect of exchange rate changes on cash and cash equivalents (related to discontinued operations)	103,235	(68,239)	63,200

Net increase (decrease) in cash and cash equivalents	179,557	(1,959,816)	867,266

Cash and cash equivalents at beginning of year:
Continuing operations	797,116	2,461,959	2,201,192
Discontinued operations	311,526	606,499	—
Total	1,108,642	3,068,458	2,201,192
Cash and cash equivalents at end of year:
Continuing operations	976,673	797,116	2,461,959
Discontinued operations	—	311,526	606,499
Total	$976,673	$1,108,642	$3,068,458

Continued

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Years ended December 31,
	2006	2005	2004
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$1,410,678	$801,454	$277,364

Supplemental disclosures of non-cash investing and financing activities:
Net liabilities acquired in FPDI acquisition, excluding cash (Note 3)			3,122,007
Reclassification of derivative contract to liability			1,836,534
Purchases of property and equipment included in accounts payable	462,681	93,766	130,471
Net liabilities acquired in Incentra of CA acquisition, excluding cash (Note 3)		620,176
Net assets acquired in Incentra NW acquisition, excluding cash (Note 3)		269,306
Conversion of notes payable, accrued interest and prepayment penalties in exchange for common stock	48,800	994,831
Reclassification of derivative contract to liability		1,910,254
Net liabilities acquired in Incentra MW acquisition, excluding cash (Note 3)	992,653
Net liabilities acquired in Tactix acquisition, excluding cash (Note 3)	1,046,964
Net assets acquired in allianceSoft acquisition, excluding cash (Note 3)	44,000

See accompanying Notes to Consolidated Financial Statements.

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2006, 2005 and 2004

1. ORGANIZATION

Incentra Solutions, Inc. (which is referred to herein together with its subsidiaries as “we”, “us” or “our”) was organized and incorporated in the state of Nevada. On October 25, 2004, we changed our name from Front Porch Digital, Inc. to Incentra Solutions, Inc., and our common stock trades on the Over-the-Counter Bulletin Board under the trading symbol “ICNS”. Since 2004, we have completed six acquisitions: on August 18, 2004, we acquired ManagedStorage International, Inc., a Delaware corporation incorporated in March 2000 (also known as “Incentra of CO”); on February 18, 2005, we acquired Incentra Solutions of CA, Inc., formerly known as STAR Solutions of Delaware, Inc., a privately-held Delaware corporation (also known as “Incentra of CA”); on March 30, 2005, we acquired PWI Technologies, Inc. (also known as “Incentra NW”), a privately-held Washington corporation; on April 13, 2006, we acquired Network Systems Technologies, Inc., a privately-held Illinois corporation (also known as “Incentra MW”); on August 25, 2006, we acquired the assets of allianceSoft, Inc., a privately-held Michigan corporation (“allianceSoft”); and on September 5, 2006, we acquired Tactix, Inc., a privately-held Oregon corporation (“Tactix”). The Incentra of CO acquisition was accounted for as a reverse merger, and therefore, Incentra of CO was deemed to be the acquirer for accounting purposes. Accordingly, the consolidated financial statements presented herein include the results of operations of Incentra of CO for all periods presented and include the results of operations of the acquired companies from the dates of the acquisitions forward.

On July 31, 2006, we completed the sale of substantially all of the assets of Front Porch Digital, Inc. (“Front Porch”). The sale included all of the outstanding capital stock of our wholly-owned subsidiary in France, Front Porch Digital International, S.A.S. Front Porch provided archive solutions to broadcasters and media companies. Refer to Note 4. The assets, liabilities and operating results of this entity have been reflected in the accompanying financial statements as discontinued operations beginning in August 2004. Front Porch was accounted for under the equity method prior to that time, and therefore amounts related to Front Porch prior August 2004 are not included in discontinued operations.

We market our complete storage solutions to service providers and enterprise clients under the trade name Incentra Solutions. All of our subsidiaries offer comprehensive storage services, including professional services, hardware/software procurement and resale, financing solutions, maintenance support services (first call) for third-party hardware and software maintenance, managed storage solutions, software and remote monitoring and management services. We focus on providing data protection solutions and services that ensure that our customers’ data is backed-up and recoverable and that meet internal data retention compliance policies. Our remote monitoring and management services are delivered from our Storage Network Operations Center, which monitors and manages a multitude of diverse storage infrastructures on a 24x7 basis throughout the United States, United Kingdom, Bermuda and Japan. Solutions are sold primarily to enterprise customers in the financial services, government, hospitality, retail, security, healthcare and manufacturing sectors. Our customers are primarily located in North America, Europe, Asia and the Pacific Rim.

We deliver these services utilizing our proprietary GridWorks Operations Support System, which enables automated remote monitoring and management of complete storage infrastructures and back-up applications. We provide outsourcing solutions for customer data protection needs under long-term contracts. Customers pay on a monthly basis for storage services based on the number of assets managed and/or the volume of storage assets utilized.

Basis of Presentation

The consolidated financial statements include Incentra Solutions, Inc. and its wholly-owned subsidiaries, ManagedStorage International, Inc. (also known as “Incentra of CO”), which is based in Broomfield, Colorado, and Incentra of CO’s wholly-owned subsidiary Incentra Solutions International, Inc., (formerly known as ManagedStorage United Kingdom, Inc.), which is based in London, England; Incentra of CA, which is based in San Diego, California; Incentra NW, which is based in Kirkland, Washington; Incentra MW, which is based in Lombard, Illinois; Incentra Solutions of the NE, Inc. (formerly known as Front Porch); and Tactix, Inc., which is based in Portland, Oregon from the dates of the respective acquisitions through December 31, 2006. As a result of the asset sale discussed above and in Note 4, the operations of Front Porch have been reclassified and are presented

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Years Ended December 31, 2006, 2005 and 2004

1. ORGANIZATION (continued)

retroactively from August 18, 2004 onward as discontinued operations. All significant intercompany accounts and transactions have been eliminated in consolidation.

Management’s Plans

We are subject to various risks and uncertainties frequently encountered by companies in the early stages of development, particularly companies in the rapidly evolving market for technology-based products and services. Such risks and uncertainties include, but are not limited to, our limited operating history, need for additional capital, a volatile business and technological environment, an evolving business model, and the management of expected growth. To address these risks, we must, among other things, gain access to capital in amounts and on terms acceptable to us, maintain and increase our customer base, implement and successfully execute our business strategy, continue to enhance our technology, provide superior customer service, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks.

We incurred a loss from continuing operations of $18.8 million for the year ended December 31, 2006, which includes certain non-cash expenses of approximately $7.7 million. Since inception, we have incurred substantial operating losses and negative cash flows from operations. We have a working capital deficit of $7.9 million and a shareholders’ deficit of $12.6 million at December 31, 2006. We have funded these deficiencies by utilizing our existing working capital, lines of credit and long-term borrowings. We anticipate that we will continue to fund our business from existing lines of credit and from increasing cash flows from our business operations. However, no assurance can be given that we will be successful in increasing cash flow from operations. Realization of our investment in property and equipment and other long-lived assets is dependent upon achieving positive operating cash flows. If we do not achieve and maintain such positive operating cash flows, our long-lived assets could be considered impaired, resulting in a significant impairment charge to operations.

We believe that cash flows from operations will provide our primary source of operating capital, as the operations acquired over the past two years continue to generate cash. In August 2007, we expect approximately $2.5 million in cash related to the sale of Front Porch to be released from escrow and available for use in our operations. In addition, we expect to continue to have significant amounts available to us under our revolving line of credit with Laurus.

Our 2007 operating plan, and the execution thereof, is focused on increasing revenue, controlling costs, and conserving cash. However, there can be no assurance that we will be able to meet the operational and financial requirements of our operating plan. However, we believe that our cash and cash equivalents, working capital and access to current and potential lenders will provide sufficient capital resources to fund our operations, debt service requirements, and working capital needs at least through December 31, 2007.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. We have recorded transactions that include the issuance of options and warrants to purchase shares of our preferred and common stock. The accounting for such securities is based upon fair values of our equity securities and other valuation criteria that were determined by us. We believe these estimates of fair value are reasonable. Other significant estimates made by us include those related to fair values of acquired goodwill and intangible assets, as well as property and equipment (including assumptions and estimates used in evaluating these assets for impairment), and the establishment of an allowance for estimates of uncollectible accounts receivable.

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Years Ended December 31, 2006, 2005 and 2004

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Reclassifications

Certain reclassifications of previously reported amounts have been made to conform to the current period presentation.

Cash and Cash Equivalents

We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment have been recorded at the estimated fair value at the acquisition date, including assets acquired through acquisition of subsidiaries. Otherwise, all other property and equipment have been recorded at cost. Property and equipment are depreciated on a straight-line basis over their respective estimated useful lives ranging from two to seven years. Equipment recorded under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the respective lease term or estimated useful life of the asset.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, we review the carrying value of long-lived assets, including property and equipment and amortizable intangible assets, to determine whether there are any indications of impairment. Impairment of long-lived assets is assessed by a comparison of the carrying amount of an asset to expected future cash flows to be generated by the asset. If the assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.

Goodwill

Goodwill represents the excess of the purchase price over the net of the fair value of the identifiable tangible and intangible assets acquired and the fair value of liabilities assumed in acquisitions. SFAS No. 142, “Goodwill and Other Intangible Assets,” (SFAS 142) requires the testing of goodwill and indefinite-lived intangible assets for impairment at least annually. We test goodwill for impairment at least annually in the fourth quarter each year or more frequently if other indicators of impairment arise.

With the acquisitions of Incentra MW, allianceSoft and Tactix in 2006, we recorded goodwill of $7,444,212, $102,269 and $3,532,464, respectively. With the acquisitions of Incentra of CA and Incentra NW in 2005, we recorded goodwill of $6,177,686 and $3,831,534, respectively. The fair value of our reporting units used in determination of the goodwill impairment is computed using the expected present value of associated future cash flows. As more fully discussed in Note 3(E), operating profits and cash flows were lower than expected in the fourth quarter of 2005 for Incentra of CA. Based on that trend, the earnings forecast for the next five years was revised. Therefore, during the fourth quarter of 2005 we determined that the goodwill associated with the Incentra of CA acquisition was impaired and accordingly recorded an impairment loss of $4,151,450. Our goodwill impairment tests during the fourth quarter of 2006 resulted in no impairment.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Years Ended December 31, 2006, 2005 and 2004

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Revenue Recognition

We apply the provisions of Emerging Issues Task Force (“EITF) Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.” Our application of EITF 99-19 includes evaluation of the terms of customer contracts relative to a number of criteria that management considers in making its determination with respect to gross versus net reporting of revenue for transactions with customers. Management’s criteria for making these judgments place particular emphasis on determining the primary obligor in a transaction and which party bears general inventory risk. We purchase and resell hardware, software and third-party maintenance contracts. In these transactions, we (i) act as principal; (ii) take title to the products; and (iii) have the risks and rewards of ownership, including the risk of loss for collection, delivery or returns (which have not been significant). For these transactions, we recognize revenues based on the gross amounts due from customers.

Revenue is recognized when all of the following criteria are met: persuasive evidence of an agreement exists, delivery has occurred or services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured.

Fees for first call maintenance agreements are recognized ratably over the terms of the agreements. Maintenance is generally billed in advance, resulting in deferred revenue.

We also provide software-related professional services. Services are generally provided on a time-and-materials basis and revenue is recognized as the services are provided.

Revenues from storage services are recognized at the time the services are provided and are billed on a monthly basis. Fees received for up-front implementation services are deferred and recognized over the term of the arrangement. Deferred revenue is recorded for billings sent to or paid by customers for whom we have not yet performed the related services.

Revenues from product sales are recognized when shipped. Revenues from the resale of third-party contracts are recognized at the date of sale, which generally approximates the commencement of the service contract. Consulting revenues are recognized when the services are performed.

Prior to the disposition of Front Porch on July 31, 2006, we licensed software under license agreements and provide professional services, including training, installation, consulting and maintenance. License fee revenues were recognized when a license agreement had been signed, the software product had been shipped, the fees were fixed and determinable, collection was reasonably assured, and no significant vendor obligations remained.

Prior to the disposition of Front Porch on July 31, 2006, we allocated revenue to each component of a contract based on objective evidence of its fair value, as established by management. Because licensing of software is generally not dependent on the professional services portion of the contract, software revenue is generally recognized upon delivery, unless a contract exists with the customer requiring customer acceptance.

Cost of Revenue

Cost of revenue consists primarily of direct labor, cost of hardware and software products, depreciation ($1,189,904 in 2006, $1,091,321 in 2005 and $2,014,156 in 2004), amortization, third party royalties and licenses and facilities costs.

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Years Ended December 31, 2006, 2005 and 2004

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Advertising Expenses

All advertising and promotion costs are expensed as incurred. Total advertising expenses incurred were $45,723, $60,586, $59,317 for the years ended December 31, 2006, 2005 and 2004, respectively.

Software Development Costs

We account for costs related to software developed for internal use and marketed for external use in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed”. Our GridWorks software product is used internally for providing services to our customers and is also marketed separately as a stand-alone product. As required by SFAS No. 86, we capitalize costs in developing software products upon determination that technological feasibility has been established for the product, if that product is to be sold, leased or otherwise marketed. Costs incurred prior to the establishment of technological feasibility are charged to research and development expense. When the product or enhancement is available for general release to customers, capitalization is ceased, and previously capitalized costs are amortized based on current and anticipated future revenues for the product, but with an annual amortization amount at least equal to the straight-line amortization over an estimated economic life of three years.

For the years ended December 31, 2006, 2005 and 2004, capitalized software development costs, which related primarily to enhancements to our GridWorks software solution, were $588,629, $611,546 and $563,002, respectively. For the years ended December 31, 2006, 2005 and 2004, $532,144, $407,206 and $379,819, respectively, were charged to expense. As of December 31, 2006 and 2005, the unamortized portion of software development costs was $914,786 and $858,302, respectively.

Deferred Loan Costs

Deferred loan costs, included in other non-current assets, are amortized over the term of the related loan using the straight-line method (1 to 3 years).

Foreign Currency Transactions

We are subject to foreign exchange transaction exposure when we transact business in a currency other than our own functional currency, which is the U.S. dollar. The effects of exchange rate fluctuations in remeasuring foreign currency transactions are recorded at the date the transaction is settled with a third party. For the years ended December 31, 2006 and 2005, foreign currency transactions resulted in a gain of $21,897 in 2006, a loss of $59,755 in 2005 and a gain of $8,559 in 2004.

Accounting For Obligations and Instruments Potentially Settled in Our Common Stock

We account for obligations and instruments potentially to be settled in our stock in accordance with Emerging Issues Task Force (“EITF”) No. 00-19, “Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled In a Company’s Own Stock” (“EITF No. 00-19”). This issue addresses the initial balance sheet classification and measurement of contracts that are indexed to, and potentially settled in, our own stock.

Under EITF No. 00-19, contracts are initially classified as equity or as either assets or liabilities, depending on the situation. All contracts are initially measured at fair value and subsequently accounted for based on the then current classification. Contracts initially classified as equity do not recognize subsequent changes in fair value as long as the contracts continue to be classified as equity. For contracts classified as assets or liabilities, we report changes in fair value in earnings and disclose these changes in the financial statements as long as the contracts remain classified as assets or liabilities. If contracts classified as assets or liabilities are ultimately settled in shares, any previously reported gains or losses on those contracts continue to be included in earnings. The classification of a contract is reassessed at each balance sheet date.

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Years Ended December 31, 2006, 2005 and 2004

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Per Share Data

Basic loss per share is calculated using the net loss allocable to common shareholders divided by the weighted average common shares outstanding during the period. Due to our net losses for the periods presented, shares from the assumed conversion of outstanding warrants, options, convertible preferred stock and convertible debt (13.7 million, 13.2 million and 10.1 million as of December 31, 2006, 2005 and 2004, respectively) have been omitted from the computations of diluted loss per share for the years ended December 31, 2006, 2005 and 2004 because the effect would be antidilutive.

On April 12, 2005, our Board of Directors and the holders of the required number of shares of our capital stock approved an amendment to our Articles of Incorporation to effect a one-for-ten reverse stock split effective June 9, 2005. All references to shares, options and warrants in our financial statements have been adjusted to reflect the post-reverse split amounts.

Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS 123 (revised 2004), “Share-Based Payment” (SFAS 123R). SFAS 123R supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and amends SFAS No. 95, “Statement of Cash Flows”. Generally, the approach in SFAS 123R is similar to the approach described in SFAS 123, “Accounting for Stock-Based Compensation” (SFAS 123). However, SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values at the date of grant. Pro forma disclosure is no longer an alternative.

On January 1, 2006 (the first day of our 2006 fiscal year), we adopted SFAS 123R using the modified prospective method as permitted under SFAS 123R. Under this transition method, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to but not yet vested as of December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. In accordance with the modified prospective method of adoption, our results of operations and financial position for prior periods have not been restated. In connection with our adoption of SFAS 123R, we applied the provisions of Staff Accounting Bulletin No. 107 (SAB 107), which was issued by the Securities and Exchange Commission (SEC) to provide interpretive guidance regarding application of SFAS 123R.

The adoption of SFAS 123R on January 1, 2006 had the following impact on our results for the year ended December 31, 2006: net loss before accretion on preferred stock increased by $1.3 million and net loss per weighted average common share outstanding--basic and diluted increased by $0.12 per share.

We use the Black-Scholes option pricing model to calculate the grant date fair value of an award. The fair value of options granted in 2006, 2005 and 2004 were calculated using the following estimated weighted average assumptions:

	2006	2005	2004
Stock options granted	1,567,111	456,450	1,584,966
Weighted-average exercise price	$1.25	$1.62	$2.70
Weighted-average grant date fair value	$1.07	$1.11	$2.80
Assumptions:
Expected volatility	112%	112%	143%
Expected term (in years)	6 Years	3 Years	3 Years
Risk-free interest rate	4.82%	4.06%	1.70%
Dividend yield	—	—	—

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Years Ended December 31, 2006, 2005 and 2004

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

All of our employee options vest over three years, which is considered to be the requisite service period. We use the graded vesting attribution method to recognize expense for all options granted prior to the adoption of SFAS 123R. Upon adoption of SFAS 123R on January 1, 2006, we changed to the straight-line attribution method to recognize expense for options granted after December 31, 2005. The expense associated with the unvested portion of the pre-adoption grants will continue to be expensed using the graded vesting attribution method.

The amount of stock-based compensation recognized during a period is based on the value of the portion of the awards that are ultimately expected to vest. SFAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The term “forfeitures” is distinct from “cancellations” or “expirations” and represents only the unvested portion of the surrendered option.

We currently expect, based on an analysis of historical forfeitures that approximately 85% of our options will actually vest, and therefore have applied a forfeiture rate of 5.0% per year to all unvested options as of December 31, 2006. This analysis will be re-evaluated periodically and the forfeiture rate will be adjusted as necessary. Ultimately, the actual expense recognized over the vesting period will only be for those shares that vest.

Expected volatilities are based on the historical volatility of the price of our common stock. The expected term of options is derived based on the sum of the vesting term plus the original option term, divided by two.

The following table details the effect on net loss before accretion on preferred stock and net loss per weighted average common share outstanding had stock-based compensation been recorded for the years ended December 31, 2005 and 2004 based on the fair-value method under SFAS 123. The reported and pro forma net income before accretion on preferred stock and net income per weighted average common share for year ended December 31, 2006 are the same since stock-based compensation expense was calculated under the provisions of SFAS 123R. All amounts except per share amounts in thousands:

	Years Ended Decmeber 31,
	2005	2004
Loss from continuing operations before accretion on on preferred stock, as reported	$(13,649)	$(10,164)
Add stock-based compensation expense included in reported net loss, net of tax	350	1,191
Deduct total stock-based employee compensation expense determined under the fair-value based method for all awards, net of tax	(1,599)	(1,760)
Pro forma net loss from continuing operations before accretion on preferred stock	(14,898)	(10,733)
Loss from discontinued operations, net of income taxes	(577)	(274)
Pro forma net loss	$(15,475)	$(11,007)
Net loss per weighted average common share outstanding — basic and diluted — pro forma	$(1.44)	$(2.42)
Net loss per weighted average common share outstanding — basic and diluted — as reported	$(1.34)	$(2.31)

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Years Ended December 31, 2006, 2005 and 2004

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Refer to Note 11 for additional disclosures pertaining to the details of our stock option plans, including summaries of stock option activity under each of the plans.

Financial Instruments

The carrying amounts of financial instruments held by us, which include cash equivalents, accounts receivable, and accounts payable, approximate fair value due to their short duration. The carrying values of note payable and other non-current obligations approximate fair values based upon market rates currently available us.

Concentrations of Credit Risk

We sell our products and services throughout the United States, Europe and Japan. We perform periodic credit evaluations of our customers’ financial condition and generally do not require collateral. Accounts receivable are reported at their outstanding unpaid principal balances reduced by an allowance for doubtful accounts. We estimate doubtful accounts based on historical bad debts, factors related to a specific customer’s ability to pay and current economic trends. We write off accounts receivable against the allowance when a balance is determined to be uncollectible. Credit losses have been within management’s expectations.

For the year ended December 31, 2006, aggregate revenues from continuing operations from customers located in Europe, Asia and the Pacific Rim amounted to $3.2 million or 5% of revenue, while revenues from customers located in North America totaled $63.4 million or 95% of total revenue. For the year ended December 31, 2005, aggregate revenues from continuing operations from customers located in Europe, Asia and the Pacific Rim amounted to $2.1 million or 6% of total revenue, while revenues from customers located in North America totaled $35.8 million or 94% of total revenue. For the year ended December 31, 2004, aggregate revenues from continuing operations from customers located in Europe, Asia and the Pacific Rim amounted to $1.9 million or 22% of total revenue, while revenues from customers located in North America totaled $6.7 million or 78% of total revenue.

For the year ended December 31, 2006, no one customer accounted for more than 10% of revenue. As of December 31, 2006, one customer represented over 10% of total accounts receivable. For the year ended December 31, 2005, one customer accounted for 16% of total revenues and one customer accounted for 27% of accounts receivables at December 31, 2005. For the year ended December 31, 2004, revenue from two customers individually accounted for approximately 22% and 14% of total revenues.

	North America	Europe/Asia*	Total
	(000’s)
Year Ended December 31, 2006
Revenues	$63,462	$3,170	$66,632
Long-lived Assets, net	22,356	862	23,218

Year Ended December 31, 2005
Revenues	$35,837	$2,098	$37,935
Long-lived Assets, net	8,835	477	9,312

Year Ended December 31, 2004
Revenues	$6,711	$1,934	$8,645
Long-lived Assets, net	2,293	611	2,904
*	The geographic breakout by country is not practible to obtain.

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Years Ended December 31, 2006, 2005 and 2004

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Balances at the beginning and end of the year and changes in the allowance for doubtful accounts for the years ending December 31, 2006, 2005 and 2004 are as follows:

	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions (a)	Balance at End of Period

Year Ended December 31, 2006
Allowance for doubtful accounts	$209,015	$467,147	$(26,538)	$702,700

Year Ended December 31, 2005
Allowance for doubtful accounts	244,679	58,333	93,997	209,015

Year Ended December 31, 2004
Allowance for doubtful accounts	199,493	221,364	176,178	244,679
(a)	Bad debt write-offs and charges to the allowance, net of other adjustments, recoveries, reclassifications and exchange rate differences.

Recently Issued Accounting Pronouncements

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment to FASB Statement No. 115”. This statement permits companies to choose to measure many financial instruments and other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement of accounting for financial instruments. The fair value option established by this statement permits all entities to measure eligible items at fair value at specified election dates. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. We are currently assessing the impact that adoption of SFAS No. 159 may have on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement”. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. We are currently assessing the impact of the adoption of SFAS No. 157 may have on our consolidated financial statements.

In September 2006, the SEC issued SAB No. 108 in order to eliminate the diversity of practice surrounding how public companies quantify financial statement misstatements. In SAB No. 108, the SEC staff established an approach that requires quantification of financial statement misstatements based on the effects of the misstatements on each of the company’s financial statements and the related financial statement disclosures. SAB No. 108 is effective for fiscal years ending after November 15, 2006. SAB No. 108 did not have an impact to our consolidated financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109” (“FIN 48”). FIN 48 requires that a position taken or expected to be taken in a tax return be recognized in the financial statements when it is more likely than not (i.e. a likelihood of more than fifty percent) that the position would be sustained upon examination by tax authorities. A recognized tax position is then measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Upon adoption, the cumulative effect of applying the recognition and measurement provisions of FIN 48,

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Years Ended December 31, 2006, 2005 and 2004

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

if any, shall be reflected as an adjustment to the opening balance of retained earnings. The effective date of this interpretation is for fiscal years beginning after December 15, 2006. We are currently evaluating the impact of this interpretation on our consolidated financial statements.

3. ACQUISITIONS

Since August 2004, we have completed five significant acquisitions and one minor acquisition as part of our strategy to significantly expand the size of our operations from both a financial and geographic standpoint. The primary reasons for the acquisitions included the addition of service offerings in new markets (specifically, increased opportunities to directly market our proprietary software and services), generate growth in the value-added reseller area of our business, develop deeper relationships with major suppliers to our markets, and realize potential operational savings. As the primary reasons for these acquisitions were not related to the tangible assets of the businesses acquired, the purchase prices were in excess of the fair value of the net assets acquired or net liabilities assumed. Goodwill is derived when the net purchase price is greater than the value of the tangible and intangible assets acquired less the liabilities assumed. Goodwill is not expected to be deductible for income tax purposes.

(A) Acquisition of Incentra MW

On April 13, 2006 (the “Incentra MW Closing Date”), we acquired all of the outstanding capital stock of Incentra MW, a value-added reseller of storage and networking products and services located in Chicago, Illinois pursuant to a Stock Purchase Agreement, dated as of the Incentra MW Closing Date (the “Incentra MW Stock Purchase Agreement”). The results of operations of Incentra MW are included in our consolidated financial statements beginning on April 1, 2006.

The consideration paid for Incentra MW was approximately $8.3 million, which consisted of $5.5 million in cash, the issuance of 1,034,483 shares of our common stock valued at $1,304,483 (based on an average of the closing prices of our common stock during the seven-day periods before and after the acquisition date) and the issuance of a two-year unsecured promissory note in the amount of $1.5 million (the “Incentra MW Note”). (Refer to Note 9(B)). In addition, the Incentra MW Stock Purchase Agreement contains an earn-out provision pursuant to which Transitional Management Consultants, Inc. (“TMC”), a newly-formed corporation owned by the former Incentra MW shareholder, may receive additional unregistered shares of our common stock based upon certain levels of EBITDA (as defined in the Incentra MW Stock Purchase Agreement) achieved by Incentra MW during the twenty-four month period ending March 31, 2008. The maximum number of shares issuable under the earn-out is 1,120,690 shares (subject to customary adjustments for stock splits, stock dividends and similar transactions) if Incentra MW’s EBITDA is $4 million or greater during such period and provided certain other conditions are met. In addition, TMC’s right to receive the earn-out described above is subject to the continued performance of consulting services by the former shareholder through TMC to us through March 31, 2008, with certain exceptions set forth in the Incentra MW Stock Purchase Agreement. If the services terminate prior to such date, TMC may under certain circumstances receive a pro-rated portion of the earn-out amount. The cash required for the acquisition was provided by additional borrowings under our existing line of credit and two newly-issued term notes from Laurus Master Fund, Ltd. (“Laurus”). (Refer to Note 9(A)).

Concurrently with the consummation of the acquisition, we granted certain registration rights to the former owner and TMC with respect to the shares of our common stock issued in the acquisition and the shares issuable

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Years Ended December 31, 2006, 2005 and 2004

3. ACQUISITIONS (continued)

under the earn-out provision contained in the Incentra MW Stock Purchase Agreement. Pursuant to the registration rights agreement, at any time after April 13, 2008, the holder has a demand registration right to require us to register under the Securities Act such shares of our common stock issued in the acquisition. The agreement also provides that, after April 13, 2008, the holder shall have ‘piggy-back’ registration rights with respect to such shares.

We also entered into a lock-up agreement with the former shareholder. Under such agreement, the former shareholder agreed not to sell or transfer the shares he received pursuant to the Incentra MW Stock Purchase Agreement until after April 13, 2008, with certain exceptions, as defined in the Incentra MW Stock Purchase Agreement.

In connection with the consummation of the acquisition, we entered into a consulting and subcontractor agreement (the “Consulting Agreement”) with TMC under which TMC is to provide consulting services to us relating to the business of Incentra MW and is to receive a monthly fee of $24,251. The agreement has a two-year term and provides that TMC may terminate the agreement for any reason upon 30 days prior written notice and that we may terminate the agreement, for cause (as defined in the Consulting Agreement), at any time upon written notice to TMC. In addition, TMC has the right to earn an annual cash bonus based upon certain levels of EBITDA (as defined in the Consulting Agreement) achieved by Incentra MW during the twelve 12 months ended March 31, 2007 and 2008. The maximum annual bonus amount is equal to $150,000 plus 25% of the amount by which EBITDA exceeds $2 million during the relevant annual period. TMC’s right to receive the bonus described above is subject to the continued performance of consulting services by TMC to us through the end of each such period, with certain exceptions. Any amounts paid in the future under the bonus provisions of the Consulting Agreement would be recorded as an expense during the period and not affect the purchase price of Incentra MW.

In connection with our acquisition of Incentra MW, we paid investment banking fees to a third party of $475,000. Legal fees and other costs of approximately $100,000 were also paid in connection with the acquisition.

The following represents the final purchase price allocation:

Cash and cash equivalents	$885,555
Accounts receivable	3,305,963
Other current assets	30,885
Property and equipment	136,036
Goodwill	7,444,212
Customer relationships (5-year life)	1,500,000
Current liabilities	(4,465,537)
Total purchase price	$8,837,114

(B) Acquisition of Tactix, Inc.

On September 5, 2006 (the “Tactix Closing Date”), we acquired all of the outstanding capital stock (the “Tactix Stock”) of Tactix, a value-added reseller of information technology products and services, headquartered in Portland, Oregon. The acquisition was effected pursuant to a Stock Purchase Agreement, effective as of September 5, 2006 (the “Stock Purchase Agreement”), by and between our company and the stockholders of Tactix (collectively, the “Sellers”). The results of operations of Tactix are included in our consolidated financial statements beginning on September 1, 2006.

The consideration paid for the Tactix Stock was approximately $3.6 million, of which approximately $3.2 million was paid in cash on the Tactix Closing Date and $360,000 (subject to reduction pursuant to a working capital adjustment) shall be paid to the Sellers, pro rata, following the Tactix Closing Date. As of April 23, 2007, we have paid $233,000 to the former Tactix shareholders pursuant to the holdback, with the final adjustment expected to be finalized in 2007.

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Years Ended December 31, 2006, 2005 and 2004

3. ACQUISITIONS (continued)

In connection with our acquisition of Tactix, we paid investment banking fees to a third party of $300,000. Legal fees and other costs of approximately $40,000 were also paid in connection with the acquisition.

The following represents the preliminary purchase price allocation:

Cash and cash equivalents	$915,005
Accounts receivable	2,502,508
Property and equipment	86,370
Goodwill	3,532,464
Customer relationships (5-year life)	515,600
Other non-current assets	28,322
Current liabilities	(3,664,161)
Total purchase price	$3,916,108

The purchase price allocation is not considered final as of December 31, 2006 as we, along with our independent valuation advisors, are still reviewing all of the underlying assumptions and calculations used in the allocation. However, we believe the final purchase price allocation will not be materially different than presented herein.

(C) Acquisition of allianceSoft, Inc.

On August 25, 2006, we acquired all of the assets of allianceSoft, Inc., a value-added reseller of information technology products and services, located in Detroit, Michigan. The results of operations of allianceSoft are included in our consolidated financial statements beginning on August 25, 2006. The aggregate purchase price for allianceSoft was $65,000 in cash plus an earn-out provision for the first two years whereby the former owner can receive additional cash and unregistered shares of our common stock if certain performance targets are achieved. In addition, we issued a warrant to the former owner of allianceSoft to purchase 100,000 shares of our common stock at $1.40 per share. The warrant was valued at $96,000 using the Black-Scholes model. Therefore, the total purchase price (including legal fees of $6,000) was $167,000. The excess of the purchase price over net assets acquired was $102,000 and is included in goodwill.

(D) Acquisition of Incentra of CA

On February 18, 2005 (the “STAR Closing Date”), we acquired all of the outstanding capital stock of Incentra of CA. The acquisition was effected pursuant to an Agreement and Plan of Merger (the “STAR Merger Agreement”). The results of operations of Incentra of CA are included in our consolidated financial statements beginning on February 18, 2005.

Pursuant to the STAR Merger Agreement, the purchase price consisted of (i) a cash payment of $1,500,000, (ii) the issuance of 1,261,756 unregistered shares of our common stock valued at $3,136,364 (based upon the market price three days before and after the acquisition date) and (iii) the issuance of an unsecured convertible promissory note for $2,500,000 (the “STAR Note”). We entered into a consulting agreement with the seller pursuant to which we agreed to pay consulting fees in the amount of $500,000 which was included as part of the purchase price. We paid approximately $400,000 in investment banking fees associated with the transaction. Of the 1,261,756 shares of our common stock issued to the former shareholder of Incentra of CA, 1,135,580 were subsequently returned to us following the settlement of a dispute with the former shareholder of Incentra of CA. (Refer to Note 9(D)).

Concurrent with the consummation of the acquisition, we entered into a registration rights agreement with the seller, pursuant to which, at any time after March 1, 2006, the seller shall have the right to cause us to register under the Securities Act of 1933, as amended, the shares of common stock issued to the seller in the acquisition and

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Years Ended December 31, 2006, 2005 and 2004

3. ACQUISITIONS (continued)

the shares of common stock issuable upon conversion of the STAR Note. The agreement also provides that, after March 1, 2006, the seller shall have ‘piggy-back’ registration rights.

The following represents the final purchase price allocation:

Cash and cash equivalents	$1,597,498
Other current assets	824,998
Property and equipment	20,909
Other assets	7,005
Goodwill	6,177,686
Customer relationships (5 year life)	540,000
Current liabilities	(1,473,088)
Total purchase price	$7,695,008

As a result of the goodwill impairment test we completed in the fourth quarter of 2005 in accordance with SFAS 142, the amount allocated to goodwill was considered impaired and an impairment loss of $4,151,450 was charged to income in the fourth quarter of 2005.

(E) Acquisition of Incentra NW

On March 30, 2005 (the “Incentra NW Closing Date”), we acquired all of the outstanding capital stock of Incentra NW. The acquisition was effected pursuant to a Stock Purchase Agreement, dated as of the Incentra NW Closing Date (the “Incentra NW Stock Purchase Agreement”).

The purchase price of Incentra NW consisted of $2,350,000 in cash and 841,934 shares of our common stock valued at $1,683,868 (based upon the market price three days before and after the acquisition date). In addition, during the year ended December 31, 2005, the former Incentra NW shareholders achieved a partial earn out of $100,000 which was paid to them in cash. As a result of the earn-out payment, the purchase price (goodwill) was increased by $100,000. We paid approximately $250,000 in investment banking fees in connection with the transaction.

Concurrent with the consummation of the acquisition, we granted registration rights with respect to the shares of our common stock issued in the acquisition. Pursuant to the registration rights agreement, at any time after March 31, 2006, the holders of such rights shall have the right to cause us to register under the Securities Act of 1933, as amended, the shares of our common stock issued on the Incentra NW Closing Date and the shares of common stock issuable pursuant to the earn-out described above. The agreement also provides that, after March 31, 2006, the holders have “piggy-back” registration rights with respect to such shares.

The following represents the final purchase price allocation:

Cash and cash equivalents	$74,297
Other current assets	7,009,601
Property and equipment	173,610
Other assets	28,010
Goodwill	3,831,534
Customer relationships (5 year life)	310,000
Current liabilities	(6,877,351)
Other liabilities	(64,564)
Total purchase price	$4,485,137

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Years Ended December 31, 2006, 2005 and 2004

3. ACQUISITIONS (continued)

In March 2007, we executed a Settlement Agreement (the “Agreement”) between us and the former Incentra NW shareholders related to certain assets and liabilities that existed at the Incentra NW Closing Date. As part of the acquisition of Incentra NW in March 2005, we acquired receivables amounting to $453,114 from certain companies affiliated with the former Incentra NW shareholders. Of this total, $70,000 was to be paid not later than May 15, 2005 and the remainder by March 31, 2006. We did not receive payment by either date, and as a result, a provision for doubtful accounts has been recorded against these receivables as of December 31, 2006. In addition, the former Incentra NW shareholders were obligated by the Incentra NW Stock Purchase Agreement to indemnify us against certain liabilities in excess of an agreed amount that might arise after the Incentra NW Closing Date. Subsequent to that date, $82,149 was due to us under the indemnification provisions of the Incentra Stock Purchase Agreement.

In full settlement of these amounts and pursuant to the Agreement, in March 2007 the former Incentra NW shareholders returned to us 275,000 shares of our common stock issued to them as part of the purchase price of Incentra NW. The Agreement provides that the former Incentra NW shareholders are obligated to repurchase some or all of the shares at a price of $2.25 per share by March 2008 in the event the former Incentra NW shareholders successfully prevail in a patent infringement claim that existed prior to the Incentra NW Closing Date in an Incentra NW-affiliated company. Any future benefits of this claim were retained by the former Incentra NW shareholders. In the event that the claim is not settled by March 9, 2008, the former Incentra NW shareholders have the option, but are not obligated, to purchase up to 275,000 shares at a price of $2.25 per share until March 2011. Mutual releases were executed as part of the Agreement.

(F) Acquisition of Incentra of CO

On August 18, 2004 (the “Incentra of CO Acquisition Date”), we acquired all of the outstanding capital stock of Incentra of CO. The acquisition of Incentra of CO by us was accounted for as a reverse merger because on a post-merger basis, the former Incentra of CO shareholders held, immediately following the acquisition on the Incentra of CO Acquisition Date, a majority of our outstanding common stock on a voting and diluted basis. As a result, Incentra of CO was deemed to be the acquirer for accounting purposes. Accordingly, the consolidated financial statements presented herein include the financial statements of Incentra of CO for all periods prior to the Incentra of CO Acquisition Date and the financial statements of the consolidated companies from the Incentra of CO Acquisition Date forward. Historical share and per share amounts for periods prior to the Incentra of CO Acquisition Date have been retroactively restated to reflect the exchange ratio established in the transaction, in a manner similar to a reverse stock split, with the difference in par values being recorded as an offset to additional paid-in capital. The restated consolidated accumulated deficit of the accounting acquirer (Incentra of CO) has been carried forward after the Incentra of CO Acquisition Date. The Incentra of CO acquisition was also accounted for as a step acquisition as it occurred in multiple steps over the period from July 31, 2002, when Incentra of CO sold to us its French subsidiary. After the acquisition of Incentra of CO, the former Incentra of CO shareholders beneficially owned approximately 64% of our outstanding common stock, after giving effect to the conversion of the Series A Preferred Stock.

The Incentra of CO stockholders were issued 4,745,498 restricted shares of common stock and 2,466,971 restricted shares of the newly-designated, voting and non-dividend bearing Series A Redeemable Preferred Stock (the “Series A Preferred”) of the Company in exchange for their ownership of Incentra of CO securities. The Series A Preferred shares are convertible into shares of common stock on a two-for-one basis. In connection with the acquisition, the Company canceled 13,452,381 shares of outstanding Incentra of CO common stock and warrants to purchase 3.5 million shares of Incentra of CO common stock that were held by Incentra of CO prior to the Incentra of CO Acquisition Date. Incentra of CO canceled $0.2 million in receivables owed to it from the Company. The Company also has outstanding warrants to purchase 202,740 shares of restricted common stock at a price per share of $.0003 and outstanding warrants to purchase 33,029 shares of Series A Preferred at a price per share of $10.35.

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Years Ended December 31, 2006, 2005 and 2004

3. ACQUISITIONS (continued)

There is no impact on the purchase price allocation or in the financial information as presented; however, the determination of the value of the consideration issued to the former Incentra of CO shareholders was as follows:

a)

Common shares issued - the valuation of the common was based upon the average closing price of the Company’s common stock as posted on the OTC Bulletin Board for the three-day period prior to the closing date, the closing date and the three-day period after the closing date.

b)

Series A Preferred - the issuance price of the preferred stock was fixed at $31.5 million. The preferred stock was recorded at its fair value at the Incentra of CO Acquisition Date, which approximated on the value of the redeemable preferred stock of Incentra of CO exchanged in the acquisition. The difference between the issue price and the fair value is being recorded as an accretion on the Series A Preferred stock and charged to net loss applicable to common shareholders over the term of the redemption period.

The 4,745,498 common shares issued in the acquisition was based on the following: each outstanding share of Incentra of CO’s Series A Redeemable Preferred Stock was converted into 20 shares of common stock of the Company, and each outstanding share of Incentra of CO common stock was converted into 0.3089 shares of common stock of the Company. Each outstanding share of Incentra of CO’s Series C Redeemable Preferred Stock was exchanged for 111.6042 shares of Series A Convertible Redeemable Preferred Stock. In addition, each outstanding option to purchase Incentra of CO common stock was converted into an option to purchase unregistered common stock of the Company, subject to certain adjustments to the exercise price and the number of shares issuable upon exercise of such options to reflect the exchange ratios in the Acquisition.

Since the Acquisition was accounted for as a reverse merger, a determination of the purchase price was made based upon the estimated fair value of Front Porch at the time of the Acquisition. Accordingly, the total purchase price for the Company was determined to be approximately $17.5 million, for which the allocation is below.

Cash and cash equivalents	$946,732
Other current assets	2,000,773
Property and equipment	193,637
Restricted cash	3,058,953
Deferred tax asset	400,000
Other assets	920,357
Intellectual property—DIVArchive software	6,600,000
Intellectual property—customer base	10,039,785
Current liabilities	(3,732,031)
Other liabilities	(2,904,743)
$17,523,463

As of the Incentra of CO Acquisition Date, the excess fair value over the net assets acquired totaled approximately $16.6 million. This excess was allocated to the Company’s intellectual property, including its DIVArchive and Bitscream proprietary software and its customer base in the broadcast, media and entertainment industries. These assets were disposed of in July 2006 in connection with the sale of Front Porch. (Refer to Note 4.)

(G) Pro Forma Results

The following unaudited pro forma results of operations for the years ended December 31, 2006, 2005 and 2004 are presented to reflect the acquisitions described in (A), (B) and (C) as if these acquisitions had occurred as of the beginning of 2005 and as if the acquisitions described in (D) and (E) had occurred as of the beginning of 2004. The acquisition described in (F) is classified as a discontinued operation in the table below. The unaudited pro

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Years Ended December 31, 2006, 2005 and 2004

3. ACQUISITIONS (continued)

forma financial information is not intended to represent or be indicative of the consolidated results of operations that would have been reported by us had the acquisitions been completed as of the beginning of each of the periods presented, and should not be taken as representative of our future consolidated results of operations or financial condition. All amounts except per share amounts in (000’s):

	For the years ended December 31,
	2006	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$89,996	$89,551	$47,340
Loss from continuing operations	(18,004)	(14,113)	(12,434)
Income (loss) from discountinued operations, net of income taxes	628	(577)	(274)
Gain on sale of discountinued operations, net of income taxes	15,376	—	—
Net loss applicable to common shareholders	(4,617)	(17,307)	(14,048)
Net earnings (loss) per share - basic and diluted, pro forma:
From continuing operations	$(1.51)	$(1.33)	$(2.70)
From discontinued operations	1.17	(0.05)	(0.05)
Total loss per share—basic and diluted, pro forma	$(0.34)	$(1.38)	$(2.75)

4. SALE OF FRONT PORCH DIGITAL, INC. AND DISCONTINUED OPERATIONS

On July 31, 2006, we sold substantially all of the assets of our broadcast and media operations, Front Porch, to FPD Acquisition Corporation, a newly-formed Delaware corporation (“FPD”), and 1706045 Ontario Limited, an Ontario corporation (“Ontario” and collectively with FPD, the “Buyers”), each owned by Genuity Capital Management Services, Inc., pursuant to the terms of the Purchase Agreement (the “Purchase Agreement”), dated as of July 31, 2006, among our company, Incentra of CO and the Buyers. The material assets owned and operated by Front Porch, all of which were transferred to the Buyers in the sale, included, without limitation, all of the outstanding capital stock of Front Porch International SAS, its wholly-owned French subsidiary, its DIVArchive and Bitscream software and all intellectual property rights associated with that software and all tangible personal property, contracts and accounts receivable relating to Front Porch’s business.

The purchase price was $33 million. Of such purchase price, $30.5 million was received in cash at the closing and $2.5 million was placed in escrow for one year to secure payment of any indemnification claims (as defined in the Purchase Agreement) the Buyers may have against us following the closing. This amount is expected to be released from escrow in August 2007 and is therefore included in other current assets at December 31, 2006.

In addition to the purchase price payable at the closing, we may receive up to $5 million pursuant to an earn-out provision. Under the terms of the earn-out, we are entitled to receive an amount equal to 5% of Front Porch’s gross software sales, net of customer discounts, for each of the years ending December 31, 2006, 2007 and 2008, not to exceed $5 million in the aggregate. We have accrued and included in other current assets $286,040 under this earn-out provision at December 31, 2006.

A gain of approximately $15.4 million was realized on the sale after expenses and fees of approximately $3.4 million and a provision for income taxes of $0.3 million.

The operating results from discontinued operations for the years ending December 31, 2006, 2005 and 2004 were as follows:

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Years Ended December 31, 2006, 2005 and 2004

4. SALE OF FRONT PORCH DIGITAL, INC. AND DISCONTINUED OPERATIONS (continued)

	Year Ended December 31,
	2006	2005	2004
Total revenues	$9,444,577	$12,897,308	$4,640,155
Cost of revenues	3,357,505	4,723,376	1,509,369
Gross profit	6,087,072	8,173,932	3,130,786
Operating expenses	5,510,702	8,626,919	2,964,290
Operating income (loss)	576,370	(452,987)	166,496
Other income (expense)	52,102	345,275	(40,874)
Income (loss) before income taxes	628,472	(107,712)	125,622
Income tax expense	—	(469,034)	(400,000)
Net income (loss)	$628,472	$(576,746)	$(274,378)

The components of net assets of discontinued operations as of December 31, 2005 are as follows:

Cash and cash equivalents	$311,526
Accounts receivable, net of allowance for doubtful accounts of $10,219	3,243,919
Unbilled revenue	1,088,626
Other current assets	249,679
Property and equipment, net	364,511
Capitalized software development costs-net	1,274,901
Intangible assets, net	12,955,307
Other noncurrent assets	23,968
Assets held for sale	$19,512,437

Accounts payable	$959,858
Accrued expenses	1,939,761
Deferred revenue	1,380,503
Liabilities associated with assets held for sale	$4,280,122

5. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of December 31, 2006 and 2005:

	December 31,
	2006	2005
Computer equipment	$6,492,675	$4,242,557
Software	2,078,616	1,430,379
Leasehold improvements	119,540	24,921
Assets under construction		114,886
Office furniture and equipment	185,192	548,315
	8,876,023	6,361,058
Less accumulated depreciation	5,811,859	4,495,368
	$3,064,164	$1,865,690

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Years Ended December 31, 2006, 2005 and 2004

5. PROPERTY AND EQUIPMENT (continued)

Depreciation expense for the years ended December 31, 2006, 2005 and 2004 was $1,532,665, $1,417,235 and $2,171,891, respectively.

Included in property and equipment is equipment under capital lease with a cost of $1,234,163 and $1,512,476 and accumulated depreciation of $272,052 and $669,278 at December 31, 2006 and 2005, respectively.

6. INTANGIBLE ASSETS

Intangible assets consist of acquired customer relationships/bases which are being amortized over a five-year term and are as follows as of December 31, 2006:

	December 31,
	2006	2005
Incentra of CO	$2,599,714	$2,599,714
Incentra MW	1,500,000	—
Incentra of CA	540,000	540,000
Incentra NW	310,000	310,000
Tactix	515,600	—
	5,465,314	3,449,714
Less accumulated amortization	3,164,047	2,719,662
Intangible assets, net	$2,301,267	$730,052

Amortization expense of customer relationships for the years ended December 31, 2006, 2005 and 2004 was $423,237, $903,188 and $481,591, respectively. Estimated amortization expense for each of the five succeeding years is as follows:

Year ending December 31:
2007	$573,124
2008	573,124
2009	573,124
2010	432,108
2011	149,787
$2,301,267

7. ACCRUED EXPENSES AND OTHER

Accrued expenses and other consist of the following as of December 31, 2006 and 2005:

	December 31,
	2006	2005
Wages, benefits and payroll taxes	$2,619,452	$1,050,433
Professional fees	199,492	420,229
Customer deposits	364,796	263,738
Taxes, other than income taxes	514,487	570,559
Deferred rent	143,490	—
Other accrued payables	1,919,142	1,099,755
Total	$5,760,859	$3,404,714

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Years Ended December 31, 2006, 2005 and 2004

8. COMMITMENTS AND CONTINGENCIES

We are involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse impact either individually or in the aggregate on our consolidated results of operations, financial position or cash flows. Accordingly, no provision has been made for any estimated losses with regard to such matters.

We have employment agreements with certain executives that provide for up to one year of salary upon termination with the Company.

We lease facilities and equipment under non-cancelable capital and operating leases. Rental expense relating to operating leases was $1,069,357, $823,979 and $484,921 for the years ended December 31, 2006, 2005 and 2004, respectively. Certain of the operating lease agreements have renewal provisions, which range from month-to-month to 24-month terms.

Future minimum lease payments as of December 31, 2006 are as follows:

	Capital	Operating
Year ending December 31:
2007	$721,449	$1,052,347
2008	26,401	620,012
2009	—	386,039
2010	—	312,943
2011and thereafter	—	46,015
Total minimum lease payments	747,850	$2,417,356
Less amounts representing interest	(47,776)
Present value of minimum lease payments	$700,074

9. NOTES PAYABLE, CAPITAL LEASES AND OTHER LONG-TERM OBLIGATIONS

The following is a summary of our long-term debt as of December 31, 2006 and 2005:

	December 31,
	2006	2005
Laurus convertible notes and line of credit (A)	$6,486,368	$7,776,212
Incentra MW note (B)	873,645	—
Convertible notes (C)	1,228,392	—
STAR note (D)	—	2,106,281
Capital leases (E)	700,074	831,535
Other obligations	28,772	656,545
	9,317,251	11,370,573
Less current portion	8,498,168	11,066,921
Long-term portion	$819,083	$303,652

All of the long-term debt classified as non-current at December 31, 2006 matures in 2008.

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Years Ended December 31, 2006, 2005 and 2004

9. NOTES PAYABLE, CAPITAL LEASES AND OTHER LONG-TERM OBLIGATIONS (continued)

(A) Laurus Convertible Notes and Line of Credit

On February 6, 2006, we entered into a security agreement with Laurus pursuant to which Laurus agreed to provide us with a non-convertible revolving credit facility of up to $10 million (the “2006 Facility”). The term of the 2006 Facility is three years and borrowings under the 2006 Facility accrue interest on the unpaid principal and interest at a rate per annum equal to the prime rate plus 1%, subject to a floor of 7%. The initial draw under the 2006 Facility was $5.8 million and was used to repay indebtedness under a prior revolving loan facility with Laurus. As of December 31, 2006, outstanding borrowings under the 2006 Facility amounted to $6.3 million, and we had $3.7 million of available borrowings under the 2006 Facility.

The 2006 Facility requires a lockbox arrangement, which requires all receipts to be swept daily to reduce borrowings outstanding under the 2006 Facility. This arrangement, combined with a Subjective Acceleration Clause (“SAC”) in the 2006 Facility, cause the 2006 Facility to be classified as a current liability, per guidance in the EITF 95-22, “Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements that Include Both a Subjective Acceleration Clause and a Lock-Box Arrangement.”

On March 31, 2006, we consummated a private placement with Laurus pursuant to which we issued to Laurus a secured term note due May 31, 2009 in the principal amount of $1,750,000 (the “2006 Term Note”) and a secured convertible term note due May 31, 2009 in the principal amount of $1,500,000 (the “2006 Convertible Note”). The 2006 Term Note was repaid on July 31, 2006. The 2006 Convertible Note provides for monthly payments of interest at a rate per annum equal to the prime rate plus 2%, subject to a floor of 9%. Monthly amortization of the principal amount of the 2006 Convertible Note commenced on August 1, 2006 at the rate of $46,875 per month. The principal and any earned but unpaid interest on the 2006 Convertible Note are convertible into shares of our common stock at a fixed conversion price of $1.40 per share, subject to certain standard antidilution adjustments. The conversion price exceeded the market price of our common stock on the date the 2006 Convertible Note was issued. At December 31, 2006, an amount of $1.3 million was outstanding under the 2006 Convertible Note.

In connection with our financings with Laurus, we have issued to Laurus warrants to purchase up to 1,673,857 shares of our common stock at prices ranging from $.001 to $5.00 per share. The warrants expire between May 1, 2008 and March 31, 2026. In addition, an option to purchase 1,071,428 shares of our common stock at $.001 per share was issued to Laurus in connection with the 2006 Facility. The option expires on February 26, 2026 and is subject to certain volume limitations regarding exercise and sale of our common stock. Using the Black-Scholes model, the value of all warrants and the option issued to Laurus in 2006 approximated $1.7 million and is being amortized to earnings as additional interest expense over the term of the related indebtedness. The unamortized balance of these deferred costs was $1.1 million at December 31, 2006. Borrowings outstanding at December 31, 2006 under the 2006 Facility and the 2006 Convertible Note were net of the deferred financing costs associated with these borrowings.

In accordance with EITF 00-19, we initially accounted for the fair value of a warrant issued to Laurus in 2004 as equity. In the fourth quarter of 2004, due to an October 2004 change in the conversion terms of a note issued to Laurus in 2004 (the “2004 Note”), our authorized and unissued shares available to settle the warrant (after considering all other commitments that would have required the issuance of stock during the maximum period the warrant could remain outstanding) were determined to be insufficient. As a result, we reassessed and reclassified the value of the warrant to a liability at the reassessment date. However, as a result of the one-for-ten reverse stock split effected on June 9, 2005, sufficient authorized and unissued common shares were now available to settle the warrant, and it was again included in equity at December 31, 2005. During the years ended December 31, 2005 and 2004, we recorded a gain of $390,280 and $0, respectively, on these contracts. The appropriateness of the classification of the warrant is reassessed at each balance sheet date.

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Years Ended December 31, 2006, 2005 and 2004

9. NOTES PAYABLE, CAPITAL LEASES AND OTHER LONG-TERM OBLIGATIONS (continued)

On July 31, 2006, we repaid to Laurus $4.5 million in outstanding principal amounts related to a term loan that originated in April 2006 and the 2004 Note, both in advance of scheduled payments, and $9.2 million on the 2006 Facility. Prepayment penalties and write-offs of the unamortized balances of deferred financing costs and debt discounts amounted to $1.6 million and are included in the loss on early extinguishment of debt in our statement of operations. Also included in the loss on early extinguishment of debt for the year ended December 31, 2006 is $1.2 million related to the refinancing of the prior revolving credit facility in February 2006.

Our indebtedness to Laurus is secured by substantially all of our assets and is accompanied by substantially similar agreements governing registration rights, standard events of default provisions, typical remedies available to Laurus in the event of default, restrictions on the payment of dividends and other provisions standard in these types of arrangements.

(B) Incentra MW Note

Pursuant to the Incentra MW Stock Purchase Agreement discussed in Note 3(A), we issued an unsecured promissory note for $1,500,000 to the selling stockholder of NST (the “Incentra MW Note”) which is payable in eight installments and matures on March 1, 2008.

The Incentra MW Note accrues interest at an annual rate of 1/2%. The Incentra MW Note was discounted by $109,300 to reflect a fair value rate of interest of 8.75%. We are required to make eight equal payments of principal and interest in the amount of $190,190, the first payments of which were paid on July 15, September 1 and December 1, 2006, and the five remaining payments being due on the first day of March, June, September and December, 2007 and on March 1, 2008. The Incentra MW Note further provides that all unpaid principal and accrued interest shall become immediately due and payable upon the occurrence of an event of default (as defined in the Incentra MW Note). Such events of default include, among others, the occurrence either of the following events: (i) our failure to make payment when due, subject to a five (5) day notice and cure period or (ii) our failure to observe, keep or comply with any provision or requirement contained in the Incentra MW Stock Purchase Agreement.

(C) Convertible Notes

In May and June 2006, we entered into a Note Purchase Agreement (the “Purchase Agreement”) with twelve accredited individual investors and three institutional investors (collectively, the “Purchasers”), pursuant to which we issued and sold unsecured convertible term notes (the “Convertible Notes”) in the aggregate principal amount of $2,410,000. Of this amount, $1,060,000 was repaid to the twelve accredited investors in September 2006, along with accrued interest of $34,535 and prepayment penalties amounting to $84,800. The latter amount is included in loss on early extinguishment of debt.

The remaining Convertible Notes have a principal amount of $1,350,000, bear interest at an annual rate of 12% (subject to certain adjustments) and mature on June 6, 2007 when all principal and accrued interest are due. Absent early redemption (at our option and without penalty), the Convertible Notes and any accrued interest are convertible, at the option of the Purchasers, into fully paid and nonassessable shares of our common stock at a fixed conversion price of $1.40 per share (as adjusted for stock splits, stock dividends and the like, the “Conversion Price”). The Conversion Price exceeded the market price of our common stock on the date the Convertible Notes were issued. We have the right to convert all or any portion of the then unpaid and accrued interest on the remaining Convertible Notes into shares of our common stock at the then-effective conversion price of such Convertible Notes, if the average closing price of our common stock on the applicable market for the five (5) consecutive trading days immediately preceding the date of conversion is greater than or equal to one hundred twenty-five percent (125%) of the conversion price; provided there is an effective registration statement covering the resale of the shares issuable upon conversion of such Convertible Notes.

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Years Ended December 31, 2006, 2005 and 2004

9. NOTES PAYABLE, CAPITAL LEASES AND OTHER LONG-TERM OBLIGATIONS (continued)

In connection with the issuance of the Convertible Notes, we also issued to the Purchasers warrants (the “Warrants”) to purchase an aggregate of 570,688 shares of our common stock, at an exercise price $1.40 per share (subject to adjustment for stock splits, stock dividends and the like) expiring in May and June, 2011. Based upon the Black-Scholes model, we determined the value of all Warrants issued to be $651,474, which is being amortized over the term of the related Convertible Notes beginning in May 2006. In connection with the repayment of $1,060,000 in September 2006, $167,212 of the remaining unamortized value of the related Warrants was written off and included in the loss on early extinguishment of debt.

Pursuant to the terms of a Registration Rights Agreement between us and the non-institutional Purchasers, after May 19, 2007 and upon the request of 51% of these Purchasers, and as soon as practicable, we are obligated to file a “resale” registration to register the resale of shares of our common stock (the “Registrable Securities”) issuable upon exercise of the Warrants (with certain exceptions). If, at any time after May 19, 2007, we decide to register any of our equity securities or other securities convertible into equity securities, we must notify each of these Purchasers and include any Registrable Securities as such Purchaser may request, in such registration statement. Registration rights for the Convertible Notes issued to the three institutional Purchasers required us to register by September 26, 2006 for resale under the Securities Act the shares of our common stock issuable to them upon conversion of the Convertible Notes or upon exercise of the Warrants. We intend to file a registration statement on Form S-1 in 2007 in satisfaction of this requirement. Our inability to file the registration statement by the deadline does not represent an event of default on the Convertible Notes, and we will not incur any penalties for having failed to file the registration statement.

The Convertible Notes and Warrants issued to the three institutional Purchasers include a weighted-average anti-dilution provision and a limitation on the number shares for which the Convertible Note and Warrants maybe converted or exercised. Pursuant to such limitation, a holder may not convert its Convertible Note nor exercise its Warrant if, as a result of such conversion or exercise, the number of shares of our common stock such holder would beneficially own exceeds the difference between (i) 9.99% of the then-issued and outstanding shares of our common stock and (ii) the number of shares of our common stock beneficially owned by such holder and/or such holder’s affiliates (as defined under Rule 144 of the Securities Act of 1933, except upon (i) 61 days’ prior notice from such holder to us or (ii) upon the occurrence and continuance of an event of default under the Purchase Agreement.

(D) STAR Note

As part of the acquisition of Incentra of CA in February 2005, we issued an unsecured convertible promissory note for $2,500,000 to the selling stockholder of Incentra of CA (the “STAR Note”) that was payable in ten installments and was due to mature on August 1, 2007. The STAR Note provided that all unpaid principal and accrued interest shall, at the option of the holder and without notice, become immediately due and payable upon the occurrence of an event of default. On August 1, 2005, we elected not to make a scheduled payment due under the STAR Note after we identified significant required post-closing adjustments to the purchase price for the assets of STAR and, consequently, the principal amount of the STAR Note. Our failure to make the scheduled payment and any subsequent payments constituted an event of default. Because all of our indebtedness agreements with Laurus contained cross-default provisions pertaining to all of our other long-term debt, substantially all of our long-term debt was in default at December 31, 2005 and therefore classified with current liabilities at that date.

On July 28, 2006, we entered into a Letter Agreement, as amended on July 31, 2006, with the former principal stockholder of Incentra of CA, pursuant to which we settled all claims and disputes with the former principal stockholder that arose from our claimed adjustment of the purchase price paid in connection with our acquisition of Incentra of CA in February 2005. Pursuant to the Letter Agreement, as

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Years Ended December 31, 2006, 2005 and 2004

9. NOTES PAYABLE, CAPITAL LEASES AND OTHER LONG-TERM OBLIGATIONS (continued)

amended, we paid the former principal stockholder of Incentra CA $2,380,000, of which $505,000 was paid upon execution of the Letter Agreement and $1,875,000 was paid on August 2, 2006. As part of the settlement, the former principal stockholder returned to us all of the 1,135,580 shares of our common stock issued to him in the acquisition and cancelled the $2.5 million promissory note issued to him in February 2005. The shares returned to us were retired at par value and are no longer outstanding. The shares returned were accounted for as a capital transaction and accordingly, no gain was recorded in connection with the return and retirement of these shares.

(E) Capital Leases

In November 2003, we entered into a capital lease line of credit agreement (the “Lease Line”) for $1,500,000 with a third-party lender. Subsequent to that date, we entered into four amendments to the Lease Line which enabled us to draw an additional $2.0 million in total on the line for purchases through February, 28, 2007. The amendments also grant to us a call option to purchase the equipment from the lessor. The terms of the Lease Line (as amended) are for lease terms of 12-15 months with interest rates ranging from 14.964% to 15%. At December 31, 2006, the unpaid balance on the Lease Line was $661,662, of which, all but $18,062 is due in 2007.

10. SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK AND COMMON STOCK

In connection with the acquisition of Incentra of CO on August 18, 2004, we designated 2.5 million authorized shares of preferred stock as Series A Preferred shares and issued 2,466,971 of such shares. Warrants are outstanding for the purchase of 26,075 Series A Preferred shares at a purchase price of $10.35 per share and 6,954 Series A Preferred shares at a purchase price of $6.02 per share, per the Amendment described below.

The Series A Preferred shares are convertible at any time upon written notice to us into shares of common stock on a two-for-one basis. So long as at least 500,000 originally issued shares of Series A Preferred are outstanding, the holders of Series A Preferred shares have the right to appoint three directors to our Board of Directors. As a result, our Board of Directors has been expanded to seven members to accommodate these three directors. On or after August 16, 2008, the holders of at least 80% of the Series A Preferred shares may elect to have us redeem the Series A Preferred for a price equal to the greater of (i) the original issue price of $12.60 per share ($31.5 million in the aggregate) plus accrued dividends, to the extent dividends are declared by us, or (ii) the fair market value of the number of shares of common stock into which such shares of Series A Preferred are convertible. As the carrying value of the Series A Preferred Shares is less than the redemption amount, we are accreting the difference so that the carrying value will equal the redemption amount of $31.5 million at the earliest date the holders can elect to redeem the shares. Other material terms of the Series A Preferred shares include a preference upon liquidation or dissolution of our company, weighted-average anti-dilution protection and pre-emptive rights with respect to subsequent issuances of securities by us (subject to certain exceptions).

We have not paid cash dividends on any class of common equity since formation and we do not anticipate paying any dividends on our outstanding common stock in the foreseeable future. The purchase agreement relating to our outstanding senior secured convertible promissory note prohibits the declaration or payment of dividends on our common stock so long as 25% of the principal amount of such note remains outstanding, unless we obtain the written consent of the noteholder. Furthermore, the terms of our Series A Preferred Stock provide that, so long as at least 250,000 shares of our originally issued shares of Series A Preferred Stock are outstanding, we cannot declare or pay any dividend without having obtained the affirmative vote or consent of at least 80% of the voting power of our shares of Series A Preferred Stock.

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Years Ended December 31, 2006, 2005 and 2004

11. EMPLOYEE STOCK OPTION PLANS

We currently have three employee stock option plans – one plan that was originally established under Incentra of CO (the “Incentra of CO Plan”), a plan that was originally established under Front Porch (the “Incentra Option Plan”), and the Incentra Solutions, Inc. 2006 Stock Option Plan (the “2006 Plan), which was adopted on May 4, 2006. As of the date of the Incentra of CO acquisition, we adopted the Incentra Option Plan.

The 2006 Plan and the Incentra Option Plan

The 2006 Plan and the Incentra Option Plan provide for the granting of options to key employees, officers and certain individuals to purchase shares of our common stock. We currently have reserved 1,750,000 and 2,262,500 shares of common stock, respectively, for issuance under the 2006 Plan and the Incentra Option Plan. Both plans have a term of ten years and provide for the grant of “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. In addition, the Incentra Option Plan provides for the granting of non-statutory stock options, stock appreciation rights and restricted stock awards. Both plans are administered by our Board of Directors.

The exercise price of non-statutory stock options may be equal to or more or less than 100% of the fair market value of shares of common stock on the date of grant. The exercise price for incentive stock options may not be less than 100% of the fair market value of shares of common stock on the date of the grant (not less than 110% of the fair market value on the date of grant in the case of incentive stock options granted to employees who hold more than 10% of the voting power of our common stock).

Options granted under the plans may not have a term of more than a ten-year period (five years in the case of incentive stock options granted to employees who hold more than 10% of the voting power of the our common stock) and generally vest on a graded scale over a three-year period, 33.3% per year. Options generally terminate three months after the termination of employment for any reason other than death, disability or retirement, and are not transferable by the employee other than by will or the laws of descent and distribution.

We have granted nonqualified stock options to certain employees with an exercise price below market at the date of grant. The options vested immediately or contained accelerated vesting, or vest on a graded scale over three years, 33.3% per year, beginning on the first anniversary of the grant date, and are exercisable for a period of three to ten years. We have also granted nonqualified stock options to certain directors and consultants. These options have been granted with an exercise price at or below market at the date of the grant, vest immediately, and are exercisable for a period of not more than ten years.

The Incentra Option Plan also provides for grants of stock appreciation rights (“SARs”), which entitle a participant to receive a cash payment, equal to the difference between the fair market value of a share of common stock on the exercise date and the exercise price of the SAR. The exercise price of any SAR granted under the Incentra Option Plan will be determined by the Board of Directors at its discretion at the time of the grant. SARs granted under the Incentra Option Plan may not be exercisable for more than a ten-year period. SARs generally terminate one month after the termination of the grantee’s employment for any reason other than death, disability or retirement. Although our Board of Directors has the authority to grant SARs, they have not granted, and do not have any present plans to grant SARs.

Restricted stock awards, which are grants of shares of common stock that are subject to a restricted period during which such shares may not be sold, assigned, transferred, made subject to a gift, or otherwise disposed of, or mortgaged, pledged or otherwise encumbered, may also be made under the Incentra Option Plan. At this time, our Board of Directors has not granted, and does not have any plans to grant, restricted shares of common stock.

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Years Ended December 31, 2006, 2005 and 2004

11. EMPLOYEE STOCK OPTION PLANS (continued)

A summary of all activity in the Incentra Option Plan is as follows:

	Number of options	Weighted average exercise price
Balance, January 1, 2004	262,371	$6.20
Granted	1,584,966	2.70
Exercised	(10,000)	2.80
Forfeited	(8,277)	3.30
Balance, December 31, 2004	1,829,060	3.20
Granted	456,450	1.62
Exercised	—	—
Forfeited	(68,494)	2.25
Balance, December 31, 2005	2,217,016	2.92
Granted	50,000	1.11
Exercised	—	—
Forfeited	(435,020)	4.16
Balance, December 31, 2006	1,831,996	$2.54

	Outstanding options			Exercisable options
Exercise price	Shares under option	Weighted average remaining contractual life (years)	Weighted average exercise price	Shares currently exercisable	Weighted average exercise price
1.11-1.60	296,380	8.90	$1.29	82,127	$1.32
2.10-2.90	1,357,517	7.47	2.70	1,061,762	2.71
3.20-40.00	178,099	7.90	3.40	119,066	3.50
	1,831,996	7.74	2.54	1,262,955	2.70

A summary of all activity in the 2006 Plan is as follows:

	Number of options	Weighted average exercise price
Balance, December 31, 2005	—	$—
Granted	1,517,111	1.25
Exercised	—	—
Forfeited	(281,200)	(1.30)
Balance, December 31, 2006	1,235,911	$1.24

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Years Ended December 31, 2006, 2005 and 2004

11. EMPLOYEE STOCK OPTION PLANS (continued)

	Outstanding options			Exercisable options
Exercise price	Shares under option	Weighted average remaining contractual life (years)	Weighted average exercise price	Shares currently exercisable	Weighted average exercise price
$1.30	923,411	9.3	$1.30	—	$1.30
1.08	272,500	9.7	1.08	—	1.08
1.05	15,000	9.9	1.05	—	1.05
1.10	25,000	10.0	1.10	—	1.10
	1,235,911	9.4	1.24		1.24

Summaries of option activity under both the Incentra Option Plan and the 2006 Plan as of December 31, 2006, changes during the twelve months then ended, and status of non-vested options are presented below:

	Number of options	Weighted average exercise price	Weighted average contractual life
Balance January 1, 2006	2,217,016	$2.92	8.50
Granted	1,567,111	1.25	9.38
Exercised	—	—	—
Forfeited	(716,219)	3.03	8.11
Balance December 31, 2006	3,067,908	2.02	8.43
Vested balance at December 31, 2006	1,262,955	$2.70	7.55

			Weighted average grant date fair value
Non-vested options January 1, 2006	1,379,524	$2.42	$1.82
Granted	1,567,111	1.25	1.07
Vested	(694,475)	2.55	0.76
Forfeited	(447,207)	1.68	1.09
Non-vested options at December 31, 2006	1,804,953	$1.54	$1.76

As of December 31, 2006, there was $1.9 million of total unrecognized compensation expense related to the non-vested, share-based compensation arrangements granted under the plans. That cost is expected to be recognized over a weighted-average period of 1.79 years. The total fair value of shares vested during the year ended December 31, 2006 was approximately $250,000. The intrinsic value of outstanding options was not material at December 31, 2006.

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Years Ended December 31, 2006, 2005 and 2004

11. EMPLOYEE STOCK OPTION PLANS (continued)

During the fourth quarter of 2006, we accelerated the vesting of 224,218 options issued to certain former employees of Front Porch. In addition, we modified the terms of 493,410 options issued to certain former employees of Front Porch from an exercise period of 90 days to 365 days from the date of sale of Front Porch. This acceleration and modification of terms was accounted for in accordance with SFAS 123R, resulting in additional expense of $392,543 being recorded during the fourth quarter of 2006, which is included as a reduction in the gain from the sale of discontinued operations.

The Incentra of CO Plan

Prior to the Incentra of CO acquisition, Incentra of CO adopted and administered the Incentra of CO Plan for its employees, directors, consultants and other key persons. In connection with the Incentra of CO acquisition, no additional grants will be made under this plan; however, outstanding stock options issued pursuant to this plan may be exercised for unregistered common shares. As provided in the Incentra of CO acquisition agreement, upon the exercise of any outstanding options issued under this plan, we will issue 0.3089 shares of common stock for each share of Incentra of CO common stock that would have been issuable upon the exercise of such options.

The maximum number of shares of unregistered common stock available for issuance to eligible employees, consultants, and directors of the Company under the Incentra of CO Plan pursuant to options previously granted is 215,893 at December 31, 2006. Options to purchase our unregistered common stock are exercisable at a price as determined by the board of directors at the time the options were granted. Under the terms of the Incentra of CO Plan, no incentive stock options may be exercised more than 10 years from the date of grant, or when an employee owns more than 10% of our common stock, the incentive stock options may not be exercised more than five years from the date of grant. Options generally vested over a four-year period, 25% per year, commencing on the one-year anniversary of the grant and/or the employee hire date. Unless terminated or otherwise canceled under the plan provisions, the contractual life of all such options is no greater than ten years. Upon our adoption of SFAS 123R on January 1, 2006, substantially all outstanding options under The Incentra of CO Plan were fully vested.

A summary of all activity in the Incentra of CO Plan is as follows:

	Number of options	Weighted average exercise price
Balance, January 1, 2004	229,206	$0.50
Granted	22,225	3.20
Exercised	(3,947)	3.26
Forfeited	(27,883)	2.80
Balance, December 31, 2004	219,601	0.50
Granted	—	—
Exercised	(454)	0.30
Forfeited	(2,611)	0.26
Balance, December 31, 2005	216,536	0.45
Granted	—	—
Exercised	(458)	0.32
Forfeited	(185)	1.54
Balance, December 31, 2006	215,893	$0.45

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Years Ended December 31, 2006, 2005 and 2004

11. EMPLOYEE STOCK OPTION PLANS (continued)

	Outstanding options			Exercisable options
Exercise price	Shares under option	Weighted Average remaining contractual life (years)	Weighted average exercise price	Shares currently exercisable	Weighted average exercise price
0.32	206,581	6.12	$0.32	206,581	$0.32
3.24	9,282	7.12	3.24	5,433	3.24
16.20	30	5.31	16.19	30	16.19
	215,893	6.16	0.45	212,044	0.40

12. WARRANTS

In determining the fair value of warrants granted in 2006, 2005 and 2004, we utilized the Black-Scholes valuation model with the following weighted average assumptions: dividend yield of 0%, risk free interest rate of 1.16% to 4.82%, expected volatility of 113% to 143%, and expected lives of five to seven years.

At December 31, 2006, we had the following warrants outstanding for the purchase of our common stock:

Description	Expiration Date	Number of Shares Issuable	Exercise Price
Issued to original Front Porch Shareholders	March 31, 2007	30,000	$6.50
Issued to noteholder	December 31, 2007	22,500	1.00
Issued to noteholder	May 1, 2008	10,000	1.00
Issued to noteholder	May 1, 2008	50,000	1.00
Issued in connection with debt issuance	May 13, 2011	517,850	4.80
Issued to Laurus in exchange for liquidated damages	October 25, 2011	50,000	5.00
Issued in exchange for services in financing transaction	January 10, 2008	20,274	0.003
Issued to Laurus in exchange for liquidated damages	February 17, 2012	362,500	2.60
Issued to Laurus in connection with debt issuance	June 30, 2012	400,000	2.63
Issued to Laurus in connection with debt issuance	March 31, 2026	417,857	0.001
Issued to noteholders	May 19, 2011	251,008	1.40
Issued to noteholders	June 6, 2011	319,680	1.40
Issued in connection with acquisition of allianceSoft	August 25, 2011	100,000	1.40
Total warrants outstanding		2,551,669

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Years Ended December 31, 2006, 2005 and 2004

12. WARRANTS (continued)

At December 31, 2006, we had the following warrants outstanding for the purchase of our Series A Convertible Preferred Stock:

Description	Expiration Date	Number of Shares Issuable	Exercise Price
Issued to lease holder in connection with equipment lease facility	November 20, 2010	6,954	$6.02
Issued in exchange for services in financing transaction	January 10, 2008	26,075	10.35
Total warrants outstanding		33,029

13. EMPLOYEE CONTRIBUTION PLAN

We sponsor a 401(k) Savings Plan (the “Plan”). The Plan is a defined contribution plan for all of our regular domestic employees who have attained at least 18 years of age. Employees who meet these requirements may become a participant in the Plan on the first day of the following month after meeting the eligibility requirements.

Participants may elect to make contributions ranging from 1% to 100% of their eligible compensation, subject to limitations based on provisions of the tax law. We may make a discretionary pretax matching contribution. The amount would be equal to a percentage determined annually by a Board of Directors’ resolution. To date, no matching contributions have been made.

Employee contributions are 100% vested. Contributions made by the company, when made, will be subject to the following vesting schedule: Up to one year of service, 40% vested; two years of service, 80% vested; three or more years of service, 100% vested.

14. RELATED-PARTY TRANSACTIONS

Our Chairman of the Board and Chief Executive Officer (the “CEO”) is the founder and managing partner of Equity Pier LLC (“Equity Pier”). We leased office space from Equity Pier in 2006, 2005 and 2004. Total costs incurred under the leasing arrangement and associated expenses (utilities, supplies and insurance) amounted to $208,574, $190,178 and $84,529, respectively, for the years ended December 31, 2006, 2005 and 2004. During 2004, we incurred liabilities to Equity Pier totaling $6,866 primarily related to the reimbursement of travel and business expenses incurred by the CEO and other executives.

During 2004, a former director of our company entered into a consulting agreement with us to provide consulting services in the broadcast industry. The agreement began on June 1, 2004 and expired on May 31, 2005. During 2005 and 2004, we paid the director $13,274 and $18,711, respectively, in consulting fees and expenses.

There were no amounts payable under either arrangement at December 31, 2006.

15. INCOME TAXES

The components of income or loss before income taxes for our domestic and discontinued operations for the years ended December 31, 2006, 2005 and 2004 are as follows:

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Years Ended December 31, 2006, 2005 and 2004

15. INCOME TAXES (continued)

	2006	2005	2004
Domestic	$(18,837,636)	$(13,648,811)	$(10,163,916)
Discontinued operations	16,327,807	(107,712)	125,622
Total	$(2,509,829)	$(13,756,523)	$(10,038,294)

For the years ended December 31, 2006, 2005 and 2004, we recorded income tax expense of $323,321, $469,034 and $400,000, respectively, related to discontinued opera tions. For 2006, the expense was solely related to the gain on the sale of the discontinued operations. We did not record any income tax expense related to continuing operations for 2006, 2005 or 2004.

The income tax provision of $323,321 for the year ended December 31, 2006 is classified as a current payable. For the years ended December 31, 2005 and 2004, we recorded deferred foreign income tax expense of $469,034 and $400,000, respectively, related to our French subsidiary, which is included in discontinued operations.

The reconciliation between the federal statutory tax rate and the effective tax rate on losses from continuing operations for 2006, 2005 and 2004 is as follows:

	2006	2005	2004
Expected tax benefit of federal stautory rate	(35.00)%	(35.00)%	(34.00)%
Increase (reduction) resulting from:
State taxes, net of federal benefit	(4.65)	(2.45)%	(4.33)%
Effect of permanent differences	2.05%	17.66%	10.38%
Valuation allowance and other	37.60%	19.79%	27.95%
Effective income tax rate	0.00%	0.00%	0.00%

At December 31, 2006, approximately $80.4 million of federal and $77.2 million of state operating loss carryforwards were available to offset future taxable income through the year 2026. These net operating loss carryforwards begin to expire in 2011. The Tax Reform Act of 1986 contains provisions that limit the utilization of net operating loss and tax credit carry forwards if there has been a change in ownership as described in Section 382 of the Internal Revenue Code. As a result of a private placement in 2003 and a reverse acquisition in 2004, we believe that there are substantial limitations on the utilization of our net operating loss carry forwards. We have not prepared an analysis to determine if a change of ownership occurred or the effect on the utilization of the loss and credit carryforwards.

A deferred tax liability or asset (net of a valuation allowance) is provided for in the financial statements by applying the provisions of applicable laws to measure the deferred tax consequences of temporary differences that will result in net taxable or deductible amounts in future years as a result of events recognized in the financial statements in the current or preceding years.

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Years Ended December 31, 2006, 2005 and 2004

15. INCOME TAXES (continued)

Significant components of our deferred tax assets and liabilities for federal and state income taxes consist of the following as of December 31, 2006 and 2005:

	2006	2005
Deferred tax assets:
Accrued liabilities and other	$595,719	$720,144
Allowance for bad debts	280,658	67,978
Stock-based compensation	1,067,119	215,126
Property and equipment	—	317,075
Capital loss carryforwards	6,079,122	—
Net operating loss carryforwards	32,718,443	43,369,422
Gross deferred tax assets	$40,741,061	$44,689,745
Deferred tax liabilities:
Intangible assets	$(8,181)	$(5,011,325)
Property and equipment	(96,829)	—
Unremitted earnings of French subsidiary	—	(1,357,960)
Gross deferred tax liabilities	(105,010)	(6,369,285)
Net deferred tax assets before valuation allowance	40,636,051	38,320,460
Valuation allowance	(40,636,051)	(38,320,460)
Deferred tax assets (liabilities), net	$—	$—

We have recorded a valuation allowance against the entire deferred tax asset, as we do not consider the realization of this asset to be more likely than not. The valuation allowance increased by $2,315,591 and $9,022,363, respectively, during the years ended December 31, 2006 and 2005.

No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information and representation should not be relied upon as having been authorized by us or the selling stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this Prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this Prospectus or in our affairs since the date hereof.

5,088,733 SHARES

INCENTRA SOLUTIONS, INC.

COMMON STOCK

______________

PROSPECTUS

______________

May 8, 2007

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses expected to be incurred by us in connection with the issuance and distribution of the common stock registered hereby, all of which expenses, except for the Securities and Exchange Commission registration fee, are estimates:

DESCRIPTION	AMOUNT

Securities and Exchange Commission registration fee	$164
Accounting fees and expenses	175,000	*
Legal fees and expenses	45,000	*
Miscellaneous fees and expenses	5,000	*
Total	$225,164
*	Estimated

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

In September 2006, we issued a total of 34,863 shares of unregistered common stock in lieu of cash payments of $48,808 in satisfaction of prepayment penalties related to the repayment of unsecured convertible notes with a total principal amount of $1,060,000 held by eleven holders of the convertible notes. The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that the issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and Biscayne represented to us that it was an “accredited investor,” as defined in the Securities Act.

In August 2006, as part of the consideration for the purchase of the assets of allianceSoft, Inc. (“allianceSoft”), we issued to the former owner of AllianceSoft an immediately exercisable five-year warrant to purchase, at any time on or prior to August 21, 2011, 100,000 shares of our common stock at an exercise price of $1.40 per share. The warrant was issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), on the basis that its issuance did not involve a public offering, no underwriting fees or sales commissions were paid by us in connection with such issuance and the former owner of allianceSoft represented to us that he was an “accredited investor,” as defined in the Securities Act.

In June 2006, we issued an additional 60,000 shares of unregistered common stock (for a total of 109,000 shares) to Biscayne Capital Markets, Inc. (“Biscayne”) in satisfaction of a $245,000 financing commission it earned in connection with the consummation of a $5 million financing with Laurus. The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that the issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and Biscayne represented to us that it was an “accredited investor,” as defined in the Securities Act.

In the second quarter of 2006, we entered into note purchase agreements with sixteen investors, pursuant to which we issued and sold unsecured convertible term notes in the aggregate principal amount of $2,410,000 in connection with the offering by our company of up to $4,000,000 aggregate principal amount of such convertible notes (the “2006 Bridge Note Offering”). Of this total, notes with a principal amount of $1,060,000 were repaid in September 2006. The remaining notes (with a principal amount of $1,350,000) are convertible, at the option of the purchasers, into shares our common stock at a conversion price of $1.40 per share (as adjusted for stock splits, stock dividends and the like). We also issued to the purchasers five-year warrants to purchase an aggregate of 571,363 shares of our common stock, at an exercise price $1.40 per share (as adjusted for stock splits, stock dividends and the like). The convertible notes and warrants were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that their issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and that the purchasers represented to us that they were “accredited investors”, as defined in the Securities Act.

In April 2006, in connection with our acquisition of substantially all of the assets of Incentra MW, formerly Network System Technologies, Inc. (“Incentra MW”), we issued to the sole stockholder of Incentra MW, or his designees, a promissory note in the aggregate principal amount of $1.5 million and an aggregate of 1,034,483 shares of our common stock. Such securities were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that their issuance did not involve a public offering, no underwriting fees or sales commissions were paid by us in connection with such sale and the recipient of the securities represented to us that he was an “accredited investor,” as defined in the Securities Act.

In March 2006, in connection with a private placement to Laurus Master Fund, Ltd. (“Laurus”), we issued a secured term note due May 31, 2009 in the principal amount of $1,750,000, a secured convertible term note due May 31, 2009 in the principal amount of $1,500,000 and a common stock purchase warrant entitling Laurus to purchase 417,857 shares of common stock (the “2006 Warrant”) at $.001 per share. In consideration of the issuance of such securities, Laurus paid us $3.25 million. The convertible term note is convertible into shares of our common stock at a fixed conversion price of $1.40 per share. Such notes and warrant were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that their issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and Laurus represented to us that it is an “accredited investor,” as defined in the Securities Act.

In February 2006, in connection with a non-convertible revolving credit facility from Laurus of up to $10 million (the “2006 Revolver Facility”), we issued in favor of Laurus a secured non-convertible revolving note in the principal amount of $10 million (the “2006 Note”). We entered into a security agreement and issued the 2006 Note to pay off our existing $9 million convertible revolving credit facility with Laurus (the “Existing Facility”), of which approximately $6 million was outstanding as of February 6, 2006. Prior to such date, the outstanding principal amount under the Existing Facility was potentially convertible into approximately 3.6 million shares of our common stock. In connection with the 2006 Revolver Facility, we issued to Laurus an option to purchase 1,071,428 shares of our common stock at an exercise price of $.001 per share (subject to applicable adjustments). The Option expires on February 26, 2026. The 2006 Note and Option were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that their issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and Laurus represented to us that it is an “accredited investor,” as defined in the Securities Act.

On June 30, 2005, in connection with the credit facility from Laurus described herein, we issued to Laurus a secured convertible promissory note in the amount of $9.0 million, of which the first $3.0 million of borrowings are convertible into shares of our common stock registered under the Securities Act, as amended, at a fixed conversion price of $2.05 (as adjusted for dilutive issuances, stock splits, stock dividends and the like “as adjusted”), the second $3.0 million of borrowings is convertible into shares of unregistered common stock at a fixed conversion price of $2.56; and a secured convertible note in the amount of $3.0 million, which is convertible into shares of unregistered common stock at a fixed conversion price of $2.99. The funding of the secured convertible promissory note occurred on July 5, 2005 when we advanced $6.0 million on this facility. On July 5, 2005, in connection with the closing of this transaction, we issued to Laurus the notes and warrants described above. Such issuance was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that their issuance did not involve a public offering, no underwriting fees or sales commissions were paid by us in connection with such issuance and Laurus represented to us that it was an “accredited investor,” as defined in the Securities Act.

In March 2005, we issued an aggregate of 841,934 shares of unregistered common stock to the stockholders of Incentra NW, formerly known as PWI Technologies, Inc. (“Incentra NW”), or their designees, in connection with the acquisition of all of the outstanding shares of Incentra NW. The transaction, including the type and amount of consideration paid by us, was previously reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on April 4, 2005. The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that their issuance did not involve a public offering, no underwriting fees or sales commissions were paid by us in connection with such sale and each former Incentra NW stockholder represented to us that he or she was an “accredited investor,” as defined in the Securities Act.

In February 2005, we issued an aggregate of 1,261,756 shares of unregistered common stock to the principal stockholder of Incentra of CA (“Incentra of CA”), or his designees, in connection with the acquisition of all of the outstanding shares of Incentra of CA. The transaction, including the type and amount of consideration paid by us, was previously reported in a Current Report on Form 8-K filed with the Commission on February 23, 2005. The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that their issuance did not involve a public offering, no underwriting fees or sales commissions were paid by us in connection with such sale and such stockholder represented to us that he was an “accredited investor,” as defined in the Securities Act.

In February 2005, we issued an unsecured convertible promissory note in the principal amount of $2,500,000 to the principal stockholder of Incentra of CA, in connection with the acquisition of all of the outstanding shares of Incentra of CA. The transaction, including the type and amount of consideration paid by us, was previously reported in a Current Report on Form 8-K filed with the Commission on February 23, 2005. The unsecured convertible promissory note was issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that its issuance did not involve a public offering, no underwriting fees or sales commissions were paid by us in connection with such issuance and such stockholder, the acquirer of the Note, represented to us that he was an “accredited investor,” as defined in the Securities Act.

In February 2005, in consideration of waiving certain events of default and certain of its rights under loan documents, we issued to Laurus an immediately exercisable seven-year warrant to purchase, at any time on or prior to February 17, 2012, 362,500 shares of our common stock at an exercise price of $2.60 per share. The warrant was issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that its issuance did not involve a public offering, no underwriting fees or sales commissions were paid by us in connection with such issuance and Laurus represented to us that it was an “accredited investor,” as defined in the Securities Act.

In October 2004, we issued 455 shares of common stock to a former employee pursuant to the exercise of employee stock options. The exercise price was $0.30 per unregistered share and the aggregate proceeds to us were $138. The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that such issuance did not involve a public offering and no underwriter fees or commissions were paid in connection with such issuance.

In October 2004, in consideration of waiving certain events of defaults and certain of its rights under loan documents, we agreed to issue to Laurus an immediately exercisable seven-year warrant to purchase, on or prior to October 25, 2011, 50,000 shares of our common stock at an exercise price of $5.00 per share. The warrants were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that such issuance did not involve a public offering, no underwriter fees or commissions were paid in connection with such issuance and Laurus represented to the Company that it was an “accredited investor,” as defined in the Securities Act.

In September 2004, we issued 29,365 shares of common stock to a noteholder in lieu of a cash payment in the amount of $12,500, representing accrued but unpaid interest pursuant to an 8% unsecured convertible note. The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that such issuance did not involve a public offering, no underwriter fees or commissions were paid in connection with such issuance and such noteholder acquired the convertible note and shares in a private placement to a limited number of “accredited investors,” as defined in the Securities Act.

In August 2004, we issued an aggregate of 4,745,496 shares of common stock and 2,466,971 shares of Series A Redeemable Convertible Preferred Stock to certain of the stockholders of ManagedStorage International,

Inc. (“Incentra of CO”) in connection with our acquisition of all of the outstanding shares of Incentra of CO. The transaction, including the type and amount of consideration paid by us, was previously reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission on August 20, 2004. The shares we issued in the transaction were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that such issuance did not involve a public offering, no underwriter fees or commissions were paid in connection with such issuance and such persons represented to the Company that they were “accredited investors,” as defined in the Securities Act.

In June 2004, we issued an aggregate of 52,400 shares of common stock to Michael Knaisch, the then- President of our Front Porch Digital division and our former Chief Executive Officer, and Matthew Richman, our Vice President of Corporate Development and our former Chief Financial Officer, in satisfaction of Messrs. Knaisch and Richman’s outstanding accrued 2003 bonuses. The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act on basis that the issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such issuance and Messrs. Knaisch and Richman represented to us that they were “accredited investors,” as defined in the Securities Act.

In June 2004, we issued 49,000 shares of unregistered common stock to Biscayne Capital Markets, Inc. (“Biscayne”) in satisfaction of the $245,000 financing commission it earned in connection with the consummation of a $5 million financing with Laurus. The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that the issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and Biscayne represented to us that it was an “accredited investor,” as defined in the Securities Act.

In June 2004, we issued a warrant to purchase up to 30,000 shares of unregistered common stock, at a price of $4.80, to LGH Capital, LLC (“LGH”) in satisfaction of financing commissions it earned in connection with the consummation of a $5 million financing with Laurus. The warrant was issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that the issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and LGH represented to us that it was an “accredited investor,” as defined in the Securities Act.

In May 2004, we issued a secured convertible term note in the principal amount of $5,000,000 to Laurus in connection with the consummation of a $5 million financing with Laurus. The convertible term note was convertible into shares of our common stock at a fixed conversion price of $4.80 per share. We also issued Laurus a seven-year warrant to purchase up to 443,550 shares of our common stock, at an exercise price of $4.80 per share. The convertible term note and the warrant were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that their issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and Laurus represented to us that it was an “accredited investor,” as defined in the Securities Act.

In April 2003, we issued $645,000 aggregate principal amount of 8% unsecured convertible promissory notes to a group of investors primarily consisting of existing stockholders and management. The notes were sold in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that the issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and the purchasers represented to us that they were “accredited investors,” as defined in the Securities Act.

In April 2003, $250,000 aggregate principal amount of outstanding convertible notes and all accrued interest were converted into 678,572 shares of our common stock and $250,000 principal amount of the outstanding convertible notes was exchanged for our 8% unsecured convertible promissory notes by the holders of such convertible notes. The exchange and conversion of the convertible notes were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act on the basis that neither the exchange nor the conversion involved a public offering, no underwriting fees or commissions were paid by us in connection with such exchange or conversion and the holders represented to us that they were “accredited investors,” as defined in the Securities Act.

ITEM 16. EXHIBITS

Exhibit Number	Description

2.1

Stock Purchase Agreement, dated as of March 30, 2005, by and among our company, Barry R. Andersen and Gary L. Henderson (incorporated by reference to Exhibit 10.1 filed with our Current Report on Form 8-K filed on April 1, 2005).

2.2

Stock Purchase Agreement, dated as of April 13, 2006, by and between our company and the shareholder of Network System Technologies, Inc. (incorporated by reference to Exhibit 2.1 filed with our Current Report on Form 8-K filed on April 17, 2006).

2.3

Purchase Agreement, dated as of July 31, 2006, by and between our company, Managed Storage International, Inc., FPD Acquisition Corporation and 1706045 Ontario Limited (incorporated by reference to Exhibit 2.1 filed with our Current Report on Form 8-K filed on August 3, 2006).

2.4

Stock Purchase Agreement, dated as of September 1, 2006, by and between our company and the shareholders of Tactix, Inc. (incorporated by reference to Exhibit 2.1 filed with our Current Report on Form 8-K filed on September 11, 2006).

3.1	Articles of Incorporation, dated as of April 10, 1995 (incorporated by reference to the exhibit of the same number filed with our Registration Statement on Form SB-2, filed on November 13, 1996).

3.2

Certificate of Amendment to the Articles of Incorporation, dated as of August 22, 1996 (incorporated by reference to the exhibit of the same number filed with our Registration Statement on Form SB-2, filed November 13, 1996).

3.3	Certificate of Amendment to Articles of Incorporation, dated as of March 12, 1998 (incorporated by reference to Exhibit 3.1 filed with our Current Report on Form 8-K, filed on March 27, 1998).

3.4

Certificate of Amendment to Articles of Incorporation, dated as April 12, 2000 (incorporated by reference to the exhibit of the same number filed with our Annual Report on Form 10-KSB for the period ended December 31, 2000, filed on April 2, 2001).

3.5

Certificate of Amendment to Articles of Incorporation, dated as of May 1, 2000 (incorporated by reference to Exhibit 2 filed with our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000, filed on August 15, 2000).

3.6

Certificate of Amendment to Articles of Incorporation, dated as of May 25, 2004 (incorporated by reference to the Exhibit of the same number with Amendment Number 1 to our Registration Statement on Form SB-2, filed on July 15, 2004).

3.7

Certificate of Amendment to Articles of Incorporation, dated as of October 18, 2004 (incorporated by reference to Exhibit A to the Definitive Schedule 14C Information Statement, filed on October 14, 2004).

3.8

Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of our company (incorporated by reference to Exhibit 3.2 filed with our Current Report on Form 8-K, filed on August 20, 2004).

3.9	By-Laws of the Company dated as of May 8, 1995 (incorporated by reference to the Exhibit of the same number filed with our Registration Statement on Form SB-2, filed on November 13, 1996).

Exhibit Number	Description

3.10	Certificate of Amendment to Articles of Incorporation, dated as June 9, 2005 (incorporated by reference to Exhibit 3.1 filed with our Current Report on Form 8-K, filed June 9, 2005).

5.1*	Opinion of Pryor Cashman LLP.

10.1

2000 Equity Incentive Plan, dated as of May 2, 2000 (incorporated by reference to Exhibit 10.9 filed with our Annual Report on Form 10-KSB for the period ended December 31, 2000, filed on April 2, 2001).

10.2

Registration Rights Agreement, dated as of October 10, 2000 between us and Equity Pier LLC (incorporated by reference to Exhibit 10.11 filed with our Annual Report Form 10-KSB for the period ended December 31, 2000, filed on April 2, 2001).

10.3

Registration Rights Agreement dated as of May 13, 2004, by and between our company and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.4 filed with our Quarterly Report on Form 10-QSB for the period ended March 31, 2004, filed on May 17, 2004).

10.4

Common Stock Purchase Warrant, dated May 13, 2004, issued by our company in favor of Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.5 filed with our Quarterly Report on Form 10-QSB for the period ended March 31, 2004, filed on May 17, 2004).

10.5

Registration Rights Agreement, dated as of August 18, 2004 by and among our company and the other signatory parties thereto (incorporated by reference to Exhibit 10.1 filed with our Current Report on Form 8-K filed on August 20, 2004).

10.6

Lock Up and Voting Agreement, dated as of August 18, 2004 by and among our company, Thomas P. Sweeney III, Equity Pier, LLC and the other signatory parties thereto (incorporated by reference to Exhibit 10.3 filed with our Current Report on Form 8-K filed on August 20, 2004).

10.7

Lock Up and Voting Agreement, dated as of August 18, 2004 by and among our company and the other signatory parties thereto (incorporated by reference to Exhibit 10.4 filed with our Current Report on Form 8-K filed on August 20, 2004).

10.8

Director Indemnification Agreement, dated as of August 18, 2004 by and between our company and Thomas P. Sweeney III (incorporated by reference to Exhibit 10.5 filed with our Current Report on Form 8-K filed on August 20, 2004).

10.9

Director Indemnification Agreement, dated as of August 18, 2004 by and between our company and James Wolfinger (incorporated by reference to Exhibit 10.7 filed with our Current Report on Form 8-K filed on August 20, 2004).

10.10

Director Indemnification Agreement, dated as of August 18, 2004 by and between our company and Carmen J. Scarpa (incorporated by reference to Exhibit 10.9 filed with our Current Report on Form 8-K filed on August 20, 2004).

10.11

Employment Agreement, dated as of August 18, 2004 by and between our company and Thomas P. Sweeney III (incorporated by reference to Exhibit 10.11 filed with our Current Report on Form 8-K filed on August 20, 2004).

10.12

Employment Agreement, dated as of December 21, 2004 by and between our company and Paul McKnight (incorporated by reference to Exhibit 10.11 filed with our Current Report on Form 8-K filed on December 22, 2004).

Exhibit Number	Description

10.13

Employment Agreement, dated as of December 21, 2004 by and between our company and Walter Hinton incorporated by reference to Exhibit 10.11 filed with our Current Report on Form 8-K filed on December 22, 2004).

10.14

Common Stock Purchase Warrant, dated October 25, 2004, issued by our company in favor of Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.6 filed with our Current Report on Form 8-K filed on October 29, 2004).

10.15

Office Lease, dated as of March 15, 2002, by and between W9/MTN Real Estate Limited Partnership and ManagedStorage International, Inc. (incorporated by reference to Exhibit 10.29 filed with our Annual Report on Form 10-KSB for the year ended December 31, 2004).

10.16

First Amendment to Office Lease, dated as of June 30, 2002, by and between W9/MTN Real Estate Limited Partnership and ManagedStorage International, Inc. (incorporated by reference to Exhibit 10.30 filed with our Annual Report on Form 10-KSB for the year ended December 31, 2004).

10.17

2000 Stock Option and Grant Plan of ManagedStorage International, Inc., as amended (incorporated by reference to Exhibit 10.31 filed with our Annual Report on Form 10-KSB for the year ended December 31, 2004).

10.18

Employment Agreement, dated as of February 18, 2005, by and between STAR Solutions of Delaware, Inc. and Elaine Bellock (incorporated by reference to Exhibit 10.3 filed with our Current Report on Form 8-K filed on February 23, 2005).

10.19

Consulting Agreement, dated as of February 18, 2005, by and between our company and FGBB, Inc. (incorporated by reference to Exhibit 10.4 filed with our Current Report on Form 8-K filed on February 23, 2005).

10.20

Common Stock Purchase Warrant, dated as of February 17, 2005, issued by our company to Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.11 filed with our Current Report on Form 8-K filed on February 23, 2005).

10.21

Employment Agreement, dated as of March 30, 2005, by and between PWI Technologies, Inc. and Barry R. Andersen (incorporated by reference to Exhibit 10.2 filed with our Current Report on Form 8-K filed on April 4, 2005).

10.22

Registration Rights Agreement, dated as of March 30, 2005 by and between Incentra Solutions, Inc. and MRA Systems, Inc. (d/b/a GE Access) (incorporated by reference to Exhibit 10.3 filed with our Current Report on Form 8-K filed on April 4, 2005).

10.23

Common Stock Purchase Warrant, dated as of June 30, 2005, by Incentra Solutions, Inc. in favor of Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.6 filed with our Current Report on Form 8-K filed on June 30, 2005).

10.24

Employment Agreement, effective October 17, 2005, between Incentra Solutions, Inc. and Shawn O’Grady (incorporated by reference to Exhibit 10.1 filed with our Current Report on Form 8-K filed on October 17, 2005.)

Exhibit Number	Description

10.25

Registration Rights Agreement, dated as of February 6, 2006 by and between our company and Laurus Master Fund, Ltd. (as incorporated by reference to Exhibit 10.5 filed with our Current Report on Form 8-K on February 6, 2006).

10.26

Common Stock Purchase Option, dated as of February 6, 2006, executed by our company in favor of Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.6 filed with our Current Report on Form 8-K filed on February 6, 2006).

10.27

Secured Convertible Term Note, dated as of March 31, 2006, by Incentra Solutions, Inc. in favor of Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.57 filed with our Annual Report on Form 10-KSB for the period ended December 31, 2005, filed on April 4, 2006).

10.28

Common Stock Purchase Warrant, dated as of March 31, 2006, issued by our company to Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.59 filed with our Annual Report on Form 10-KSB for the period ended December 31, 2005, filed on April 4, 2006).

10.29

Registration Rights Agreement, dated as of March 31, 2006, by and between our company and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.60 filed with our Annual Report on Form 10-KSB for the period ended December 31, 2005, filed on April 4, 2006).

10.30

Joinder Agreement, dated as of March 31, 2006, executed by PWI Technologies, Inc., Incentra Solutions of California, Inc. and Incentra Solutions International, Inc. and delivered to Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.61 filed with our Annual Report on Form 10-KSB for the period ended December 31, 2005, filed on April 4, 2006).

10.31	Promissory Note, dated April 13, 2006, by our company in favor of Joseph J. Graziano (incorporated by reference to Exhibit 10.1 filed with our Current Report on Form 8-K filed on April 17, 2006).

10.32

Registration Rights Agreement, dated as of April 13, 2006, by and between our company and Joseph J. Graziano (incorporated by reference to Exhibit 10.2 filed with our Current Report on Form 8-K filed on April 17, 2006).

10.33

Registration Rights Agreement, dated as of April 13, 2006, by and between our company and Transitional Management Consultants, Inc. (incorporated by reference to Exhibit 10.3 filed with our Current Report on Form 8-K filed on April 17, 2006).

10.34

Consulting and Subcontractor Agreement, dated as of April 13, 2006, by and between Network System Technologies, Inc. and Transitional Management Consultants, Inc. (incorporated by reference to Exhibit 10.4 filed with our Current Report on Form 8-K filed on April 17, 2006).

10.35

Lock-Up Agreement, dated as of April 13, 2006, by and between our company and Joseph J. Graziano (incorporated by reference to Exhibit 10.5 filed with our Current Report on Form 8-K filed on April 17, 2006).

10.36

Joinder Agreement, dated as of April 13, 2006, by Network System Technologies, Inc. in favor of Laurus Master Fund Ltd. (incorporated by reference to Exhibit 10.6 filed with our Current Report on Form 8-K filed on April 17, 2006).

Exhibit Number	Description

10.37	2006 Stock Option Plan of Incentra Solutions, Inc, (incorporated by reference to Exhibit 10.1 filed with our Quarterly Report on Form 10-QSB for the period ended March 31, 2006).

10.38

Note Purchase Agreement, dated as of May 19, 2006, by and among our company and the purchasers executing a joinder agreement thereto (incorporated by reference to Exhibit 10.1 filed with our Current Report on Form 8-K filed on May 23, 2006).

10.39	Form of Convertible Term Note, dated as of May 19, 2006, executed by our company (incorporated by reference to Exhibit 10.2 filed with our Current Report on Form 8-K filed on May 23, 2006).

10.40

Form of Common Stock Purchase Warrant to purchase shares of common stock, dated as of May 19, 2006 (incorporated by reference to Exhibit 10.3 filed with our Current Report on Form 8-K filed on May 23, 2006).

10.41

Registration Rights Agreement, dated as of May 19, 2006, between our company and the purchasers executing a joinder agreement thereto (incorporated by reference to Exhibit 10.4 filed with our Current Report on Form 8-K filed on May 23, 2006).

10.42	Form of Convertible Term Note (incorporated by reference to Exhibit 10.1 filed with our Current Report on Form 8-K filed on June 30, 2006).

10.43	Form of Common Stock Purchase Warrant to purchase shares of common stock (incorporated by reference to Exhibit 10.2 filed with our Current Report on Form 8-K filed on June 30, 2006).

10.44

Registration Rights Agreement, dated as of June 26, 2006, between our company, RAB American Opportunities Fund Limited, RAB Investment Funds plc and Blue Line Partners LLP (incorporated by reference to Exhibit 10.3 filed with our Current Report on Form 8-K filed on June 30, 2006).

10.45	Letter Agreement, dated July 27, 2006, between our company and Alfred Curmi (incorporated by reference to Exhibit 10.1 filed with our Current Report on Form 8-K filed on August 3, 2006).

10.46	Amendment to Letter Agreement, dated July 27, 2006, between our company and Alfred Curmi (incorporated by reference to Exhibit 10.2 filed with our Current Report on Form 8-K filed on August 3, 2006).

10.47

Employment Agreement, effective February 14, 2007, between Incentra Solutions, Inc. and Anthony DiPaolo (incorporated by reference to Exhibit 10.1 filed with our Current Report on Form 8-K filed on February 20, 2007).

10.48

Employment Agreement Extension, effective March 22, 2007, between Incentra Solutions, Inc. and Thomas P. Sweeney III (incorporated by reference to Exhibit 10.48 filed with our Annual Report on Form 10-KSB for the period ended December 31, 2006, filed on April 2, 2007).

21.1	Subsidiaries—The significant wholly-owned subsidiaries are as follows:

NAME	JURISDICTION OF ORGANIZATION
ManagedStorage International, Inc.	Colorado
Incentra Solutions International, Inc.	Delaware
Incentra Solutions of CA, Inc.	Delaware
PWI Technologies, Inc.	Washington
Network Systems Technologies, Inc.	Illinois
Tactix, Inc.	Oregon

23.1*	Consent of GHP Horwath, P.C., independent registered public accounting firm.

23.2*	Consent of Pryor Cashman LLP (included in their opinion filed as Exhibit 5.1).
______________
*	Filed herewith.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds, to believe that it met all the requirements of filing on Form S-1 and authorized this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, in Boulder, Colorado on May 8, 2007.

INCENTRA SOLUTIONS, INC.
By:	/s/ THOMAS P. SWEENEY III
Thomas P. Sweeney III
Chief Executive Officer

By:	/s/ ANTHONY DIPAOLO
Anthony DiPaolo
Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Thomas P. Sweeney III	Chairman of the Board and Chief Executive Officer (principal executive officer)	May 8, 2007
Thomas P. Sweeney III

/s/ Anthony DiPaolo	Chief Financial Officer (principal financial and accounting officer)	May 8, 2007
Anthony DiPaolo

/s/ James Wolfinger	Director	May 8, 2007
James Wolfinger

/s/ Carmen J. Scarpa	Director	May 8, 2007
Carmen J. Scarpa

/s/ Thomas G. Hudson	Director	May 8, 2007
Thomas G. Hudson

/s/ David E. Weiss	Director	May 8, 2007
David E. Weiss

/s/ Robert S. Kocol	Director	May 8, 2007
Robert S. Kocol

Exhibit Index

Exhibit Number	Description

2.1

Stock Purchase Agreement, dated as of March 30, 2005, by and among our company, Barry R. Andersen and Gary L. Henderson (incorporated by reference to Exhibit 10.1 filed with our Current Report on Form 8-K filed on April 1, 2005).

2.2

Stock Purchase Agreement, dated as of April 13, 2006, by and between our company and the shareholder of Network System Technologies, Inc. (incorporated by reference to Exhibit 2.1 filed with our Current Report on Form 8-K filed on April 17, 2006).

2.3

Purchase Agreement, dated as of July 31, 2006, by and between our company, Managed Storage International, Inc., FPD Acquisition Corporation and 1706045 Ontario Limited (incorporated by reference to Exhibit 2.1 filed with our Current Report on Form 8-K filed on August 3, 2006).

2.4

Stock Purchase Agreement, dated as of September 1, 2006, by and between our company and the shareholders of Tactix, Inc. (incorporated by reference to Exhibit 2.1 filed with our Current Report on Form 8-K filed on September 11, 2006).

3.1	Articles of Incorporation, dated as of April 10, 1995 (incorporated by reference to the exhibit of the same number filed with our Registration Statement on Form SB-2, filed on November 13, 1996).

3.2

Certificate of Amendment to the Articles of Incorporation, dated as of August 22, 1996 (incorporated by reference to the exhibit of the same number filed with our Registration Statement on Form SB-2, filed November 13, 1996).

3.3	Certificate of Amendment to Articles of Incorporation, dated as of March 12, 1998 (incorporated by reference to Exhibit 3.1 filed with our Current Report on Form 8-K, filed on March 27, 1998).

3.4

Certificate of Amendment to Articles of Incorporation, dated as April 12, 2000 (incorporated by reference to the exhibit of the same number filed with our Annual Report on Form 10-KSB for the period ended December 31, 2000, filed on April 2, 2001).

3.5

Certificate of Amendment to Articles of Incorporation, dated as of May 1, 2000 (incorporated by reference to Exhibit 2 filed with our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000, filed on August 15, 2000).

3.6

Certificate of Amendment to Articles of Incorporation, dated as of May 25, 2004 (incorporated by reference to the Exhibit of the same number with Amendment Number 1 to our Registration Statement on Form SB-2, filed on July 15, 2004).

3.7

Certificate of Amendment to Articles of Incorporation, dated as of October 18, 2004 (incorporated by reference to Exhibit A to the Definitive Schedule 14C Information Statement, filed on October 14, 2004).

3.8

Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of our company (incorporated by reference to Exhibit 3.2 filed with our Current Report on Form 8-K, filed on August 20, 2004).

3.9	By-Laws of the Company dated as of May 8, 1995 (incorporated by reference to the Exhibit of the same number filed with our Registration Statement on Form SB-2, filed on November 13, 1996).

Exhibit Number	Description

3.10	Certificate of Amendment to Articles of Incorporation, dated as June 9, 2005 (incorporated by reference to Exhibit 3.1 filed with our Current Report on Form 8-K, filed June 9, 2005).

5.1*	Opinion of Pryor Cashman LLP.

10.1

2000 Equity Incentive Plan, dated as of May 2, 2000 (incorporated by reference to Exhibit 10.9 filed with our Annual Report on Form 10-KSB for the period ended December 31, 2000, filed on April 2, 2001).

10.2

Registration Rights Agreement, dated as of October 10, 2000 between us and Equity Pier LLC (incorporated by reference to Exhibit 10.11 filed with our Annual Report Form 10-KSB for the period ended December 31, 2000, filed on April 2, 2001).

10.3

Registration Rights Agreement dated as of May 13, 2004, by and between our company and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.4 filed with our Quarterly Report on Form 10-QSB for the period ended March 31, 2004, filed on May 17, 2004).

10.4

Common Stock Purchase Warrant, dated May 13, 2004, issued by our company in favor of Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.5 filed with our Quarterly Report on Form 10-QSB for the period ended March 31, 2004, filed on May 17, 2004).

10.5

Registration Rights Agreement, dated as of August 18, 2004 by and among our company and the other signatory parties thereto (incorporated by reference to Exhibit 10.1 filed with our Current Report on Form 8-K filed on August 20, 2004).

10.6

Lock Up and Voting Agreement, dated as of August 18, 2004 by and among our company, Thomas P. Sweeney III, Equity Pier, LLC and the other signatory parties thereto (incorporated by reference to Exhibit 10.3 filed with our Current Report on Form 8-K filed on August 20, 2004).

10.7

Lock Up and Voting Agreement, dated as of August 18, 2004 by and among our company and the other signatory parties thereto (incorporated by reference to Exhibit 10.4 filed with our Current Report on Form 8-K filed on August 20, 2004).

10.8

Director Indemnification Agreement, dated as of August 18, 2004 by and between our company and Thomas P. Sweeney III (incorporated by reference to Exhibit 10.5 filed with our Current Report on Form 8-K filed on August 20, 2004).

10.9

Director Indemnification Agreement, dated as of August 18, 2004 by and between our company and James Wolfinger (incorporated by reference to Exhibit 10.7 filed with our Current Report on Form 8-K filed on August 20, 2004).

10.10

Director Indemnification Agreement, dated as of August 18, 2004 by and between our company and Carmen J. Scarpa (incorporated by reference to Exhibit 10.9 filed with our Current Report on Form 8-K filed on August 20, 2004).

10.11

Employment Agreement, dated as of August 18, 2004 by and between our company and Thomas P. Sweeney III (incorporated by reference to Exhibit 10.11 filed with our Current Report on Form 8-K filed on August 20, 2004).

10.12

Employment Agreement, dated as of December 21, 2004 by and between our company and Paul McKnight (incorporated by reference to Exhibit 10.11 filed with our Current Report on Form 8-K filed on December 22, 2004).

Exhibit Number	Description

10.13

Employment Agreement, dated as of December 21, 2004 by and between our company and Walter Hinton incorporated by reference to Exhibit 10.11 filed with our Current Report on Form 8-K filed on December 22, 2004).

10.14

Common Stock Purchase Warrant, dated October 25, 2004, issued by our company in favor of Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.6 filed with our Current Report on Form 8-K filed on October 29, 2004).

10.15

Office Lease, dated as of March 15, 2002, by and between W9/MTN Real Estate Limited Partnership and ManagedStorage International, Inc. (incorporated by reference to Exhibit 10.29 filed with our Annual Report on Form 10-KSB for the year ended December 31, 2004).

10.16

First Amendment to Office Lease, dated as of June 30, 2002, by and between W9/MTN Real Estate Limited Partnership and ManagedStorage International, Inc. (incorporated by reference to Exhibit 10.30 filed with our Annual Report on Form 10-KSB for the year ended December 31, 2004).

10.17

2000 Stock Option and Grant Plan of ManagedStorage International, Inc., as amended (incorporated by reference to Exhibit 10.31 filed with our Annual Report on Form 10-KSB for the year ended December 31, 2004).

10.18

Employment Agreement, dated as of February 18, 2005, by and between STAR Solutions of Delaware, Inc. and Elaine Bellock (incorporated by reference to Exhibit 10.3 filed with our Current Report on Form 8-K filed on February 23, 2005).

10.19

Consulting Agreement, dated as of February 18, 2005, by and between our company and FGBB, Inc. (incorporated by reference to Exhibit 10.4 filed with our Current Report on Form 8-K filed on February 23, 2005).

10.20

Common Stock Purchase Warrant, dated as of February 17, 2005, issued by our company to Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.11 filed with our Current Report on Form 8-K filed on February 23, 2005).

10.21

Employment Agreement, dated as of March 30, 2005, by and between PWI Technologies, Inc. and Barry R. Andersen (incorporated by reference to Exhibit 10.2 filed with our Current Report on Form 8-K filed on April 4, 2005).

10.22

Registration Rights Agreement, dated as of March 30, 2005 by and between Incentra Solutions, Inc. and MRA Systems, Inc. (d/b/a GE Access) (incorporated by reference to Exhibit 10.3 filed with our Current Report on Form 8-K filed on April 4, 2005).

10.23

Common Stock Purchase Warrant, dated as of June 30, 2005, by Incentra Solutions, Inc. in favor of Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.6 filed with our Current Report on Form 8-K filed on June 30, 2005).

10.24

Employment Agreement, effective October 17, 2005, between Incentra Solutions, Inc. and Shawn O’Grady (incorporated by reference to Exhibit 10.1 filed with our Current Report on Form 8-K filed on October 17, 2005.)

Exhibit Number	Description

10.25

Registration Rights Agreement, dated as of February 6, 2006 by and between our company and Laurus Master Fund, Ltd. (as incorporated by reference to Exhibit 10.5 filed with our Current Report on Form 8-K on February 6, 2006).

10.26

Common Stock Purchase Option, dated as of February 6, 2006, executed by our company in favor of Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.6 filed with our Current Report on Form 8-K filed on February 6, 2006).

10.27

Secured Convertible Term Note, dated as of March 31, 2006, by Incentra Solutions, Inc. in favor of Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.57 filed with our Annual Report on Form 10-KSB for the period ended December 31, 2005, filed on April 4, 2006).

10.28

Common Stock Purchase Warrant, dated as of March 31, 2006, issued by our company to Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.59 filed with our Annual Report on Form 10-KSB for the period ended December 31, 2005, filed on April 4, 2006).

10.29

Registration Rights Agreement, dated as of March 31, 2006, by and between our company and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.60 filed with our Annual Report on Form 10-KSB for the period ended December 31, 2005, filed on April 4, 2006).

10.30

Joinder Agreement, dated as of March 31, 2006, executed by PWI Technologies, Inc., Incentra Solutions of California, Inc. and Incentra Solutions International, Inc. and delivered to Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.61 filed with our Annual Report on Form 10-KSB for the period ended December 31, 2005, filed on April 4, 2006).

10.31	Promissory Note, dated April 13, 2006, by our company in favor of Joseph J. Graziano (incorporated by reference to Exhibit 10.1 filed with our Current Report on Form 8-K filed on April 17, 2006).

10.32

Registration Rights Agreement, dated as of April 13, 2006, by and between our company and Joseph J. Graziano (incorporated by reference to Exhibit 10.2 filed with our Current Report on Form 8-K filed on April 17, 2006).

10.33

Registration Rights Agreement, dated as of April 13, 2006, by and between our company and Transitional Management Consultants, Inc. (incorporated by reference to Exhibit 10.3 filed with our Current Report on Form 8-K filed on April 17, 2006).

10.34

Consulting and Subcontractor Agreement, dated as of April 13, 2006, by and between Network System Technologies, Inc. and Transitional Management Consultants, Inc. (incorporated by reference to Exhibit 10.4 filed with our Current Report on Form 8-K filed on April 17, 2006).

10.35

Lock-Up Agreement, dated as of April 13, 2006, by and between our company and Joseph J. Graziano (incorporated by reference to Exhibit 10.5 filed with our Current Report on Form 8-K filed on April 17, 2006).

10.36

Joinder Agreement, dated as of April 13, 2006, by Network System Technologies, Inc. in favor of Laurus Master Fund Ltd. (incorporated by reference to Exhibit 10.6 filed with our Current Report on Form 8-K filed on April 17, 2006).

Exhibit Number	Description

10.37	2006 Stock Option Plan of Incentra Solutions, Inc, (incorporated by reference to Exhibit 10.1 filed with our Quarterly Report on Form 10-QSB for the period ended March 31, 2006).

10.38

Note Purchase Agreement, dated as of May 19, 2006, by and among our company and the purchasers executing a joinder agreement thereto (incorporated by reference to Exhibit 10.1 filed with our Current Report on Form 8-K filed on May 23, 2006).

10.39	Form of Convertible Term Note, dated as of May 19, 2006, executed by our company (incorporated by reference to Exhibit 10.2 filed with our Current Report on Form 8-K filed on May 23, 2006).

10.40

Form of Common Stock Purchase Warrant to purchase shares of common stock, dated as of May 19, 2006 (incorporated by reference to Exhibit 10.3 filed with our Current Report on Form 8-K filed on May 23, 2006).

10.41

Registration Rights Agreement, dated as of May 19, 2006, between our company and the purchasers executing a joinder agreement thereto (incorporated by reference to Exhibit 10.4 filed with our Current Report on Form 8-K filed on May 23, 2006).

10.42	Form of Convertible Term Note (incorporated by reference to Exhibit 10.1 filed with our Current Report on Form 8-K filed on June 30, 2006).

10.43	Form of Common Stock Purchase Warrant to purchase shares of common stock (incorporated by reference to Exhibit 10.2 filed with our Current Report on Form 8-K filed on June 30, 2006).

10.44

Registration Rights Agreement, dated as of June 26, 2006, between our company, RAB American Opportunities Fund Limited, RAB Investment Funds plc and Blue Line Partners LLP (incorporated by reference to Exhibit 10.3 filed with our Current Report on Form 8-K filed on June 30, 2006).

10.45	Letter Agreement, dated July 27, 2006, between our company and Alfred Curmi (incorporated by reference to Exhibit 10.1 filed with our Current Report on Form 8-K filed on August 3, 2006).

10.46	Amendment to Letter Agreement, dated July 27, 2006, between our company and Alfred Curmi (incorporated by reference to Exhibit 10.2 filed with our Current Report on Form 8-K filed on August 3, 2006).

10.47

Employment Agreement, effective February 14, 2007, between Incentra Solutions, Inc. and Anthony DiPaolo (incorporated by reference to Exhibit 10.1 filed with our Current Report on Form 8-K filed on February 20, 2007).

10.48

Employment Agreement Extension, effective March 22, 2007, between Incentra Solutions, Inc. and Thomas P. Sweeney III (incorporated by reference to Exhibit 10.48 filed with our Annual Report on Form 10-KSB for the period ended December 31, 2006, filed on April 2, 2007).

21.1	Subsidiaries—The significant wholly-owned subsidiaries are as follows:

NAME	JURISDICTION OF ORGANIZATION
ManagedStorage International, Inc.	Colorado
Incentra Solutions International, Inc.	Delaware
Incentra Solutions of CA, Inc.	Delaware
PWI Technologies, Inc.	Washington
Network Systems Technologies, Inc.	Illinois
Tactix, Inc.	Oregon

23.1*	Consent of GHP Horwath, P.C., independent registered public accounting firm.
23.2*	Consent of Pryor Cashman LLP (included in their opinion filed as Exhibit 5.1).
______________
*	Filed herewith.